As filed with the Securities and Exchange Commission on February 28 , 2013
Registration No. 333-175119
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.  3 TO
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SINGLE TOUCH SYSTEMS INC.
(Exact name of Registrant as specified in its charter)

Delaware	7389	13-4122844
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Town Square Place, Suite 204
Jersey City, NJ 07310
(201) 275-0555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James L. Orsini
Chief Executive Officer
Single Touch Systems Inc.
100 Town Square Place, Suite 204
Jersey City, NJ 07310
(201) 275-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Hayden Trubitt, Esq.
Stradling Yocca Carlson & Rauth
4365 Executive Drive, Suite 1500
San Diego, California 92121
(858) 926-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

i

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The registrant hereby amends this post-effective amendment to the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a) may determine.

EXPLANATORY NOTE

On June 24, 2011, Single Touch Systems Inc. filed a registration statement with the Securities and Exchange Commission on Form S-1 (Registration No. 333-175119). We filed a pre-effective amendment on July 7, 2011 and the Commission declared the registration statement, as so amended, effective on July 18, 2011. On March 27, 2011 we filed post-effective amendment No. 1, and the Commission declared the registration statement, as so amended, effective on April 2, 2012. On February 6, 2013 we filed Post-Effective Amendment No. 2. This Post-Effective Amendment No. 3 contains an updated prospectus.

All filing fees payable in connection with the registration of the shares registered by the registration statement were paid by the registrant at the time of the initial filing of the registration statement. No additional shares are registered hereby.

Subject to Completion, Dated February 28, 2013

PROSPECTUS

SINGLE TOUCH SYSTEMS INC.

INITIALLY REGISTERED FOR RESALE: 12,180,642 Shares

STILL AVAILABLE FOR RESALE: 11,180,642 Shares
(8,407,007 Currently-Outstanding Shares and 2,773,635 Shares Underlying Warrants)

Common Stock

This prospectus relates to an aggregate of up to 12,180,642 shares of our common stock which may be resold from time to time by the selling stockholders identified in this prospectus. The selling stockholders may sell common stock from time to time in the open market (at the prevailing market price) or in negotiated transactions. Of the 12,180,642 total shares, 8,407,007 shares and 3,773,635 shares underling warrants were outstanding on July 18, 2011, the date of the original prospectus. On the date of this updated Prospectus, 8,407,007 outstanding shares, and 2,773,635 shares underlying outstanding warrants, remained available for resale under the registration statement. See the section in this prospectus entitled “Plan of Distribution” for additional information on how the selling stockholders may conduct sales of our common stock.

We have several outstanding and pending registration statements for the resale of our common stock by various selling stockholders, as summarized in the following table:

Registration Statement Number		Shares of Outstanding Common Stock Originally Registered for Resale (1)	Shares of Common Stock Underlying Outstanding Warrants or Convertible Notes, Originally Registered for Resale (1)	Total Shares Originally Registered for Resale (1)	Shares of Outstanding Common Stock Remaining Registered for Resale (2)	Shares of Common Stock Underlying Outstanding Warrants or Convertible Notes Remaining Registered for Resale (2)	Total Shares Remaining Registered For Resale (2)
333-170593		7,255,000	0	7,255,000	7,255,000	0	7,255,000
333-175119		8,407,007	3,773,635	12,180,642	8,407,007	2,773,635	11,180,642
333-172844		203,119	3,075,000	3,278,119	250,000	1,975,000	2,225,000
333-186483	(3)	220,000	20,220,000	20,440,000	380,000	20,060,000	20,440,000
333-186490	(4)	0	5,750,000	5,750,000	0	5,750,000	5,750,000
Total		16,085,126	32,818,635	48,903,761	16,292,007	30,558,635	46,850,642

(1)	“Originally” refers to the original effective date of the indicated registration statement.
(2)	“Remaining” refers to the shares remaining available for resale under the indicated registration statement as of the date of this updated prospectus.
(3)
This registration statement has been filed with the Securities and Exchange Commission but as of the date of this updated prospectus has not been declared effective by the Securities and Exchange Commission.

(4)
Of these shares, 3,395,907 are currently outstanding in the hands of the individual who has granted a private call option to the indicated selling stockholder.  Such individual has the right to acquire, from us, the additional 2,354,093 shares subject to such private call option.

Registration statement nos. 333-172844 and 333-186490 are for the resale of shares by the same selling stockholder.

You should read this prospectus and any prospectus supplement carefully before you invest. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is traded on the OTC Bulletin Board under the symbol “SITO”. On February 1, 2012, the reported closing sale price of our common stock was $0.92 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for certain risks you should consider before purchasing any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2013

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of Single Touch Systems Inc. that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements.” These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language

v

such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects,” “future” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption “Risk Factors” beginning on page 3 of this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled “Caution Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related hereto, before deciding to purchase shares of our common stock.

Single Touch Systems Inc. is an innovative mobile media solutions provider serving retailers, advertisers and brands. Through patented technologies and a modular, adaptable platform, our multi-channel messaging gateway enables marketers to reach consumers on all types of connected devices, with information that engages interest, drives transactions and strengthens relationships and loyalty.

Our solution is designed to drive return on investment for high-volume clients and/or customized branded advertisers. Our platform and tools are designed to enable large brands or anyone with substantial reach to utilize the mobile device as a new means to communicate. Communication might be in the form of a reminder message, a coupon, an advertisement or a voice call. Regardless of the form, our platform can drive value and cost savings for companies large and small, and we provide the ability to drive contextually relevant advertising messages to the right audience.

We have expanded our relationship with AT&T Services, Inc., through which we retain 11 client relationships representing nearly all of our reported revenue in the fiscal years ended in 2011 and 2012. The bulk of that revenue comes from notifications sent on behalf of 4 separate Walmart corporate programs. These programs and related services continue to develop nationwide, and we continue to experience increasing activity in these programs that have caused our AT&T revenues to grow.

For a more complete description of our business, please see “Business,” beginning on page 13.

All of the shares covered by this prospectus are being offered for resale by the selling stockholders named in this prospectus. We will not receive any proceeds from any sale of the shares.

An investment in our common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Corporate information

Our principal executive offices are located at 100 Town Square Place, Suite 204, Jersey City, NJ 07310 and our telephone number is (201) 275-0555. Our website is www.singletouch.net. The contents of our website are not incorporated by reference into this prospectus.

Summary of the Offering

Shares of common stock offered by us	None.

Shares of common stock offered by the Selling Stockholders	12,180,642 shares , of which a total of 11,180,642 remain available for resale under the registration statement as of the date of this updated prospectus.

Use of proceeds
We will not receive any proceeds from the sale of common stock covered by this prospectus. If the warrants overlying certain of such shares of common stock are exercised for cash, we would receive such exercise-price cash proceeds.

Risk Factors
An investment in our common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the selling stockholders in the manner described under “Plan of Distribution.”

OTC Bulletin Board Symbol	“SITO”

RISK FACTORS

Your investment in our common stock involves a high degree of risk.  You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock.  If any of the following risks actually occur, our business, financial condition and operating results could be harmed.  As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

RISKS RELATED TO OUR BUSINESS

We currently rely on brand owners, and especially Walmart, to use our programs to satisfy their communication needs and thereby to generate our revenues from wireless carriers indirectly.  The loss of or a change in any of these significant relationships could materially reduce our revenues.

Both our present and our future depend heavily on our relationship with Walmart.  We must retain our current business there and expand the relationship into augmented programs, both for its own sake and as a reference point for possible similar business with other retailers and brand owners.  Our relationship with Walmart is subject to risk based on factors such as performance, reliability, pricing, competition, alternate technological solutions and changes in interpersonal relationships.

Our marketing and sales efforts are significantly impacted by our relationship with AT&T. We have direct to user marketing efforts but currently our primary revenue growth has been through our cooperative marketing with AT&T.

We have had and continue to develop our relationship with AT&T as exemplified by the relations we have with their client Walmart. We have cultivated and intend to work to continue to develop new products and relations with AT&T clients through coordinated marketing efforts with AT&T. This relationship has been beneficial but can be limiting as related to our independent marketing efforts as we believe we need to be careful to not conflict with the business interests of AT&T or its major clients. Should AT&T choose to promote another vendor’s products and services over our own, our current and future business could be negatively impacted. In addition, AT&T has significant influence over the pricing for many of its suppliers, including us.  We work cooperatively with AT&T to provide competitive pricing to the end users but AT&T ultimately has the final contracting authority with their clients who benefit from our products and services.

We have a history of losses.  Excluding extraordinary non-cash items, we have never been profitable.

Our operations have not been profitable on a GAAP, cash flow, or Adjusted EBITDA basis.  We will be unable to achieve profitability unless we experience substantial revenue growth.  We may never be able to achieve or maintain profitability.

We may not be able to effectively protect or monetize our patents.

We own a portfolio of patents related to mobile search, commerce, advertising and streaming media, which to date we have not monetized other than by using some of them in the course of our own operations.  To monetize some or all of them by sale would require access to potential buyers, which may be difficult for a smaller company such as us to obtain, and would also require completion of a buyer’s due diligence investigation into the strength of the patents, demonstration to the buyer that owning such patents would have defensive or offensive value to it, and negotiation of the price and other terms of transaction documents.

To monetize some or all of the patents by licensing would require similar steps.  In addition, we may not be able to monetize our patents as against companies who use our patented inventions unless they respect our ability to enforce our patents against them if they were not to agree to licenses.

We are currently suing Zoove Corporation for patent infringement, but to continue to prosecute the Zoove action, and/or additional patent infringement actions, would require us to incur substantial legal fees and costs.  The outcome of litigation is never certain, and the amount of damages that might be awarded to us under any judgment is also uncertain; and even if a judgment is obtained it would be subject to appeal and to the uncertainties of collection.

In addition, companies whose actual or planned activities are blocked by our patents could attempt to develop technological work-arounds in order to avoid compensating us.

There can be no assurance that we will be able to effectively protect or monetize our patents, or that we will be able to obtain a return equal to the fair intrinsic value of the patents.  The effort to obtain monetization could entail significant expenses and also opportunity costs, as our executive Chairman Anthony Macaluso devotes a substantial portion of his business efforts to our protection and monetization program.

We currently rely on wireless carriers, and especially AT&T, to market and distribute our products and services and to generate our revenues.  The loss of or a change in any of these significant carrier relationships could cause us to lose access to their subscribers and thus materially reduce our revenues.

Our future success is highly dependent upon maintaining successful relationships with wireless carriers.  A significant portion of our revenue has always been derived from a very limited number of carriers, and currently nearly all of our revenues are paid to us through AT&T Services, Inc.  We expect that we will continue to generate a substantial majority of our revenues through distribution relationships with a limited number of carriers for the foreseeable future.  Our failure to maintain our relationships with these carriers would materially reduce our revenues and thus harm our business, operating results and financial condition.

Typically, carrier agreements have a term of one or two years with automatic renewal provisions upon expiration of the initial term, absent a contrary notice from either party.  In addition, some carrier agreements, including our key agreement with AT&T Services, Inc., provide that the carrier can terminate the agreement early and, in some instances, at any time without cause, which could give them the ability to renegotiate economic or other terms.

Many factors outside our control could impair our ability to generate revenues through a given carrier, including the following:

●	the carrier’s preference for our competitors’ products and services rather than ours;
●	the carrier’s decision to discontinue the sale of some or all of our products and services;
●	the carrier’s decision to offer similar products and services to its subscribers without charge or at reduced prices;
●	the carrier’s decision to restrict or alter subscription or other terms for downloading our products and services;
●	a failure of the carrier’s merchandising, provisioning or billing systems;
●	the carrier’s decision to offer its own competing products and services;
●	the carrier’s decision to transition to different platforms and revenue models; and
●	consolidation among carriers.

If any of our carriers decides not to market or distribute our products and services or decides to terminate, not renew or modify the terms of its agreement with us or if there is consolidation among carriers generally, we may be unable to replace the affected agreement with acceptable alternatives, causing us to lose access to that carrier’s subscribers and the revenues they afford us, which could materially harm our business, operating results and financial condition.

We may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We may need to raise additional capital in the future, which may not be available on reasonable terms or at all.  Our present cash flow from operations is insufficient to achieve our business plan.  We may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

●	pursuing growth opportunities, including more rapid expansion;
●	protecting our intellectual property from infringement;
●	acquiring complementary businesses;
●	making capital improvements to improve our infrastructure;
●	hiring and/or incentivizing qualified management and key employees;
●	developing new services, programming or products;
●	responding to competitive pressures; and
●	maintaining compliance with applicable laws.

As a result of the recent economic recession, and the continuing economic uncertainty, it has been difficult for companies, particularly smaller ones, to obtain equity or debt financing.

Any additional capital raised through the sale of equity or equity-backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities.  The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Debt securities, on the other hand, are senior to common stock, might contain onerous restrictive covenants, and must be repaid when they mature; and if we do not profitably use the money raised, we may not have enough cash on hand to repay the debt upon maturity without impairing our operations.

If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our services, or grant licenses on terms that are not favorable to us.

Furthermore, any additional debt or equity or other financing that we may need may not be available on terms favorable to us, or at all.  If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our reported financial results.

We may not be able to manage our growth effectively.

Our strategy envisions growing our business.  There can be no assurance that such growth will occur, either to the extent our strategy envisions or at all.  Even if we do grow, if we fail to manage our growth effectively our financial results could be adversely affected.  Growth may place a strain on our management systems and resources.  We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources.  As we grow, we must continue to hire, train, supervise and manage new employees.  We cannot assure you that we will be able to:

●	meet our capital needs;
●	implement, improve and expand our operational, financial, management information, risk management and other systems effectively or efficiently or in a timely manner;
●	allocate our human resources optimally;
●	identify, hire, train, motivate and retain qualified managers and employees;

●	develop the management skills of our managers and supervisors; or
●	evolve a corporate culture that is conducive to success.

If we are unable to manage our growth and our operations our financial results could be adversely affected.

If we fail to maintain an effective system of internal control over financial reporting and other business practices, and of Board-level oversight, we may not be able to report our financial results accurately or prevent and detect fraud and other improprieties.  Consequently, investors could lose confidence in our financial reporting, and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and to prevent and detect fraud and other improprieties.  We are responsible to review and assess our internal controls and implement additional controls when improvement is needed.  Failure to implement any required changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information.  Any such loss of confidence would have a negative effect on the market price of our stock.

Because we are relatively small, our internal control procedures may not be fully mature. We have limited internal personnel to implement procedures and must scale our procedures to be compatible with our resources. We also rely on outside professionals including accountants and attorneys to support our control procedures.

Also, and in any event, Sarbanes-Oxley Act requirements regarding internal control over financial reporting, and other internal controls over business practices, are costly to implement and maintain, and such costs are relatively more burdensome for smaller companies such as us than for larger companies.

Until fiscal 2012 we did not have an Audit Committee, a Compensation Committee or a Governance and Nominating Committee, composed of independent directors.  Accordingly, these Committees’ oversight procedures and issues familiarity may not yet be fully mature.

We have undergone a management transition and have two centers of management authority.

Until May 16, 2011, Anthony Macaluso served as our Chief Executive Officer, President and Chief Financial Officer.  On that date, James Orsini started his employment with us and took on those titles, with Anthony Macaluso remaining employed as our executive Chairman and serving as our Chief Innovation Officer.  On September 26, 2011 we employed John Quinn as our Chief Financial Officer.  We have also recruited and hired other senior staff.  We have moved our executive headquarters from Encinitas, California, to Jersey City, New Jersey, although Mr. Macaluso remains based in California.  Such a management transition subjects us to a number of risks, including risks pertaining to coordination of responsibilities and tasks, creation of new management systems and processes, differences in management style, effects on corporate culture, and the need for transfer of historical knowledge.  In addition, because both Mr. Macaluso and Mr. Orsini have substantial authority in our affairs, our operations will be adversely affected if they do not work together harmoniously, do not efficiently allocate responsibilities between themselves, or do not implement and abide by effective controls.

Our management ranks are thin, and losing or failing to add key personnel could adversely affect our business.

Our future performance depends substantially on the continued service of our senior management and other key personnel, including personnel which we need to hire.  In particular, our success depends upon the continued efforts of our management personnel, Anthony Macaluso, our executive Chairman and Chief Innovation Officer; James Orsini, our President and Chief Executive Officer; John Quinn, our Chief Financial Officer, and other members of the senior management team.  We need to identify and hire additional senior managers to perform key tasks and roles.  We do not have key man life insurance on any of our personnel.

Lack of remaining available authorized common stock may hamper our ability to meet future corporate needs.

We have a small amount of remaining authorized common stock. Of our 200,000,000 authorized shares of common stock, as of December 31, 2012 there were 132,472,392 shares outstanding, 55,462,675 shares reserved for issuance upon exercise of outstanding stock options and warrants, and 9,960,000 shares reserved for issuance upon conversion of outstanding convertible debt.  Because we cannot issue or commit common shares that would exceed the authorized 200,000,000-share threshold, we may be limited in our ability to, among other things, raise cash by selling equity or equity-linked securities, use common stock as currency for acquisitions, use common stock or stock options to recruit new officers and employees and incentivize and compensate new and existing officers and employees, and use common stock or stock options to resolve claims.  Even when stock options and warrants expire or convertible debt is repaid, we expect to continue issue new shares, options, warrants or convertible debt in the ordinary course of business. As a result, we expect to continue to have limited available shares until such time as we are able to increase our authorized share limit or significantly reduce the number of outstanding shares through a reverse split or some other appropriate action.  We cannot increase the 200,000,000-share limit except by amending our certificate of incorporation, which would require approval by holders of a majority of our outstanding shares.  There is no assurance that such stockholders approval could be obtained.

We are subject to competition.  And, if technological conditions change, our competitors may be better able to react than we are.

We have many actual and potential competitors, many of whom may have more financial, personnel, intellectual property, development and/or reputational resources than we do.  If we and our business do not grow larger, we will not be able to enjoy the brand power and economies of scale that many of our competitors do.  In addition, it is likely that our industry will be subject to rapid and profound technological changes.  Our competitors may have more ability to react to such changes than we do.

We may be unable to develop and introduce in a timely way new products or services.

The planned timing and introduction of new products and services are subject to risks and uncertainties.  Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new products and services, which could result in a loss of, or delay in, revenues.

We may experience unexpected expenses or delays in service enhancements if we are unable to license third-party technology on commercially reasonable terms.

We rely, to an extent, on technology that we license from third parties, and may find a need to license additional technology in the future.  These third-party technology licenses might not continue to be available to us on commercially reasonable terms or at all.  If we are unable to obtain or maintain these licenses on favorable terms, or at all, we could experience delays in completing and developing our products and services.

We may not be able to adequately safeguard our intellectual property rights from unauthorized use, and we may become subject to claims that we infringe on others’ intellectual property rights.

We rely on a combination of patents, trade secrets, copyrights, trademarks, and other intellectual property laws, nondisclosure agreements and other arrangements with employees, actual and prospective customers and actual or prospective capital providers and their agents and advisors, and other protective measures to preserve our proprietary rights.  These measures afford only limited protection and may not preclude competitors from developing products or services similar or superior to ours.  Moreover, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

Although we implement protective measures and intend to defend our proprietary rights, these efforts may not be successful.  From time to time, we may litigate within the United States or abroad to enforce our issued or licensed patents, to protect our trade secrets and know-how or to determine the enforceability, scope and validity of our proprietary rights and the proprietary rights of others.  Enforcing or defending our proprietary rights can involve complex factual and legal questions and could be expensive, would require management’s attention and might not bring us timely or effective relief.

Furthermore, third parties may assert that our products or processes infringe their intellectual property rights.  Although there are no pending or threatened intellectual property lawsuits against us, we may face litigation or infringement claims in the future.  Infringement claims could result in substantial judgments, and could result in substantial costs and diversion of our resources even if we ultimately prevail.  A third party claiming infringement may also obtain an injunction or other equitable relief, which could effectively block our use of allegedly infringing items.  Although we may seek licenses from third parties covering intellectual property that we are allegedly infringing, we may not be able to obtain any such licenses on acceptable terms and conditions, if at all.

Applicable rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may be burdensome to us and/or make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of the rules and regulations that govern publicly-held companies.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by national securities exchanges.  (Our securities are not currently listed on any national securities exchange.)  The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters.  We may have difficulty attracting and retaining directors with the requisite qualifications.  If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our common stock on any national securities exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

We have a history of related-party transactions.

Throughout our history we have engaged in related-party transactions with our directors and officers, including our executive Chairman Anthony Macaluso. In all related-party transactions, there is a risk that even if the Company personnel on the other side of the table from the related party are striving to ensure that the terms of the transaction are arms-length, the related party’s influence may be such that the transaction terms could be viewed as favorable to that related-party. We established committees comprised of independent directors in our most recent fiscal year to review proposed related-party transactions, but even such committees and procedures may be susceptible to the influences inherent to these types of transactions. Our financial statements and other disclosure in this prospectus provide specific information about our prior related-party transactions. We may engage in additional related-party transactions in the future.

RISKS RELATED TO OUR INDUSTRY

Demand for the services we provide is not yet well established.

Brand owners who are potential users of the services we provide must weigh their decisions in the light of limited budgets for marketing and notification, the inertia of dealing with well established providers of well established traditional modalities for marketing and notification, lack of experience with services such as ours and the perception (whether or not well founded) of technological risk and not-fully-demonstrated cost-effectiveness of our services.  There are indications that the market among major brand owners for services such as ours may be in an early stage of development.

System or network failures could reduce our sales, increase costs or result in a loss of end users of our products and services.

Any failure of, or technical problem with, carriers’, third parties’ or billing systems, delivery or information systems, or communications networks could result in the inability of end users to receive communications or download our products, prevent the completion of a billing transaction, or interfere with access to some aspects of our products.  If any of these systems fails or if there is an interruption in the supply of power, an earthquake, superstorm, fire, flood or other natural disaster, or an act of war or terrorism, end users might be unable to access our offerings.  For example, from time to time, our carriers have experienced failures with their billing and delivery systems and communication networks, including gateway failures that reduced the provisioning capacity of their branded e-commerce system.  Any failure of, or technical problem with, the carriers’, other third parties’ or our systems could cause us to lose end users or revenues or incur substantial repair costs and distract management from operating our business, or persuade retailers or brand owners that solutions utilizing our programs are not sufficiently reliable.  This, in turn, could harm our business, operating results and financial condition.

Our business depends on the growth and maintenance of wireless communications infrastructure.

Our success will depend on the continued growth and maintenance of wireless communications infrastructure in the United States and internationally.  This includes deployment and maintenance of reliable next-generation digital networks with the speed, data capacity and security necessary to provide reliable wireless communications services.  We have no control over this.

RISKS RELATED TO OUR COMMON STOCK

Our common stock is not traded on any national securities exchange.

Our common stock is currently quoted on the OTC Bulletin Board, which may increase price quotation volatility and could limit the liquidity of the common stock, all of which may adversely affect the market price of the common stock and our ability to raise additional capital.

Trading in our stock has been modest, so investors may not be able to sell as much stock as they want at prevailing prices.  Moreover, modest volume can increase stock price volatility.

The average daily trading volume in our common stock for the twelve-month period ended September 30, 2012 was approximately 61,000 shares.  If modest trading in our stock continues, it may be difficult for investors to sell or buy substantial quantities of shares in the public market at any given time at prevailing prices.  Moreover, the market price for shares of our common stock may be made more volatile because of the relatively low volume of trading in our common stock.  When trading volume is low, significant price movement can be caused by the trading in a relatively small number of shares.

Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of the common stock which may affect the trading price of the common stock.

Our common stock is currently quoted on the OTC Bulletin Board, and trades below $5.00 per share, and we have less than $2,000,000 of net tangible assets; therefore, the common stock is currently considered a “penny stock” and so is subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded.  These regulations require the delivery, before any transaction involving a penny stock, of a disclosure explaining the penny stock market and the associated risks; and certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction before sale.  In addition, margin regulations prevent low-priced stocks such as ours from being used as collateral for brokers’ margin loans to investors.  These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in our common stock.  In addition, many institutional investors, as a matter of policy, do not invest in stocks which are not traded on a national securities exchange and/or which trade for less than $5.00 per share (or some lower price point).

Securities analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on its market price.

Common stock prices are often significantly influenced by the research and reports that securities analysts publish about companies and their business.  We do not have any control over these analysts.  There is no guarantee that securities analysts will cover our common stock.  If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price.  If we are covered by securities analysts and our stock is downgraded, our stock price will likely decline.  If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we can lose visibility in the financial markets, which can cause our stock price or trading volume to decline.

The price of our common stock has been and may continue to be volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock has been and is likely to continue to be volatile and could fluctuate in response to factors such as:

●	actual or anticipated monetizations of our patents;
●	actual or anticipated variations in our operating results (including whether we have achieved our key business targets and/or earnings estimates) and prospects;
●	announcements of technological innovations by us or our competitors;
●	announcements by us or our competitors of significant acquisitions, business wins, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	introduction of new services by us or our competitors;
●	sales of our common stock or other securities in the open market (particularly if overall trading volume is not high);
●	general market conditions and broader political and economic conditions; and
●	other events or factors, many of which are beyond our control.

The stock market has experienced significant price and volume fluctuations, which have often been unrelated to the operating performance of companies, and in particular the market prices of stock in smaller companies and technology companies have been highly volatile.  The market price of our common stock at any particular time may not remain the market price in the future.  In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against that company.  Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not expect any cash dividends to be paid on our common stock in the foreseeable future.

We have never declared or paid a cash dividend on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future.  We expect to use any future earnings, as well as any capital that may be raised in the future, to fund business growth.  Consequently, a stockholder’s only opportunity to achieve a return on investment would be for the price of our common stock to appreciate and that stockholder to sell his or her shares at a profit.  We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

We have aggressively issued common stock and other equity-based securities in support of our business objectives and initiatives.  In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.  We are currently authorized to issue an aggregate of 205,000,000 shares of capital stock consisting of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock with preferences and rights to be determined by our Board of Directors.  As of December 31, 2012, there were 132,472,392 shares outstanding, 55,462,675 shares reserved for issuance upon exercise of outstanding stock options and warrants, and 9,960,000 shares reserved for issuance upon conversion of outstanding convertible debt. The holders of such options, warrants, and convertible securities can be expected to exercise (convert) them at a time when our common stock is trading at a price higher than the exercise (conversion) price of these outstanding options, warrants, and convertible securities.  If these options or warrants to purchase our common stock are exercised, convertible debt is converted or other equity interests are granted under our 2008, 2009 or 2010 stock plans, or under other plans or agreements adopted in the future, such equity interests will have a dilutive effect on your ownership of common stock.  We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  Such securities may be issued at below-market prices or, in any event, prices that are significantly lower than the price at which you may have paid for your shares.  The future issuance of any such securities may create downward pressure on, or dampen any upward trend in, the trading price of our common stock.

We are controlled by our executive Chairman/major stockholder Anthony Macaluso.

Anthony Macaluso, our executive Chairman, beneficially owns approximately 21.6% of our outstanding common stock, on a Rule 13d-3 basis, as of December 21, 2012.  Such concentrated control of the Company may adversely affect the price of our common stock.  Because of his high percentage of beneficial ownership, and his positions as an officer and director, Mr. Macaluso may be able to control matters requiring the vote of stockholders, including the election of our Board of Directors and certain other significant corporate actions.  This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our other stockholders and us.  This control could adversely affect the voting and other rights of our stockholders and could depress the market price of our common stock.  Actions which Mr. Macaluso determines to be in his best interest might not be in your (or even our) best interest.  If you acquire common stock, you may have no effective voice in the management of the Company.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and/or effect changes in control.  The provisions of our charter documents include:

●	the inability of stockholders to call special meetings of stockholders;
●	the ability of our board of directors to amend our bylaws without stockholder approval; and
●
the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our board of directors may determine.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law.  In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203.  These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.  We think Section 203 does not currently apply to us, but in the future it might apply to us.

Even though we are not a California corporation, our common stock could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law, or CGCL, non-listed corporations not organized under California law may still be subject to a number of key provisions of the CGCL.  This determination is based on whether the corporation has specific significant business contacts with California and if more than 50% of its voting securities are held of record by persons having addresses in California.  Under Section 2115, we could be subject to certain provisions of the CGCL.  Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters’ rights, and inspection of corporate records.  We have not determined whether or not we are, or will be, subject to such CGCL requirements.

USE OF PROCEEDS

We will not receive any proceeds from the sales, if any, of the common stock covered by this prospectus. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. See “Selling Stockholder” and “Plan of Distribution” described below. If the warrants overlying certain of such shares are exercised for cash, we would receive such exercise-price cash proceeds, which we would intend to use for general working capital purposes.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “SITO”. The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices per share of our common stock. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The Closing Sale price of our common stock on January 28, 2013 was $0.92.

Quarter Ended	High	Low

December 31, 2012	0.65	0.25
September 30, 2012	0.34	0.17
June 30, 2012	0.31	0.19
March 31, 2012	0.37	0.23
December 31, 2011	0.33	0.20
September 30, 2011	0.56	0.26
June 30, 2011	0.75	0.45
March 31, 2011	0.83	0.49
December 31, 2010	1.05	0.73

Holders

As of December 31, 2012, there were approximately 244 record holders of our common stock. This does not include the holders of approximately 82 un-exchanged stock certificates or the additional holders of our common stock who held their shares in street name as of that date.

Dividends

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future but rather intend to retain future earnings, if any, for reinvestment in our future business. Any future determination to pay cash dividends will be in compliance with our contractual obligations and otherwise at the discretion of the board of directors and based upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

BUSINESS
General

Single Touch Systems Inc. is an innovative mobile media solutions provider serving retailers, advertisers and brands. Through patented technologies and a modular, adaptable platform, our multi-channel messaging gateway enables marketers to reach consumers on all types of connected devices, with information that engages interest, drives transactions and strengthens relationships and loyalty.

Our solution is designed to drive return on investment for high-volume clients and/or customized branded advertisers. Our platform and tools are designed to enable large brands or anyone with substantial reach to utilize the mobile device as a new means to communicate. Communication might be in the form of a reminder message in voice or Short Message Service (SMS), an abbreviated dial code or a coupon, promotion, or an advertisement. Regardless of the form, our platform can drive value and cost savings for companies large and small and the ability to drive contextually relevant advertising messages to the right audience.

We maintain a website located at http://www.singletouch.net, and electronic copies of our periodic or other reports and any amendments to those reports, are available, free of charge, under the “Company” link on our website as soon as practicable after such material is filed with, or furnished to, the SEC.

Background of Industry Growth and Potential

Across the globe, the mobile channel is growing fast. People in every country are buying more and more advanced mobile devices, and business and consumers alike are using mobile phones for everyday activities like checking the weather, taking advantages of discounts, shopping or sending and receiving financial information. As mobile adoption increases, e-Business and channel strategy professionals are challenged to determine how these devices integrate with their existing sales and service channels. Rapid adoption of the mobile channel is a critical driver of the need for e-business professionals to evolve their strategy and operations to agile commerce.

According to CTIA – The Wireless Association (June 2012), there were 322 million wireless subscribers in the US, more than the entire US population. In the US alone, there were 4.59 trillion combined minutes and messages sent for the year ended June 2012.

Principal Products and Services

Messaging and Notifications – Our Short Message Service (SMS) gateway has proven to be an excellent channel for retailers to communicate with their brand loyalists on a very personal level. This is accomplished through integration with the client’s customer relationship management (CRM) database. With such integration, retailers are able to send targeted mobile coupons and transactional messages based on a shopper’s CRM profile. Targeted mobile coupons can be sent based on past purchase behaviors making the content relevant and timely to a shopper. Transactional messages can add another layer of value by sending shipping and order pick-up alerts, as well as notifications for reorders, layaway and new product releases. The foremost example of our solution running today is Walmart. Walmart pharmacy departments send individualized text and voice messages through our gateway to their customers letting them know when their prescriptions are ready for pick-up.

Abbreviated Dial Codes- Our abbreviated dial codes have been proven to have 10 times the recall of a common keyword-to-short-code solution. We have seen many of our clients using this as an on-ramp to mobility solutions. Walmart is currently using #wmt to make it easier for their customers to locate and download their smartphone mobile app. Forrester Research called this dial code technology one of the top 4 for CMOs to watch. We see the potential for Single Touch customers to leverage the hash tags in the social media space with the # symbol in their abbreviated dial code to enhance brand awareness.

Certain Agreements

Our business agreements consist primarily of customer agreements and carrier agreements. Customer agreements are typically agreements with companies which have sales relationships with the end users of the transacted media content or service application. These agreements typically involve a split of the fees received between the brand owner and us or a fixed fee per transaction. Carrier agreements are infrastructure in nature and establish the connection to the end user that enables us to deliver and collect payment for the transacted media content or service application.

We have expanded our relationship with AT&T Services, Inc., through which we retain 11 client relationships representing nearly all of our reported revenue in the fiscal years ended in 2011 and 2012. The bulk of that revenue comes from notifications sent on behalf of 4 separate Walmart corporate programs. These programs and related services continue to develop nationwide, and we continue to experience increasing activity in these programs that have caused our AT&T revenues to grow.

Research and Development

During the fiscal years ended September 30, 2012 and September 30, 2011 we spent $434,915 and $502,110, respectively, on software development that was capitalized. Software development costs amortized and charged to operations in fiscal 2012 and fiscal 2011 were $446,876 and $412,632, respectively.

Our research and development activities relate primarily to general coding of software and product development. These activities consist of both new products and support or improvements to existing products.

We believe that we may need to increase our current level of dedicated research and development resources by adding both hardware and engineers as our business continues to develop.

Patents and Licenses

We currently hold rights to multiple patents relating to certain aspects of accessing information on a mobile device, sending information to and between mobile devices, advertising and media streaming. We believe the ownership of such patents is an important factor in our existing and future business.

We regularly file patent applications to protect innovations arising from our research, development and design, and are currently pursuing multiple patent applications. Over time, we have accumulated a portfolio of issued patents primarily in the U.S. No single patent is solely responsible for protecting our systems and services. We believe the duration of our patents is adequate relative to the expected lives of our systems and services.

Some of our systems and services may include intellectual property obtained from third parties. It may be necessary in the future to seek or renew licenses relating to various aspects of our systems and services. There is no guarantee that such licenses could be obtained on reasonable terms or at all. Because of technological changes in the industries in which we compete, current extensive patent coverage, and the rapid rate of issuance of new patents, it is possible that certain components of our systems and services may unknowingly infringe existing patents or intellectual property rights of others.

Government Regulation

We provide value-added and enabling platforms for carrier-based distribution of various software and media content, as well as notifications and other communications. Applicable regulations are primarily under the Federal Communications Commission and related to the operations policies and procedures of the wireless communications carriers. Messaging and safeguarding Personal Health Information, moreover, is regulated by, among other things, the Privacy Rule of the Health Insurance Portability and Accountability Act, otherwise known as HIPAA. The wireless carriers are primarily responsible for regulatory compliance. Given the growing and dynamic evolution of digital wireless products that can be offered to consumers over a wireless communication network, regulators could impose rules, requirements and standards of conduct on third-party content and infrastructure providers such as us. We are not currently aware of any pending regulations that would materially impact our operations.

Employees

We currently have 16 full-time and no part-time employees including our chairman, our chief executive officer, our chief financial officer, 6 persons serving as programmers and technical staff operators, 5 persons in sales and marketing, 1 person in accounting and 1 administrative assistant. We expect to increase our future employee levels on an as-needed basis in connection with our expected growth.

Properties

Our executive offices are located at 100 Town Square Place, Suite 204, Jersey City, NJ 07310. We have a five-year lease for this space at a rate of $8,925 per month. The facilities comprise approximately 3500 square feet consisting entirely of administrative office space.

We have additional offices located at 2235 Encinitas Blvd., Suite 210, Encinitas, CA 92024. We have a month-to-month renewal lease for this space at a rate of $3,027 per month. The facilities comprise approximately 1900 square feet consisting entirely of administrative and software development office space.

We have additional offices located at 3310 Market Street, Suite 204, Rogers, AK 72758. We have a five-year lease for this space at a rate of $3,645 per month. The facilities comprise approximately 2100 square feet consisting entirely of sales, client service, and administrative office space.

We have additional offices located at 12301 West Explorer Drive, Suite 210, Boise, ID 83713. We have a two-year lease for this space at a rate of $1,204 per month, which has been extended on a month-to-month basis. The facilities comprise approximately 1445 square feet consisting entirely of software development office space.

Our servers are housed at CoreSite, 900 N. Alameda Street, Los Angeles, CA 90012, Paetec, 100 W. La Palma, Anaheim, CA 92801 and CoreSite, 427 North La Salle, Chicago, IL 60605.

Legal Proceedings

On February 21, 2012, we filed a complaint against Zoove Corporation in the United States District Court, Northern District of California. The complaint alleges patent infringement, in which we seek preliminary and permanent injunctive relief as well as damages resulting from Zoove’s infringement of U.S. Patent No. 7,813,716 and U.S. Patent No. 8,041,341. The Complaint has been served, and Zoove has filed an answer. We had a case management conference on June 25, 2012. We filed our Claim Construction Brief on December 20, 2012, and are currently in the claim construction period. A claim construction hearing is set for February 20, 2013.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions.  Any statements that are not statements of historical fact are forward-looking statements.  When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus.  Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors such as those noted under “Risk Factors” on page 3 of this prospectus.  We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Overview

Single Touch Systems Inc. is an innovative mobile media solutions provider serving retailers, advertisers and brands. Through patented technologies and a modular, adaptable platform, our multi-channel messaging gateway enables marketers to reach consumers on all types of connected devices, with information that engages interest, drives transactions and strengthens relationships and loyalty.

Our solution is designed to drive return on investment for high-volume clients and/or customized branded advertisers. Our platform and tools are designed to enable large brands or anyone with substantial reach to utilize the mobile device as a new means to communicate. Communication might be in the form of a reminder message, a coupon, an advertisement or a voice call. Regardless of the form, our platform can drive value and cost savings for companies large and small, and we provide the ability to drive contextually relevant advertising messages to the right audience.

Our business has focused on leveraging our solution in the areas of messaging/notifications and Abbreviated Dial Codes. These solutions are enhanced when we deploy imbedded advertisements, sponsorship and couponing.

“For the first time in history with near 322 million wireless subscribers in the USA, wireless penetration exceeds the U.S. population” (1)

“Short Messaging Service, simply known as SMS, sent in the USA for the 12 months ended June 2012 totaled 2.27 trillion up 3% from 2011” (1)

“SMS capable handsets on carriers networks rose to 268.5 million for the same period up 7.7% from 2011” (1)

“In 2011 worldwide SMS traffic topped 8 trillion messages”

We have developed and are deploying advertisements, sponsorships and couponing within our product offerings. This development is significant in that our per-message revenue increases significantly for each message that includes an advertisement or sponsorship. We see these expanded offerings, including those not based directly on messaging volume, as important steps in our continued program to creating both consumer and advertiser demand for our mobile media platform, accessing mobile notifications, advertisements, sponsorships, coupons and commerce transactions from the mobile phone.

“53% of companies surveyed have or are deploying a dedicated team assigned to mobile programs, and 51% are looking for ways to further mobile marketing capabilities”(2)

We have expanded our relationship with AT&T Services, Inc., through which we retain 11 client relationships representing nearly all of our reported revenue in the fiscal years ended in 2011 and 2012. The bulk of that revenue comes from notifications sent on behalf of 4 separate Walmart corporate programs. These programs and related services continue to develop nationwide, and we continue to experience increasing activity in these programs that have caused our AT&T revenues to grow.

We have a portfolio of intellectual property relevant to our industry related to mobile search, commerce, advertising and streaming media. This portfolio represents our many years’ innovation in the wireless industry through patented technology developed by us, as well as patented technology we purchased from Microsoft and others.

We have law firms engaged to protect our patented technology rights against unauthorized users and infringers. We have sent letters of notification to several companies making them aware of our patent portfolio and have commenced litigation.

We have assigned 16 of our 18 patents and all of our intellectual property rights to Single Touch Interactive R&D IP, Inc., a wholly owned subsidiary who will conduct all research, development, patent filings, patent maintenance and who  will continue to identify, notify, and, where circumstances warrant, enforce against companies we believe may be infringing on the intellectual property protected by our growing patent portfolio under the guidance of our Executive Chairman.

As we expand operational activities, we may continue to experience operating losses and/or negative cash flows from operations and may be required to obtain additional financing to fund operations.

Throughout our history our operations have been constrained by our ability to raise funds, and our liquidity has been an ongoing issue. We have received debt and equity investments both from insiders and from private investors. We have always had negative cash flows from operations and net operating losses, although the size of the net operating losses has been magnified by a variety of non-cash accounting charges. As we expand operational activities, we may continue to experience operating losses and/or negative cash flows from operations and may be required to obtain additional financing to fund operations.

Our operating history makes predictions of future operating results difficult to ascertain. Our revenue is concentrated with a single customer. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in our stage of development. Such risks include, but are not limited to, an evolving business model and the management of growth. To address these risks we must, among other things, diversify our customer base, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

(1)	Source: June 2012 CTIA Semi Annual Wireless Survey
(2)	Source: October 2012 CMO Council Study

Results of Operations

For the Three Months Ended December 31, 2012 and 2011

During the three months ended December 31, 2012, the Company had an increase in revenue of approximately 22% over revenue generated during the quarter ended December 31, 2011 ($1,947,278 in 2012 compared to $1,589,673 in 2011).   The growth, all of which is organic, is attributable to continuing mobile adoption and new programs for existing and new client relationships. The Company’s net loss for the fiscal quarter ended December 31, 2012 was $2,232,155.  This is higher than the net loss incurred during the fiscal quarter ended December 31, 2011 of $629,196, but under the metrics employed by management to evaluate the underlying business explained below, Adjusted EBITDA, that underlying loss was reduced by $42,693 from the fiscal quarter ended December 31, 2011 to the fiscal quarter ended December 31, 2012.

We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets, stock-based compensation, and special charges.  We use Adjusted EBITDA to evaluate the underlying performance of our business, and a summary of Adjusted EBITDA, reconciling GAAP amounts (i.e., items reported in accordance with U.S. Generally Accepted Accounting Principles) to Adjusted EBITDA amounts (i.e., items included within Adjusted EBITDA as defined directly above) for the fiscal quarters ended December 31, 2012 and 2011 follows:

	For the Three Months Ended December 31,

	2012				2011				GAAP		Adjusted EBITDA
		Adjust-	Adjusted			Adjust-	Adjusted		Change		Change
	GAAP	ments	EBITDA		GAAP	ments	EBITDA		$	%	$	%

Revenue
Wireless Applications	$1,947,278		$1,947,278		$1,589,673		$1,589,673		$357,605	22%	$357,605	22%

Operating Expenses
Royalties and Application Costs	$883,793		$883,793		$763,321		$763,321		$120,472	16%	$120,472	16%
Research and Development	$8,706		$8,706		$37,200		$37,200		$(28,494)	-77%	$(28,494)	-77%
Compensation expense (including			$-				$-
stock-based compensation)	$1,755,338	$(1,109,720)	$645,618	*	$693,823	$(9,690)	$684,133	*	$1,061,515	153%	$(38,515)	-6%
Depreciation and amortization	$154,786	$(154,786)	$-		$155,471	$(155,471)	$-		$(685)	0%
General and administrative (including
stock-based compensation)	$1,067,524	$(296,821)	$770,703	*	$530,670	$(21,416)	$509,254	*	$536,854	101%	$261,449	51%
	$3,870,147	$(1,561,327)	$2,308,820		$2,180,485	$(186,577)	$1,993,908		$1,689,662	77%	$314,912	16%

Loss from Operations/Adjusted EBITDA	$(1,922,869)	$1,561,327	$(361,542)		$(590,812)	$186,577	$(404,235)		$(1,332,057)	225%	$42,693	-11%

Royalties and Application Costs represent the direct out-of-pocket costs associated with revenue. Royalties and Application Costs vary substantially in line with revenue and totaled $883,793 in 2012, compared to $763,321 in 2011, an increase of 16%.  Because a portion of Royalties and Application Costs is fixed and all such costs are being monitored and reduced wherever possible, they have grown at a lesser rate than revenue.

Research and Development expense was reduced from $37,200 in 2011 to $8,706 in 2012, and adjusted Compensation expense was also reduced from $684,133 to $645,618.  The reduction to the former reflects the variance throughout any given fiscal year of the innovation process, as well as the increased focus on monetization of intellectual property relating to our existing inventions and a lesser emphasis on the creation and purchase of new inventions.  Similarly, reduced adjusted Compensation expense represents a more targeted focus on the expansion of our existing mobile messaging and marketing business, as well as efficiencies gained from staff and from the expanded management team now in its second year with the Company.

General and Administrative expenses for the quarter ended December 31, 2012 and 2011, both on a GAAP and on an Adjusted EBITDA basis, consist of the following:

	For the Three Months Ended December 31,

	2012				2011				GAAP		Adjusted EBITDA
		Adjust-	Adjusted			Adjust-	Adjusted		Change		Change
	GAAP	ments	EBITDA		GAAP	ments	EBITDA		$	%	$	%

Professional Fees	$337,633	$(1,894)	$335,739	*	$166,960	$(15,006)	$151,954	*	$170,673	102%	$183,785	121%
Travel	$167,843		$167,843		$138,841		$138,841		$29,002	21%	$29,002	21%
Consulting expense	$437,479	$(294,927)	$142,552	*	$106,925	$(6,410)	$100,515	*	$330,554	309%	$42,037	42%
Office rent	$53,820		$53,820		$45,291		$45,291		$8,529	19%	$8,529	19%
Insurance expense	$28,969		$28,969		$28,156		$28,156		$813	3%	$813	3%
Equipment lease	$-		$-		$-		$-		$-		$-
Trade shows	$790		$790		$12,000		$12,000		$(11,210)		$(11,210)
Telephone	$12,725		$12,725		$11,610		$11,610		$1,115	10%	$1,115	10%
Office expense	$11,719		$11,719		$8,056		$8,056		$3,663	45%	$3,663	45%
Other	$16,546		$16,546		$12,831		$12,831		$3,715	29%	$3,715	29%
Total General and Administrative Expenses	$1,067,524	$(296,821)	$770,703		$530,670	$(21,416)	$509,254		$536,854	101%	$261,449	51%

*	Adjustment represents the elimination of stock-based compensation recorded in accordance with GAAP but not considered in the calculation of Adjusted EBITDA.

The increase in adjusted Professional Fees, from $151,954 in 2011 to $335,739 in 2012, reflects amounts paid to external attorneys, who have been engaged to represent us in litigation we have commenced and are considering and with increased efforts relating to our compliance and filings for our most recent financings.

The same is true for the $29,002 increase in Travel expense and $42,037 increase in adjusted Consulting expense over the two periods.  Outside counsel, management, and consultants are regularly engaged both in active intellectual property monetization efforts, as well as with the development of our existing, underlying business.

For the Years Ended September 30, 2012 and 2011

During the fiscal year ended September 30, 2012, the Company had an increase in revenue of approximately 39% over revenue generated during the previous fiscal year ($6,346,919 in 2012 compared to $4,579,862 in 2011).  The growth, all of which is organic, is attributable to continuing consumer  adoption of our programs from existing client relationships. The Company’s net loss for the fiscal year ended September 30, 2012 was $3,255,186.  This is lower than the net loss incurred during the fiscal year ended September 30, 2011 of $7,985,163. Under the metrics employed by management to evaluate the underlying business explained below, Adjusted EBITDA, that underlying loss was reduced by $507,464 from the fiscal year ended September 30, 2011 to the fiscal year ended September 30, 2012.

We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets, stock-based compensation, and special charges.  We use Adjusted EBITDA to evaluate the underlying performance of our business, and a summary of Adjusted EBITDA, reconciling GAAP amounts (i.e., items reported in accordance with U.S. Generally Accepted Accounting Principles) to Adjusted EBITDA amounts (i.e., items included within Adjusted EBITDA as defined directly above) for the fiscal years ended September 30, 2012 and 2011 follows:

	For the Year Ended September 30,

	2012			2011				GAAP		Adjusted EBITDA
		Adjust-	Adjusted		Adjust-	Adjusted		Change		Change
	GAAP	ments	EBITDA	GAAP	ments	EBITDA		$	%	$	%

Revenue
Wireless Applications	$6,346,919	$-	$6,346,919	$4,579,862	$-	$4,579,862		$1,767,057	39%	$1,767,057	39%

Operating Expenses
Royalties and Application Costs	$2,907,110	$-	$2,907,110	$2,543,885	$-	$2,543,885		$363,225	14%	$363,225	14%
Research and Development	$84,658	$-	$84,658	$78,860	$-	$78,860		$5,798	7%	$5,798	7%
Compensation expense (including
stock-based compensation)	$3,044,430	$(365,422)	$2,679,008	$5,468,643	$(3,634,268)	$1,834,375	*	$(2,424,213)	-44%	$844,633	46%
Depreciation and amortization	$690,293	$(690,293)	$-	$633,535	$(633,535)	$-		$56,758	9%
General and administrative (including
stock-based compensation)	$2,386,694	$(137,169)	$2,249,525	$3,161,751	$(958,163)	$2,203,588		$(775,057)	-25%	$45,937	2%
	$9,113,185	$(1,192,884)	$7,920,301	$11,886,674	$(5,225,966)	$6,660,708		$(2,773,489)	-23%	$1,259,593	19%

Loss from Operations/Adjusted EBITDA	$(2,766,266)	$1,192,884	$(1,573,382)	$(7,306,812)	$5,225,966	$(2,080,846)		$4,540,546	-62%	$507,464	-24%

Royalties and Application Costs represent the direct out-of-pocket costs associated with revenue. Royalties and Application Costs vary substantially in line with revenue and totaled $2,907,110 in 2012, compared to $2,543,885 in 2011, an increase of 14%.  Because a portion of Royalties and Application Costs are fixed and all such costs are being monitored and reduced wherever possible, net margin continues to increase.

Research and Development expenses grew from $78,860 in 2011 to $84,658 in 2012, and adjusted Compensation expense grew from $1,834,375 to $2,679,008.  The former reflects the growing investment in technologies that we anticipate will generate revenues for years to come while the latter reflects the increased headcount necessary to support our expanding business while concurrently relying less on outside consultants.

General and Administrative expenses for the fiscal year ended September 30, 2012 and 2011, both on a GAAP and on an Adjusted EBITDA basis, consist of the following:

	For the Year Ended September 30,

	2012				2011				GAAP		Adjusted EBITDA
		Adjust-	Adjusted			Adjust-	Adjusted		Change		Change
	GAAP	ments	EBITDA		GAAP	ments	EBITDA		$	%	$	%

Professional Fees	$779,541	$(47,450)	$732,091	*	$821,022	$(58,050)	$762,972	*	$(41,481)	-5%	$(30,881)	-4%
Travel	$499,576	$-	$499,576		$322,951	$-	$322,951		$176,625	55%	$176,625	55%
Consulting expense	$565,349	$(89,719)	$475,630	*	$1,448,613	$(900,113)	$548,500	*	$(883,264)	-61%	$(72,870)	-13%
Office rent	$205,639	$-	$205,639		$121,681	$-	$121,681		$83,958	69%	$83,958	69%
Insurance expense	$120,236	$-	$120,236		$83,953	$-	$83,953		$36,283	43%	$36,283	43%
Equipment lease	$-	$-	$-		$45,000	$-	$45,000		$(45,000)	-100%	$(45,000)	-100%
Trade shows	$21,213	$-	$21,213		$78,324	$-	$78,324		$(57,111)	-73%	$(57,111)	-73%
Telephone	$61,729	$-	$61,729		$38,820	$-	$38,820		$22,909	59%	$22,909	59%
Office expense	$31,356	$-	$31,356		$7,949	$-	$7,949		$23,407	294%	$23,407	294%
Other	$102,055	$-	$102,055		$193,438	$-	$193,438		$(91,383)	-47%	$(91,383)	-47%
Total General and Administrative Expenses	$2,386,694	$(137,169)	$2,249,525		$3,161,751	$(958,163)	$2,203,588		$(775,057)	-25%	$45,937	2%

* Adjustments for each of these items represents the elimination of stock-based compensation included within the GAAP expense amount to arrive at the Adjusted EBITDA amount.

The diminution in adjusted Professional Fees, from $762,972 in 2011 to $732,091 in 2012, reflects management performing services previously outsourced.  Professional Fees include amounts paid to external attorneys, and Professional Fees have been reduced during this latter fiscal year, notwithstanding the commencement during that fiscal year of two litigations against defendants that the Company contends infringed on its intellectual property. The same is true for the $72,870 diminution to adjusted Consulting expense over the two periods.  Travel has increased $176,625 over the two periods, resulting from increased new business efforts, increased investor outreach, the hosting of an annual general meeting in August 2012, the addition of the New Jersey office, and travel between our four offices, a footprint now covering all of the Continental U.S.  Office rent has increased due to the opening of the New Jersey office at the very end of the fiscal year ended September 30, 2011, and Insurance expense has increased $36,283 over the two periods due largely to revenue growth and additional necessary coverage.

Liquidity and Capital Resources

For the Quarters Ended December 31, 2012 and 2011
At December 31, 2012, we had total assets of $6,486,510 and total liabilities of $5,418,821. As of September 30, 2012, we had total assets of $5,569,755 and total liabilities of $4,661,117. The increase in assets is largely due to increases in accounts receivable since September 30, 2012 totaling $284,942 and an increase in Software license of $755,000 over the same period. Cash has decreased $779,344 due in large part to the increases in those two assets. The former reflects our growing underlying business, and the latter represents a resolution and buy-out and release from our Executive Chairman of all rights and claims relating to our Anywhere platform (Footnote 6 of the Notes to Condensed Consolidated Financial Statements.)

The increase in liabilities in the fiscal quarter ended December 31, 2012 is largely due to the increase in Accounts payable ($276,165) and Accrued expenses ($30,328), as well as our Convertible debenture issuances and redemptions (Footnote 9 of the Notes to Condensed Consolidated Financial Statements) and final payment on our obligation on patent purchases. The increases in Accounts Payable and Accrued expenses are direct results of our expanding underlying business and intellectual property monetization efforts. During the fiscal quarter ended December 31, 2012 cash used in operating activities totaled $361,632. The most notable adjustment, when reconciling Net loss to Net cash used in operating activities, was the $1,406,541 non-cash charge for Stock-based compensation, which reduced Net loss for GAAP purposes but which we exclude from the calculation of Adjusted EBITDA.

Cash used in investing activities for the fiscal quarter ended December 31, 2012 totaled $769,737, of which $117,914 represented the capitalized internal costs of our software development, $51,823 represented capitalized legal fees incurred in the process of applying for various patents on our technology, and $600,000 was expended as part of the Anywhere purchase (Footnote 6 of the Notes to Condensed Consolidated Financial Statements.) We continue to invest in physical and intellectual property that will separate us from competitors and allow us to continue to expand our mobile communications/advertising offering, and with the Anywhere payment and settlement all parties that might otherwise have made related claims are foreclosed from doing so.

Cash provided from financing activities for the quarter ended December 31, 2012 amounted to $352,025. The Company received $688,000 through the issuance of the final tranche of convertible debt and related warrants of its $3,000,000 private placement (Note 9 of the Notes to Condensed Consolidated Financial Statements) and paid $48,475 in cash relating to that placement. We paid the final $87,500 remaining on our patent purchase obligation and repaid $200,000 of principal, together with $20,000 of interest, to the one note holder from our first $2,000,000 private placement (Footnote 9 of the Notes to Condensed Consolidated Financial Statements). This note holder converted its note at a time when the conversion price ($0.50 per share) was less than our trade price, and all other such note holders from that placement have either converted such notes into shares or elected to amend and extend their notes. We had an overall net decrease in cash for the period of $779,344; the cash balance at the beginning of the fiscal quarter was $2,157,707 while the cash balance at the end of this quarter was $1,378,363.

During the quarter ended December 31, 2011 cash used in operating activities totaled $580,909. Most notably Accounts receivable increased by $240,564 during that quarter as a direct result of increased revenue from higher messaging volume.

Cash used in investing activities during the quarter ended December 31, 2011 totaled $136,344, of which $92,072 represented the capitalized internal costs of our software development, $5,282 represented equipment purchases, and $38,990 represented capitalized legal fees incurred in the process of applying for various patents on our technology.

Cash provided by financing activities amounted to $1,800,000 in that earlier fiscal quarter. The Company received $1,300,000 from unrelated parties and $500,000 from a director for the first $2,000,000 private placement (Footnote 9 of the Notes to Condensed Consolidated Financial Statements.) We had an overall net increase in cash for the period of $1,082,747; the cash balance at the beginning of this earlier fiscal quarter was $523,801 while the cash balance at the end of the period was $1,606,548.

For the fiscal years 2012 and 2011
At September 30, 2012, we had total assets of $5,569,755 and total liabilities of $4,661,117. As of September 30, 2011, we had total assets of $3,736,694 and total liabilities of $1,554,379. The increase in assets is largely due to increases in cash of $1,633,906, from $523,801 in 2011 to $2,157,707 in 2012, and additions of accounts receivable since September 30, 2011 totaling $178,565, from $907,275 in 2011 to $1,085,840 in 2012. Cash has increased largely due to $4,312,000 of capital raised in two different convertible debt offerings, less cash offering costs and costs of funding ongoing operations and capital expenditures over the twelve months ended September 30, 2012. Accounts receivable have risen along with revenue increases.

The increase in liabilities is largely due to the two convertible debt issuances since September 30, 2011 (Footnote 9 of the Notes to Consolidated Financial Statements.) Accounts payable has been reduced over the same period, from $1,178,057 at September 30, 2011 to $768,263 at September 30, 2012, representing resolution of open balances with vendors and the institution of more standard payment terms over those twelve months. The reduction to Current obligation on patent acquisitions represents the issuance of the penultimate payment due to a vendor of a group of patents (Footnote 8 of the Notes to Consolidated Financial Statements.)

During the fiscal year ended September 30, 2012 cash used in operating activities totaled $2,084,247. Most notably receivables increased, reflecting our growing revenue base, and we paid down trade creditor balances.

Cash used in investing activities totaled $625,618, of which $434,915 represented the capitalized internal costs of our software development, $33,195 represented equipment purchases, $146,558 represented capitalized legal fees incurred in the process of applying for various patents on our technology, and $30,000 represented the expenditure of the cash component of the Anywhere purchase (Footnote 6 of the Notes to Consolidated Financial Statements.) We continue to invest in physical and intellectual property that will separate us from competitors and allow us to continue to expend our mobile communications/advertising offering. The Company obtained a $19,050 refund of cash, relating to the reduction to the security deposit on the New Jersey office.

Cash provided from financing activities amounted to $4,343,771. The Company received $4,312,000 through the issuance of convertible debt, and $318,000 was received as proceeds for the exercise of warrants. We paid down half ($87,500) remaining on our patent purchase obligation and incurred $210,049 of offering costs associated with the convertible debt. We had an overall net increase in cash for the period of $1,633,906; the balance at the beginning of the fiscal year was $523,801 while the cash balance at the end of the period was $2,157,707.

During the fiscal year ended September 30, 2011 cash used in operating activities totaled $1,505,289. Most notably receivables and prepaid expenses increased during a period of revenue growth. Offsetting those asset increases were increases of accounts payable and accrued expenses. Following this earlier fiscal year the Company reached more current and typical payment terms with its operating vendors.

Cash used in investing activities totaled $1,059,604, of which $502,110 represented the capitalized internal costs of our software development, $196,067 represented equipment purchases, and $111,177 represented capitalized legal fees incurred in the process of applying for various patents on our technology. We also expended $155,000 on the Soapbox Anywhere option and $95,250 on the initial New Jersey office lease security deposit.

Cash expended on financing activities amounted to $951,475. The Company received $17,100 from the issuance of Common Stock and $17,685 from Loans and advances from related parties. Those cash inflows were outstripped by $30,000 paid in costs of a private offering, $790,822 repaid to a related party, and $165,438 principal repaid on the patent obligation. We had an overall net decrease in cash for the period of $3,516,368; the balance at the beginning of this earlier fiscal year was $4,040,169 while the cash balance at the end of the period was $523,801.

Over the next twelve months we believe that existing capital and anticipated funds will be sufficient to sustain our current level of operations. Inasmuch as the Company is pursuing the monetization of its intellectual property, which plans are subject to change, additional external financing may, however, be required. In addition, increased acceleration in our organic business and/or other economic influences might also necessitate other financing. There can, moreover, be no assurance of when, if ever, our operations become profitable.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  We have identified the following accounting policies that we believe are key to an understanding of ours financial statements.  These are important accounting policies that require management’s most difficult, subjective judgments.

Revenue Recognition

Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, the price is fixed or readily determinable and collectability is probable. Sales are recorded net of sales discounts.

Non-monetary Consideration Issued for Services

We value all services rendered in exchange for our common stock at the quoted price of the shares issued at date of issuance or at the fair value of the services rendered, whichever is more readily determinable. All other services provided in exchange for other non-monetary consideration are valued at either the fair value of the services received or the fair value of the consideration relinquished, whichever is more readily determinable.

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC Topic 505-50, “Equity Based Payments to Non Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance with ASC Topic 505, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the fair value of non-forfeitable common stock issued for future consulting services as prepaid services in our consolidated balance sheet.

Conventional Convertible Debt

When the convertible feature of the conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). We record a BCF as a debt discount pursuant to ASC Topic 470-20, “Debt with Conversion and Other Options.” In those circumstances, the convertible debt will be recorded net of the discount related to the BCF. We amortize the discount to interest expense or equity (if the debt is due to a related party) over the life of the debt using the effective interest method.

Software Development Costs

We account for our software development costs in accordance with ASC Topic 985-20, “Cost of Software to be Sold, Leased, or Otherwise Marketed.” Under ASC Topic 985-20, we expense software development costs as incurred until we determine that the software is technologically feasible. Once we determine that the software is technologically feasible, we amortize the costs capitalized over the expected useful life of the software.

Fair Value Measurement

The Company complies with the provisions of ASC No. 820-10 (ASC 820-10), “Fair Value Measurements and Disclosures.”  ASC 820-10 relates to financial assets and financial liabilities. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions that are developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

MANAGEMENT

Directors and Executive Officers

The following persons are our executive officers and directors, and hold the offices set forth opposite their names.

Name	Age	Position
Anthony Macaluso	50	Executive Chairman and Director
James Orsini	49	Chief Executive Officer, President and Director
John Quinn	49	Chief Financial Officer
Richard Siber	51	Director
Stuart R. Levine	65	Director
Stephen D. Baksa	67	Director
Jonathan E. Sandelman	54	Director

Our Board of Directors consists of six members. Only our independent, non-executive directors receive any cash remuneration for acting as such. All directors may, however be reimbursed their expenses, if any, for attendance at meetings of the Board of Directors.

No family relationships exist between any of our present directors and officers.

The following is a brief account of the business experience during the past five years of each of our directors and executive officers:

Anthony Macaluso became our President, Chief Executive Officer, Chairman, and principal shareholder upon the closing of the acquisition of Single Touch Interactive, Inc. in 2008. He founded Interactive in 2002, and from that time to May 2011, had primary responsibilities for our operations and business. He continues as a working Executive Chairman and Chief Innovation Officer.

James Orsini joined us on May 16, 2011 as our Chief Executive Officer, President and Chief Financial Officer, and as a Director. From February 2006 to May 2011, Mr. Orsini served as Executive Vice President and Director of Finance and Operations at Saatchi & Saatchi New York, a marketing/advertising agency unit of Publicis Groupe S.A. Mr. Orsini received a Bachelor of Science in Business Administration degree from Seton Hall University, magna cum laude (1985), and is a Certified Public Accountant.

John Quinn joined us on September 26, 2011 as our Chief Financial Officer. Mr. Quinn was most recently Principal of ParenteBeard, LLC, an accounting and consulting firm. He was responsible for starting and was co-head of the Transaction Advisory Services group, which focused on M&A advisory and international tax consulting. Prior to joining ParenteBeard in 2010, Mr. Quinn was the New York based Chief Financial Officer of Financial Dynamics, a financial communications and investor relations consultancy. During his six-year tenure, Mr. Quinn was instrumental in converting an investor relations services provider into a full-service multinational and overseeing the sale and integration of Financial Dynamics to FTI Consulting, Inc. From 1997-2004 Mr. Quinn was a partner at Scarpati Quinn & Hennessey, LLP, where he was a key contributor to the rapid growth of the accounting firm into an advisory, consulting and international tax service provider. For the eight years prior, he was senior manager of M&A and tax at Saatchi & Saatchi, the global advertising and marketing giant. Mr. Quinn began his career as a senior associate at KPMG in 1986. Mr. Quinn holds a MBA in international finance from Columbia University’s Business School (1995) and graduated with a B.S. in accounting from the State University of New York (1986). He is a Certified Public Accountant.

Richard Siber became a director of ours upon the closing of the acquisition of Single Touch Interactive, Inc. in July 2008. Mr. Siber founded Siber Consulting LLC in July 2004 and presently serves as its Chief Executive Officer. Siber Consulting provides technical and marketing services to the wireless industry. From 1994 through June 30, 2008 Mr. Siber was a partner in the Communications & High Tech practice at Accenture, Ltd., where he helped manage Accenture’s worldwide wireless communications activities and was involved in all aspects of Accenture’s mobile and wireless practice, including its Service Delivery Platform. Throughout his career, Mr. Siber has provided a broad range of marketing, strategic and industry-oriented consulting services to mobile operators, equipment vendors and content providers worldwide in the wireless industry. His experience has included all wireless industry licensed and unlicensed technologies including Cellular, PCS, LMR, Paging, Narrowband and Broadband Mobile Data, WiFi, Wireless PBX, Wireless Local Loop, and Satellite. Mr. Siber is a frequent industry speaker and has chaired, moderated or spoken at more than 250 wireless conferences and forums worldwide. Mr. Siber has a Bachelor of Arts degree from Boston University (1983) and a Masters of Business Administration degree from Boston College (1990).

Stuart R. Levine became a director of ours on August 8, 2011. Mr. Levine is the founder, Chairman and Chief Executive Officer of Stuart Levine and Associates LLC, an international management consulting and leadership development company. From 1992 to 1996 he was Chief Executive Officer of Dale Carnegie & Associates, Inc, a provider of leadership, communication and sales skills training. In 2011 and 2012, Mr. Levine was recognized by the National Association of Corporate Directors as one of the top 100 most influential people in governance within the United States. Mr. Levine serves as a director of Broadridge Financial Solutions, Inc., a provider of investor communications, securities processing, and clearing and outsourcing solutions, where he serves as Chair of the Governance and Nominating Committee. He is Lead Director of J. D’Addario & Company, Inc., a private manufacturer of musical instrument accessories. He also serves on the board of North Shore-Long Island Jewish Health System. In addition, Mr. Levine is the bestselling author of “The Leader in You” (Simon & Schuster 2004), “The Six Fundamentals of Success” (Doubleday 2004) and “Cut to the Chase” (Doubleday 2007). Mr. Levine is the former Lead Director of Gentiva Health Services, Inc., a provider of home healthcare services, where he served from 2000 to 2009. He also served as a director of European American Bank from 1995 to 2001 and The Olsten Corporation, a provider of staffing solutions, from 1994 to 2000. Mr. Levine is a former Chairman of Dowling College, as well as a former Member of the New York State Assembly.

Specific experience, qualifications, attributes or skills:
●	Operating and management experience, including as chief executive officer of a global client services business
●	Public company directorship and committee experience
●	Frequent panel chair and participant in director education programs sponsored by the NACD
●	Independent of the Company

Stephen D. Baksa became a director of ours on November 1, 2011. Mr. Baksa was a General Partner at The Vertical Group from 1989 through 2010, a private equity and venture capital firm focused on the fields of medical technology and biotechnology. He is currently employed at The Vertical Group as an advisor/consultant. For more than 30 years The Vertical Group has been an early stage investor and major shareholder of some of the medical technology industry’s most successful companies. Before Mr. Baksa joined The Vertical Group, he was co-founder of Paddington Partners, a firm engaged in special situation investing focused on public health care equities. Mr. Baksa holds an M.B.A. from The Rutgers School of Business (1969) and a B.A. in Economics from Gettysburg College (1967).

Jonathan E. Sandelman became a director of ours on December 10, 2012. Mr. Sandelman is the Chief Executive Officer, Founder, and Chief Investment Officer at Sandelman Partners, LP. He founded the firm on July 1, 2005. Mr. Sandelman is the President and Director at NMS Services Inc., NMS Services (Cayman) Inc., and BAC Services Inc. He was the President of the New York Office at Banc of America Securities LLC. Mr. Sandelman joined the firm in 1998 as the Head of Equity Financial Products and took charge of the equity department in 2002. He headed the firm's debt and equities business before becoming the President, a post that Mr. Sandelman held until October 20, 2004. He was the Deputy Head of Global Equities, Member of the Risk Management Committee, Member of the Compensation Committee, and Managing Director of Equity Derivatives at Salomon Brothers. Mr. Sandelman was a Director of Do Something and Impact Web Enterprises, Inc. He holds a Bachelor of Arts and a Juris Doctor from Yeshiva University-Cardozo Law School.

Executive Compensation

The following table sets forth information concerning the total compensation paid or accrued by us during the two fiscal years ended September 30, 2012 to:

●	all individuals who served as our chief executive officer, chief financial officer or acted in a similar capacity for us at any time during the fiscal year ended September 30, 2012 and
●
all individuals who served as executive officers of ours at any time during the fiscal year ended September 30, 2012 and received annual compensation during the fiscal year ended September 30, 2012 in excess of $100,000.

Summary Compensation Table

Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Total ($)

Anthony Macaluso Executive Chairman	2012 2011	385,000 322,582	0 0	0 2,700,000	142,237 205,182	527,237 3,227,764

James Orsini Chief Executive Officer	2012 2011	385,000 144,375	0 25,000	0 260,000	138,600 0	523,610 429,375

John Quinn Chief Financial Officer	2012 2011	225,000 4,327	0 0	0 30,000	17,375 0	242,385 34,327

Note: The table above includes only the value of options that vested during the periods indicated. The listed executives may have also received unvested options that may vest in a future period. See “Outstanding Equity Awards at Fiscal Year-End” below.

Employment Agreements and Benefits

Other than health insurance, we do not currently provide any employee benefit or retirement programs. Our officers’ salaries are determined by the Board of Directors. Officers and employees may receive bonuses from time to time in the form of cash or equity at the sole discretion of the Board of Directors.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Anthony Macaluso - On June 3, 2011, we entered into an employment letter agreement with Anthony Macaluso, as our executive Chairman, effective as of June 1, 2011. The agreement is for a three-year term, with successive two-year renewals unless either party elects against renewal. Mr. Macaluso is entitled to a $385,000 annual salary, subject to possible increases. Mr. Macaluso can also receive discretionary cash bonuses. We also agreed in the employment letter agreement to grant Mr. Macaluso certain stock options under our 2010 Stock Plan.

In full satisfaction of all obligations under the employment letter agreement to grant stock options to Mr. Macaluso, and after taking account of certain remissions, we granted Mr. Macaluso on June 1, 2011 a total of 4,500,000 stock options under our 2010 Stock Plan, with 1,500,000 of the options (at an exercise price of $0.65 per share) vesting on May 16, 2012, 1,500,000 of the options (at an exercise price of $0.90 per share) vesting on May 16, 2013 and 1,500,000 of the options (at an exercise price of $0.90 per share) vesting on May 16, 2014.

If Mr. Macaluso is terminated without cause or due to disability, or if he resigns for good reason (all as defined in the employment letter agreement) or if we elect not to renew his employment term, then upon giving us a release he shall be entitled to one year of salary continuation and one year of COBRA premiums payments. Also, if we are acquired or if he is terminated without cause or if he resigns for good reason (all as defined in the employment letter agreement) during Mr. Macaluso’s employment, all his unvested stock options would immediately vest.

In addition, if we terminate Mr. Macaluso’s employment without cause or due to disability or if he resigns for good reason, he would be entitled to exercise any of the 4,500,000 stock options until three years after the termination date (or, if earlier, the expiration of the options).

Mr. Macaluso participated in the November 2012 program where we modified the terms of stock options granted to certain employees, officers, directors, and active third party service providers. As a result 3,000,000 options exercisable at $0.90 per share granted pursuant to his employment agreement were reduced to 2,550,000 options exercisable at $0.469 per share. Additional options granted in 2010 were reduced from 50,000 options exercisable at $1.375 per share to 40,000 exercisable at $0.469 per share and 1,200,000 options exercisable at $0.90 per share to 1,020,000 exercisable at $0.469 per share.

On December 6, 2012, for extraordinary service to the Company to date for work related to Single Touch Interactive R&D IP, Inc., we granted options to Mr. Macaluso to purchase 2,099,400 shares of our common stock at a price of $0.469 per share. The options immediately vested and expire on December 1, 2017.

James Orsini- On March 10, 2011, we entered into an employment letter agreement with James Orsini, who began employment as our Chief Executive Officer, President and Chief Financial Officer on May 16, 2011. The agreement (as amended on May 16, 2011) is for a three-year term, with successive two-year renewals unless either party elects against renewal. Mr. Orsini is entitled to a $385,000 annual salary, subject to possible increases. Mr. Orsini can also receive discretionary cash bonuses, and after three months of employment he was entitled to and did receive a $25,000 payment in respect of certain expenses. In addition, the agreement called for us to grant to him (and we accordingly did grant to him) 4,500,000 stock options under our 2010 Stock Plan; with one-third (with an exercise price of $0.63 per share) vesting on the first anniversary of his employment start date, one-third (with an exercise price of $0.90 per share) vesting on the second anniversary of his employment start date, and one-third (with an exercise price of $0.90 per share) vesting on the third anniversary of his employment start date. Vesting of his stock options shall accelerate if we experience a change in majority control. Mr. Orsini agreed not to compete with us during his employment and for two years thereafter.

If we terminate Mr. Orsini’s employment without cause or for disability or if he resigns for good reason (as those terms are defined in the agreement), or if we elect not to enter into a renewal term of the employment letter agreement, he will receive one year of salary continuation and one year of COBRA premium payments. In addition, if we terminate Mr. Orsini’s employment without cause or if he resigns for good reason, he would be entitled to exercise any of the 4,500,000 stock options which had vested as of the termination date, until three years after the termination date (or, if earlier, the expiration of the options).

If we experience a change in majority control (as defined in the agreement) during Mr. Orsini’s employment, all his unvested stock options would immediately vest.

Mr. Orsini participated in the November 2012 program where we modified the terms of stock options granted to certain employees, officers, directors, and active third party service providers. As a result 3,000,000 options exercisable at $0.90 per share granted pursuant to his employment agreement were reduced to 2,550,000 options exercisable at $0.469 per share.

John Quinn - On September 26, 2011, we entered into an employment letter agreement with John Quinn, as our Chief Financial Officer, effective as of September 26, 2011. Pursuant to the agreement we pay Mr. Quinn an annual salary of $225,000. The Agreement also calls for successive one-year renewals unless either party elects against renewal. Mr. Quinn can also receive discretionary cash bonuses.

We also agreed to grant Mr. Quinn 100,000 shares of our common stock under our 2009 Employee and Consultant Stock Plan, subject to the following restriction: all of such shares would have been forfeited to us if Mr. Quinn’s employment with us ceased for any reason; such restrictions and risk of forfeiture cliff-lapsed on December 25, 2011.

We also agreed to grant Mr. Quinn a total of 1,500,000 upfront stock options under our 2008 Stock Option Plan with 500,000 of the options (at an exercise price of $0.65 per share) vesting after one year of service, 500,000 of the options (at an exercise price of $0.90 per share) vesting after two years of service and 500,000 of the options (at an exercise price of $0.90 per share) vesting after three years of service.

Under the Agreement, if Mr. Quinn is terminated without cause or due to his disability, or if he resigns for good reason (all as defined in the Agreement) or if we elect not to renew his employment term, then upon giving us a release he shall be entitled to six months of salary continuation and six months of COBRA premiums payments. Also, vesting of his stock options shall accelerate if Mr. Quinn is terminated without cause or if he resigns for good reason, or if we are acquired.

Mr. Quinn participated in the November 2012 program where we modified the terms of stock options granted to certain employees, officers, directors, and active third party service providers. As a result 1,000,000 options exercisable at $0.90 per share granted pursuant to his employment agreement were reduced to 850,000 options exercisable at $0.469 per share.

Outstanding Equity Awards

The following table reflects information for our executive officers named in the Summary Compensation Table, effective September 30, 2012.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price($)	Option expiration date
Anthony Macaluso	50,000 1,200,000	- -	1.38 0.90	7/28/2013 12/9/2013
	750,000 1,500,000 - -	- - 1,500,000 1,500,000	0.65 0.65 0.90 0.90	6/1/2016 6/1/2016 6/1/2016 6/1/2016

James Orsini	1,500,000 -	- 1,500,000	0.63 0.90	5/16/2016 5/16/2016
	-	1,500,000	0.90	5/16/2016

John Quinn	500,000 - -	- 500,000 500,000	0.65 0.90 0.90	9/26/2016 9/26/2016 9/26/2016

_____________
Note: The table above does not reflect modifications to outstanding options made subsequent to the year ended September 30, 2012. See “Employment Agreements and Benefits” above and "Certain Relationships and Related Transactions, and Director Independence - Outstanding Current Service Provider High-Exercise-Price Plan Options" below.

Equity Compensation Plan Information

The following table reflects information for equity compensation plans and arrangements for any and all directors, officers, employees and/or consultants through September 30, 2012.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,255,000	$0.78	1,545,000
Equity compensation plans not approved by security holders	26,930,000	$0.77	168,750
Total	34,185,000	$0.77	1,713,750

In April 2008 our Board of Directors and stockholders adopted the 2008 Stock Option Plan (the “2008 Plan”) to provide participating employees, non-employee directors, consultants and advisors with an additional incentive to promote our success. The maximum number of shares of common stock which may be issued pursuant to options and awards granted under the 2008 Plan is 8,800,000. The 2008 Plan is currently administered by our Board of Directors but may be subsequently administered by a Compensation Committee designated by our Board of Directors. The 2008 Plan authorizes the grant to 2008 Plan participants of non-qualified stock options, incentive stock options, restricted stock awards, and stock appreciation rights. No option shall be exercisable more than 10 years after the date of grant. Upon separation from service, no further vesting of options can occur, and vested options will expire unless exercised within a year after separation, except as provided in individual employment agreements. No option granted under the 2008 Plan is transferable by the individual or entity to whom it was granted otherwise than by will or laws of decent and distribution, and, during the lifetime of such individual, is not exercisable by any other person, but only by him.

In December 2009 our Board of Directors adopted the 2009 Employee and Consultant Stock Plan (“2009 Plan”) to provide common stock grants to selected employees, non-employee directors, consultants and advisors. The total number of shares subject to the 2009 Plan is 2,000,000. The 2009 Plan is administered by our Board of Directors.

In December 2010 our Board of Directors adopted the 2010 Stock Plan (“2010 Plan”) to provide common stock option grants to selected employees, non-employee directors, consultants and advisors. In June 2011, the Board increased the total number of shares subject to the 2010 Plan to 25,000,000. The 2010 Plan is administered by our Board of Directors.

A total of 2,975,000 of the shares shown as underlying in the “Equity compensation plans not approved by security holders” row consists of 1,000,000 shares underlying warrants which we originally granted to Pharmacy Management Group, LLC in June 2011 as compensation for consulting services and 1,975,000 remaining shares underlying a warrant which we originally granted to Peltz Capital Management, LLC in October 2008 as compensation for consulting services. These 2,975,000 warrants are not granted under any of the plans noted above and included for the purposes of this table only. There were 32,210,000 options outstanding at September 30, 2012.

Director Compensation

On August 8, 2011, the Company appointed Stuart R. Levine to serve on its Board of Directors. Pursuant to the appointment letter agreement with him dated August 8, 2011 (the “Levine Agreement”), the Company will pay Mr. Levine an annual cash stipend of $20,000 (in quarterly increments). The Company also granted Mr. Levine 200,000 stock options under the Company’s 2010 Stock Plan exercisable at $0.331 per share, which fully vested on August 8, 2012. Such stock options will remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner. In addition, the Company issued Mr. Levine 25,000 shares of its common stock valued at their respective market value on date of grant totaling $7,000.

On August 23, 2012, the Company granted Stuart Levine options to purchase a total of 250,000 shares of the Company’s common stock at a price $0.325 per share. 50,000 of these options were granted as compensation for acting as a chairman of a Board committee. The options expire on August 22, 2017 and immediately vested upon grant. Such stock options will remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

Pursuant to the letter agreement with him dated August 8, 2011 (the “Siber Agreement”), the Company will pay Richard Siber an annual cash stipend of $20,000 (in quarterly increments). The Company also granted Mr. Siber 200,000 stock options under the Company’s 2010 Stock Plan exercisable at $0.331 per share, which fully vest on August 8, 2012, subject to continuation of service. Such stock options would, if vested on the date of cessation of service, remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

On August 23, 2012, the Company granted Richard Siber options to purchase a total of 250,000 shares of the Company’s common stock at a price $0.325 per share. 50,000 of these options were granted as compensation for acting as a chairman of a Board committee. The options expire on August 22, 2017 and immediately vested upon grant. Such stock options will remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

On November 1, 2011, the Company appointed Stephen D. Baksa to serve on its Board of Directors. Pursuant the appointment letter agreement with him dated November 1, 2011 (the “Baksa Agreement”), we will pay Mr. Baksa an annual cash stipend of $20,000 (in quarterly increments). The Company also granted to Mr. Baksa 200,000 five-year stock options under our 2010 Stock Plan, which annual options would vest in one lump amount one year after they are granted, subject to continuation of service. Such stock options would, if vested on the date of cessation of service, remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner. As contemplated by the Baksa Agreement, we granted such 200,000 stock options to Mr. Baksa effective November 1, 2011. The exercise price of the stock options is $0.225 per share.

On August 23, 2012, the Company granted Stephen Baksa options to purchase a total of 50,000 shares of the Company’s common stock at a price $0.325 per share. These options were granted as compensation for acting as a chairman of a Board committee. The options expire on August 22, 2017 and immediately vested upon grant. Such stock options will remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

On November 29, 2012, the Company granted Stephen Baksa options to purchase a total of 200,000 shares of the Company’s common stock at a price $0.389 per share. The options expire on November 28, 2017 and immediately vested upon grant. Such stock options will remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

On December 10, 2012, pursuant to the letter agreement with him dated December 10, 2012, the Company will pay Mr. Sandelman an annual cash stipend of $20,000 (in quarterly increments). The Company also granted Mr. Sandelman 200,000 stock options under the Company’s 2008 Stock Plan exercisable at $0.446 per share. The options expire on December 10, 2017 and immediately vested upon grant. Such stock options will remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

Effective August 23, 2012, our non-employee Board members receive $250 per meeting, Committee or Board, in-person or telephonic. This compensation is in addition to the $20,000 per year compensation for regular board service by the non-employee Directors. There are currently no other regular cash compensation arrangements in place for members of the Board of Directors acting as such. Directors may however be reimbursed their expenses, if any, for attendance at meetings of the Board of Directors.

The following table sets forth compensation received by our directors in the fiscal year ended September 30, 2012.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Anthony Macaluso(2)	0	0	0	0	0
James Orsini(1)	0	0	0	0	0
Richard Siber	20,750	0	22,359	0	43,109
Stuart R. Levine	20,000	0	22,359	0	42,359
Stephen D. Baksa	18,315	0	8,838	0	27,153

(1)	This table includes only his compensation which was expressly for service as a director. Mr. Orsini received other compensation as an executive officer—see the Summary Compensation Table above.

(2)	This table includes only his compensation which was expressly for service as a director. Mr. Macaluso received other compensation as an executive officer—see the Summary Compensation Table above.

Certain Relationships and Related Transactions, and Director Independence

In addition to the cash and equity compensation arrangements of our directors and executive officers discussed above under “Director Compensation” and “Executive Compensation,” the following is a description of transactions since October 1, 2009, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Macaluso 2009 Intellectual Property Transaction - On December 14, 2009, Anthony Macaluso assigned to us, as required by the Agreement and Plan of Merger and Reorganization dated March 20, 2008, under which we acquired Interactive in a reverse merger, all of his rights in a US patent and approximately 20 patent applications, generally related to providing information over cell phones. Upon the assignment, we reimbursed him $244,840 for the total legal fees he had incurred relating to the property transferred. Since then, several patents have been issued on these patent applications.

2010 Macaluso/Activate Consolidation and Modification - 2009 Debt - In fiscal 2009, Activate, Inc., which is an affiliate of Anthony Macaluso, made loan advances of $894,500 to us, at 8% interest per annum. We repaid $99,081 in fiscal 2009 and $504,000 in fiscal 2010. In June 2009, Activate, Inc. purchased from a third party a $250,000 promissory note, bearing 10% interest per annum, which we had issued. On June 28, 2010, we issued Activate, Inc. a new convertible promissory note with a principal amount of $633,651, which represented $291,397 of outstanding loan advances, plus the $54,170 of accrued but unpaid interest on the loan advances, plus the $250,000 principal amount of the purchased promissory note, plus the $29,787 of accrued but unpaid interest on the purchased $250,000 promissory note, plus the $8,297 of accrued but unpaid interest on the converted $73,445 convertible promissory note. The new note was to mature on June 27, 2011, accrued interest at an annual rate of 1% and was convertible at the holder’s option into our common stock at $0.37 per share. We prepaid, in February and April 2011, the entire principal amount of and all accrued interest on this new note.

Macaluso 2010 Debt Conversion - On or shortly after June 28, 2010, Anthony Macaluso and his former spouse, Nicole Macaluso, converted a convertible promissory note’s principal balance of $2,319,512 into 28,993,896 shares of our common stock. Anthony Macaluso received 13,773,992 of these shares issued.

On June 28, 2010, we issued Anthony Macaluso a new convertible promissory note with a principal amount of $155,531, which represented $123,581 of accrued compensation (net of payroll taxes) plus the $31,950 accrued but unpaid interest due him on the converted $2,319,512 convertible promissory note. The new note matured on June 27, 2011, accrued interest at an annual rate of 1% and was convertible at the holder’s option into our common stock at $0.37 per share. We repaid, in May and June 2011, the entire principal amount of and all accrued interest on this new note. On June 28, 2010, Activate, Inc. converted a convertible note’s principal balance of $73,445 into 918,063 shares of our common stock.

Cassina 2010 Debt Conversion - From time to time our then- director James Cassina advanced funds to us, and from time to time we have repaid some of the principal amount of and accrued interest on such advances. The net advances began accruing interest in December 2008 at an annual rate of 8%. On June 29, 2010, we issued 606,768 shares of common stock to him in satisfaction of the total balance of $224,511 (which included accrued interest of $25,011), for an effective conversion rate of $0.37 per share.

Soapbox Mobile, Inc. Related-Party Arrangements - Anthony Macaluso is the preferred shareholder of Soapbox Mobile, Inc. (“Soapbox”), which provided the use of certain equipment and software to us from February 2008 through June 2010 at a monthly rate of $4,000 and had been providing them to us from July 1, 2010 to June 30, 2011 at a monthly rate of $7,500. On June 30, 2011, we entered into an agreement with Anthony Macaluso whereby the Company was granted an option to acquire his majority interest in Soapbox. Under the terms of the option grant, we were required to pay and did a deposit of $155,000 which was to be refunded in the event the acquisition did not close. Under the option agreement both parties had the opportunity to perform due diligence necessary to determine the value of the majority interest and perform other actions necessary to complete the acquisition.

On March 30, 2012, we were granted an exclusive perpetual license to utilize the “Anywhere” software and related source code from Soapbox. Under the terms of the underlying agreement, we issued 200,000 shares of its common stock to Soapbox and paid $30,000 in April 2012. All of the consideration paid was distributed to eight individuals comprising all of the common shareholders of Soapbox pursuant to instructions from Soapbox. We valued the license at $76,000, comprising of the fair value of the 200,000 shares on date of grant ($46,000) and the $30,000 of cash. The license, by its terms, has an indefinite life and is therefore not subject to amortization. Mr. Macaluso received no portion of the consideration paid.

On November 27, 2012 we entered into a Settlement and Mutual Special Release with Mr. Macaluso as final global settlement of any and all outstanding matters pertaining to Soapbox Mobile, including any and all claims he may have individually related to or on behalf of Soapbox in any capacity held by him formerly or currently. Macaluso claimed his personal capital outlay for his ownership interest in Soapbox was $755,000, made primarily due to their Anywhere software platform. We agreed to total consideration of $755,000, which included the $155,000 received related to the original Option Agreement from June 2011.

Mike Robert Settlement and Mutual Release – On September 30 2011, the Company modified the terms of certain warrants previously granted to Mike Robert, who beneficially owned more than 5% of our stock. Under the modified terms, the expiration date for warrants to purchase 2,750,000 shares of the Company’s common stock at a price of $1.00 per share were extended one year to December 13, 2012, the expiration date for warrants to purchase 1,750,000 shares of the Company’s common stock at a price of $1.00 per share were extended one year to January 7, 2013, the expiration date for warrants to purchase 1,000,000 shares of its common stock at $0.75 per share were extended to September 3, 2013. As the fair value of these warrants based upon their modified term were less than their respective fair value when originally granted, we did not recognize any additional consideration to Mr. Robert. As consideration to us for the modification, Mr. Robert agreed to cancel 2,750,000 stock options previously granted with an exercise price of $1.50 per share.

Baksa 2011 Convertible Note and Warrants Purchase - On November 14, 2011, one of our Directors, Stephen Baksa, purchased from us a $500,000 promissory note and 1,000,000 warrants, in exchange for $500,000 cash. The note bears interest at 10% per annum and matures in one year, and is convertible into our common stock at $0.50 per share. The warrants have an exercise price of $0.25 per share and expire in three years.

Baksa Convertible Note and Warrants 2012 Modification – In support of a private offering by us that began in September of 2012, one of our Directors, Stephen Baksa agreed to modify his outstanding $500,000 Note and 1,000,000 Warrants from the November 2011 transaction at our request. The modified notes bear interest at a rate of 10% per annum. Principal and any unpaid accrued interest are fully due on September 7, 2014. Outstanding principal is convertible into shares of our common stock at a conversion rate of $0.50 per share. The warrants are exercisable at price of $0.25 per share and expire on September 7, 2015. The modifications are consistent with the terms of the notes and warrants issued in our September 2012 offering which was completed in October 2012.

Outstanding Current Service Provider High-Exercise-Price Plan Options - In December 2012, we modified the terms of certain stock options granted to certain employees, officers, directors, and active third party service providers by mutual agreements with them. Under the modified terms, we reduced the number of shares to be purchased under these option grants from a total of 17,134,334 shares to a total of 14,534,934 shares with a reduction in the purchase price on these grants from original prices ranging from $1.375 to $0.90 per share, to $0.469 per share. A breakdown of the modified grants is as follows:

	Shares under	Shares under
	Original	Modified
	Grant	Grant
Employees	5,809,334	4,914,934
Officers and directors	11,300,000	9,600,000
Outside legal counsel	25,000	20,000
	17,134,334	14,534,934

The modifications to options held by our officers are listed under “Executive Compensation” in this prospectus. Also, in addition to reducing the number of options previously granted at the reduced purchase price, Messrs. Macaluso and Orsini voluntarily agreed to amend their stock options to defer vesting of already vested options related to their employment agreements and half of their unvested options for an additional six months. The options modification program had not required any changes in any affected options’ vesting trems.

Richard Siber, a Company director, participated in the options modification program and as a result options granted in 2010 to him were reduced from 3,000,000 options exercisable at $0.90 per share to 2,550,000 exercisable at $0.469 per share. Additional options granted in 2010 were reduced from 50,000 options exercisable at $1.375 per share to 40,000 exercisable at $0.469 per share.

Peltz Capital Management, LLC Consulting Services 2012 - On October 15, 2012 our Executive Chairman granted an option to purchase up to 3,750,000 shares personally held by him, at an exercise price of $0.295 per share to Peltz Capital Management, LLC in connection with Consulting services to be provided to him as the Company’s Executive Chairman. Further, the personal grant by the Executive Chairman also included a registration rights agreement whereby we are obligated to register the shares underlying the options at our expense. We are receiving a direct benefit from the services rendered by the consultant and have recorded the fair value of the option grant as contributed capital in the amount of $549,750. Pursuant to the Agreement, the option vested immediately and expires two years form the date of grant. Additionally, services are to be rendered by the consultant for a period equal to the life of the option; as a result, the fair value of the option will be amortized on a straight line basis over the two-year life of the grant.

On December 7, 2012 our Executive Chairman granted a further option to purchase up to 2,000,000 shares personally held by him, at an exercise price of $0.48 per share to Peltz Capital Management, LLC in connection with Consulting services to be provided to him as the Company’s Executive Chairman. Further, the personal grant by the Executive Chairman also included a registration rights agreement whereby we are obligated to register the shares underlying the options at our expense. We are receiving a direct benefit from the services rendered by the consultant and have recorded the fair value of the option grant as contributed capital in the amount of $371,800. Pursuant to the Agreement, the option vested immediately and expires two years form the date of grant. Additionally, services are to be rendered by the consultant for a period equal to the life of the option; as a result, the fair value of the option will be amortized on a straight line method over the two-year life of the grant.

Director Independence

Our Board of Directors presently consists of six members. Our Board of Directors has determined that each of Mr. Baksa, Mr. Siber and Mr. Levine are “independent," as defined by SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Although our stock is not listed for trading on the Nasdaq Stock Market at this time, we are required to determine the independence of our directors by reference to the rules of a national securities exchange. In accordance with these requirements, we have determined that Richard Siber, Stuart R. Levine and Stephen D. Baksa are "independent directors," as determined in accordance with Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

Mr. Macaluso and Mr. Orsini are executive officers of the Company, and therefore are not independent directors. Mr. Sandelman has recently joined the Board and as such it has not yet made a formal determination regarding independence.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 31, 2012, the beneficial ownership of Single Touch Systems Inc. common stock by each of our directors and named executive officers, each person known to us to beneficially own more than 5% of our common stock, and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power (subject to applicable community property laws) and that person’s address is c/o Single Touch Systems Inc., 100 Town Square Place, Suite 204, Jersey City, NJ 07310. Shares of Common Stock subject to options, warrants, or convertible notes currently exercisable or convertible or exercisable or convertible within 60 days after December 31, 2012 are deemed outstanding for computing the share ownership and percentage of the person holding such options, warrants, or convertible notes but are not deemed outstanding for computing the percentage of any other person.

	Shares	Percentage
Anthony Macaluso (1)	34,582,526	21.6%
Richard Siber (2)	3,055,000	2.6%
James Orsini (12)	1,900,000	1.4%
Medical Provider Financial Corporation IV (3)	12,700,000	9.6%
John Quinn (9)	600,000	0.5%
Nicole Macaluso (1)(5)	23,267,219	17.4%
Mike Robert (6)	9,774,370	7.2%
Stephen D. Baksa (4)	8,415,034	6.2%
Stuart R. Levine (8)	475,000	0.4%
Jonathan E. Sandelman (10)	3,575,000	2.7%
Peltz Capital Management LLC (11)	7,975,000	5.7%

Officers and Directors as a Group (7 persons) (7)	52,602,560	31.4%

(1)
Includes 4,639,400 shares underlying stock options, 1,250,000 shares underlying warrants. Also includes 21,997,219 shares owned directly or as custodian by Nicole Macaluso, which Mr. Macaluso has the right to vote pursuant to a proxy. Mr. Macaluso holds 3,395,907 shares in his own name. Mr. Macaluso disclaims beneficial ownership of the shares owned by Nicole Macaluso. Does not include 3,300,000 shares underlying stock options not exercisable within 60 days.

(2)	Includes 3,040,000 shares underlying stock options.
(3)	The address for Medical Provider Financial Corporation IV is 2100 South State College Boulevard, Anaheim, CA 92806. Thomas Seaman is now acting as receiver.
(4)
Includes shares held by him directly and in trust. Includes 450,000 shares underlying stock options, 1,100,000 shares underlying warrants and 1,100,000 shares convertible pursuant to a promissory note.

(5)
The address for Ms. Macaluso is P. O. Box 1318, Rancho Santa Fe, CA 92067. Includes 20,000 shares underlying stock options and 1,250,000 shares underlying warrants. Ms. Macaluso holds 21,747,219 shares in her name and 250,000 shares as custodian for children. Other than the shares listed in the table next to her name, Ms. Macaluso disclaims beneficial ownership of the shares beneficially owned by Anthony Macaluso.

(6)	The address for Mr. Robert is 4831 Mt. Longs Drive, San Diego, CA 92117. Includes 2,750,000 shares underlying warrants issued by us.
(7)	Includes Messrs. Macaluso, Siber, Orsini, Baksa, Levine, Sandelman and Quinn.
(8)	Includes 450,000 shares underlying stock options.
(9)	Includes 500,000 shares underlying stock options. Does not include 850,000 shares underlying stock options not exercisable within 60 days.
(10)	Includes 200,000 shares underlying stock options.
(11)
The address for Peltz Capital Management LLC is 9601 Wilshire Boulevard, Beverly Hills, CA 90210. Includes 250,000 shares held directly, 1,975,000 shares underlying stock options from us and 5,750,000 shares underlying options from Mr. Macaluso.

(12)	Includes 1,500,000 shares underlying stock options. Does not include 2,550,000 shares underlying stock options not exercisable within 60 days.

SELLING STOCKHOLDERS

This prospectus covers offers and sales of up to 12,180,642 shares of our common stock which may be offered from time to time by the selling stockholders identified in this prospectus.

The table below identifies each selling stockholder and shows the number of shares of common stock beneficially owned by the selling stockholder before and after this offering, and the numbers of shares offered for resale by the selling stockholder.  The “Shares Beneficially Owned Before Offering” columns in the table speak as of December 31, 2012, although the “offering” could be considered to have begun on July 18, 2011, the date of the original prospectus. Our registration of these shares does not necessarily mean that each such selling stockholder will sell all or any of its shares of common stock. However, the “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this prospectus will be sold by each such selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder. No estimate can be given as to the number of shares that will be held by each such selling stockholder after completion of this offering because each such selling stockholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

The 9,698,341 shares to be sold hereunder by the selling stockholders other than Laurence Dunn, Gar Wood Securities, LLC, Jackson E. Spears, Constance A. Schadewitz and William R. Gregozeski were issued by us, or underlie warrants issued by us, in July 2010 in a private placement to the respective selling stockholders or their predecessors; we issued 8,225,339 shares (7,642,006 of which are being registered here) plus warrants overlying 2,056,334 shares which are being registered here. Each detachable unit consisting of four shares and one warrant was sold for $3.00. The warrants are exercisable for $1.00 per share cash and expire on July 15, 2013.

The 1,212,500 shares to be sold hereunder by Laurence Dunn include 447,500 shares underlying warrants (exercised subsequent to July 18, 2011, the date of the original prospectus), with an exercise price of $0.02 per share, which were issued to him on July 25, 2007 by our predecessor Single Touch Interactive, Inc., in connection with his consulting services to that company. Mr. Dunn was until recently a Director of Single Touch Systems Inc.

The 1,269,801 shares to be sold hereunder by Gar Wood Securities, LLC and its affiliates Jackson E. Spears, Constance A. Schadewitz and William R. Gregozeski underlie warrants issued to them on January 1, May 10 and July 23, 2010 in connection with placement and financial advisory services rendered by Gar Wood Securities, LLC. The warrants were exercisable for $1.00 per share cash and expired on December 31, 2012 (un-exercised as to all 1,000,000 warrants), or are scheduled to expire on May 9, 2013 (as to 100,273 warrants) and on July 22, 2013 (as to 169,528 warrants).

The following table sets forth the name of each selling stockholder, and, if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such stockholder before the offering, the amount being offered for the stockholder’s account, and the amount to be owned by such stockholder after completion of the offering.

	Shares Beneficially Owned Before Offering (1)			Shares Beneficially Owned After Offering (1)
Beneficial Owner	Shares	%	Shares Being Offered	Shares	%
Kenneth R. Burns (2)	371,170	*	166,666	204,504	*
C. Kenneth Shank (3)	301,801	*	166,666	135,135	*
Stephen D. Baksa (4)	8,415,034	6.2%	500,000	7,915,034	5.9%
Daniel D. Blackwell, Jr. and Carla Falcon Blackwell (5)	166,666	*	166,666	0	*
ELAN 2008 GRAT II, Edward M. Giles, Grantor (6)	5,560,544	4.1%	416,670	1,810,539	1.3%
Isles Capital L.P. (6)	5,560,544	4.1%	500,000	1,810,539	1.3%
Edward M. Giles (6)	5,560,544	4.1%	1,166,670	1,810,539	1.3%
Edward M. Giles Roth IRA #3 (6)	5,560,544	4.1%	1,666,665	1,810,539	1.3%
John S. Concklin (7)	206,669	*	83,335	123,334	*
H.S. FitzGibbon II (8)	586,667	*	83,334	503,333	*
Mark T. Donahoe (9)	550,000	*	250,000	300,000	*
Superius Securities Group, Inc. Profit Sharing Plan (10)	3,400,000	2.5%	2,500,000	900,000	*
Robert V. Chiarello (11)	540,540	*	250,000	290,540	*

Sean M. Crowley (12)	223,334	*	223,334	0	*
James Crowley (13)	63,333	*	33,333	30,000	*
Marshall & Ilsley Trust Company, N.A. (14)	513,375	*	513,375	0	*
Band & Co. (15)	104,875	*	104,875	0	*
Rob Damron (16)	6,750	*	6,750	0	*
Gemini Master Fund, Ltd. (17)	193,335	*	193,335	0	*
Hudson Bay Master Fund LP (18)	33,333	*	33,333	0	*
Health Alliance Network, Inc. Profit Sharing Plan FBO Anthony V. Milone (19)	106,834	*	35,000	31,834	*
Anthony V. Milone (20)	106,834	*	40,000	31,834	*
Triad Petroleum Inc. Defined Benefit Pension Plan (21)	40,000	*	40,000	0	*
Matthew Strobeck (22)	83,335	*	83,335	0	*
Cranshire Capital LP (23)	16,667	*	16,667	0	*
Iroquois Master Fund Ltd. (24)	41,666	*	41,666	0	*
Margery Scotti (25)	1,416,666	1.0%	250,000	1,166,666	*
Gavin Scotti (26)	436,936	*	166,666	270,270	*
Laurence Dunn (27)	1,997,500	1.5%	1,212,500	785,000	*
Gar Wood Securities, LLC (28)	126,980	*	126,980	0	*

Jackson E. Spears (29)	480,941	*	480,941	0	*
Constance A. Schadewitz (30)	330,940	*	330,940	0	*
William A. Gregozeski (31)	330,940	*	330,940	0	*
TOTAL	26,646,831	18.89%	12,180,642	15,466,189	11.0%

Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 132,472,392 shares of common stock outstanding as of December 31, 2012. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of such person’s common stock subject to options, warrants and convertible promissory notes exercisable or convertible within 60 days after December 31, 2012 are deemed to be outstanding. Except as otherwise noted, we believe that each of the stockholders named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. The information with respect to beneficial ownership is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders or based upon our actual knowledge. We have also included the total offered shares and have not adjusted for shares that may have already been sold hereunder.

(2)	Includes 33,333 shares underlying warrants.
(3)	Includes 33,333 shares underlying warrants.
(4)
Includes shares held by him directly and in trust. Includes 450,000 shares underlying stock options, 1,100,000 shares underlying warrants and 1,100,000 shares convertible pursuant to a promissory note. Mr. Baksa has been a director of us since November 1, 2011.

(5)	Includes 33,333 shares underlying warrants.
(6)
Edward M. Giles is the beneficial owner of the securities held by Edward M. Giles IRA #2 (1,333,332 outstanding shares), himself (2,370,275 outstanding shares, 450,000 shares underlying warrants and 220,000 shares underlying a convertible promissory note.), Edward M. Giles Roth IRA #3 (333,333 shares underlying warrants), ELAN 2008 GRAT II, Edward M. Giles, Grantor (83,334 shares underlying warrants), Isles Capital, L.P. (670,270 outstanding shares and 100,000 shares underlying warrants).

(7)	Includes 16,667 shares underlying warrants.
(8)	Includes 216,667 shares underlying warrants and 220,000 shares underlying a convertible promissory note.
(9)	Includes 50,000 shares underlying warrants. Certain of the offered shares have already been sold hereunder.
(10)	Includes 900,000 shares underlying warrants. The natural person with voting and investment control over the entity’s beneficially-owned shares is James Hudgins.
(11)	Includes 50,000 shares underlying warrants.
(12)	Includes 66,667 shares underlying warrants.
(13)	Includes 33,333 shares underlying warrants.
(14)
Includes 102,675 shares underlying warrants subsequently assigned on  Jan 24, 2012 to BMO Harris Bank cust. Keith & Jane Nosbush 2012 Family Trust. The natural person with voting and investment control over the entity's beneficially-owned shares is Keith & Jane Nosbush.

(15)	Includes 20,975 shares underlying warrants. The natural person with voting and investment control over the entity's beneficially-owned shares is Joseph Frohna.
(16)	Includes 1,350 shares underlying warrants.

(17)	Includes 66,667 shares underlying warrants. The natural person with voting and investment control over the entity’s beneficially-owned shares is Steven Winters.
(18)
Includes 33,333 shares underlying warrants. The natural person with voting and investment control over the entity’s beneficially-owned shares is Sander Gerber. Sander Gerber disclaims beneficial interest over these securities.

(19)	Includes 78,834 shares outstanding shares owned by Anthony V. Milone.
(20)	Includes 28,000 shares held by Health Alliance Network, Inc. Profit Sharing Plan.
(21)	Includes 8,000 shares underlying warrants. The natural person with voting and investment control over the entity’s beneficially-owned shares is Joseph Di Mauro.
(22)	Includes 16,667 shares underlying warrants.
(23)	Includes 16,667 shares underlying warrants. The natural person with voting and investment control over the entity’s beneficially-owned shares is Keith Goodman.
(24)	Includes 8,333 shares underlying warrants. The natural person with voting and investment control over the entity’s beneficially-owned shares is Joshua Silverman.
(25)	Includes 50,000 shares underlying warrants.
(26)	Includes 33,333 shares underlying warrants.
(27)	Includes 447,500 shares from warrants exercised and 1,550,000 shares underlying stock options.
(28)
Includes 126,980 shares underlying warrants. The natural person with voting and investment control over the entity’s beneficially-owned shares is Robert Jersey. Excludes shares beneficially-owned by Jackson E. Spears, Constance A. Schadewitz and William R. Gregozeski. Includes 100,000 warrants that expired December 31, 2012.

(29)	Includes 480,941 shares underlying warrants. Includes 400,000 warrants that expired December 31, 2012.
(30)	Includes 330,940 shares underlying warrants. Includes 250,000 warrants that expired December 31, 2012.
(31)	Includes 330,940 shares underlying warrants. Includes 250,000 warrants that expired December 31, 2012.

DESCRIPTION OF CAPITAL STOCK

General Background

Our authorized capital stock currently consists of 200 million shares of common stock, $0.001 par value, and 5 million shares of preferred stock, $0.0001 par value.

As of December 31, 2012, we had issued and outstanding 132,472,392 shares of common stock, held by approximately 244 stockholders of record. This does not include the holders of approximately 82 un-exchanged stock certificates or the additional holders of our common stock who held their shares in street name as of that date.

In addition, as of December 31, 2012, we had outstanding options to acquire 32,610,400 shares of common stock, outstanding warrants to acquire 22,852,675 shares of common stock and Notes convertible into 9,960,000 common shares.

Common Stock

Except as required by law, holders of our common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of common stock do not have cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon any liquidation, dissolution, or winding up of Single Touch Systems, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Our common stock is not currently traded on any national securities exchange and instead is quoted on the OTC Bulletin Board under the symbol “SITO.”

Preferred Stock

We are authorized to issue 5,000,000 shares of “blank check” preferred stock, $0.0001 par value per share, none of which as of the date hereof is designated or outstanding. The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the Board of Directors, without the necessity of obtaining approval of our stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Single Touch Systems without further action by the stockholders and may adversely affect the market price of and voting, economic and other rights of holders of our common stock.

Anti-takeover Effects of Provisions of Delaware Law and our Charter and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our stock. These provisions are intended to:

●	enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;
●	discourage certain types of transactions which may involve an actual or threatened change in control of Single Touch Systems;
●	discourage certain types of transactions which may involve an actual or threatened change in control of Single Touch Systems;
●	discourage certain tactics that may be used in proxy fights;
●	encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and
●	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all our outstanding shares or that is otherwise unfair to our stockholders.

Our Certificate of Incorporation provides that special meetings of our stockholders may be called only by the board of directors or an officer authorized by it to do so. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The Delaware General Corporation Law, or DGCL, provides generally that the affirmative vote of a majority of the shares outstanding and entitled to vote is required to amend a corporation’s certificate of incorporation. Our bylaws may be amended generally by the affirmative vote of a majority of the shares entitled to vote thereon or by the act of a majority of our directors.

We believe that we currently would not satisfy the elements of Section 203 of the DGCL (Section 203), and accordingly that currently the provisions of Section 203 would not apply to any proposed business combination in which we would be acquired. Under Section 203, certain business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an interested stockholder are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (we did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan), or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation’s directors. The term business combination is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. The term interested stockholder is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation’s voting stock. If it should become applicable to us in the future, Section 203 could prohibit or delay a merger, takeover or other change in control of our company and therefore could discourage attempts to acquire us.

Applicability of California Corporate Law

Although we are incorporated in Delaware, we may nonetheless be subject to Section 2115 of the California General Corporation Law, which imposes various requirements of California corporate law on non-California corporations if they have specified characteristics of ownership and operations indicating significant contacts with California. Public companies listed on a recognized national securities exchange are generally exempt from Section 2115. Since our common stock is traded on the OTC Bulletin Board, we are potentially subject to the provisions of Section 2115. The key provision of California corporate law that may apply to us is the right of our stockholders to cumulate votes in the election of directors.

In May 2005, the Delaware Supreme Court in VantagePoint Venture Partners 1996 v. Examen, Inc. held that Section 2115 violates the internal affairs doctrine and thus does not apply to Delaware corporations. If followed by California courts, this ruling would mean that the cumulative voting requirements and other sections of the California Corporations Code do not apply to us. The impact of the Delaware Supreme Court’s decision on our situation, as it may be interpreted by California courts, is uncertain.

Indemnification of Directors and Officers

The DGCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merits or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.

The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.

Our Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. Our Certificate of Incorporation also provides that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.

Furthermore, our Bylaws provide that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Certificate of Incorporation or the DGCL.

Also, we have entered into indemnification agreements with our (outside) directors and with Mr. Quinn.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock, registered hereunder, on any stock exchange, market or trading facility on which the shares are traded or in private transactions, at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	to cover short sales made after the date this Registration Statement is declared effective by the Securities and Exchange Commission;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if then required, file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the being notified in writing by any selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will, if then required, file a supplement to this prospectus in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholders and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made before the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. Each selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the selling stockholder in connection with resales of its shares under this registration statement.

We will pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus have been passed upon for us by Stradling Yocca Carlson & Rauth, San Diego, California.

EXPERTS

Our financial statements as of and for the fiscal years ended September 30, 2012 and 2011, included in this prospectus have been audited by Weaver, Martin & Samyn LLC, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules for further information relating to us and our common stock.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission’s internet website at the following address: http://www.sec.gov.

Interim Financial Statements December 31, 2012

SINGLE TOUCH SYSTEMS, INC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2012	2012

Assets
Current assets
Cash and cash equivalents	$1,378,363	$2,157,707
Overpayment due from officer	25,118	-
Accounts receivable - trade	1,370,782	1,085,840
Prepaid expenses	900,378	129,290

Total current assets	3,674,641	3,372,837

Property and equipment, net	205,155	228,499

Other assets
Capitalized software development costs, net	403,254	383,227
Intangible assets:
Patents	568,501	602,056
Patent applications cost	719,681	667,858
Software license	831,000	76,000
Deposit - related party	-	155,000
Other assets including security deposits	84,278	84,278

Total other assets	2,606,714	1,968,419

Total assets	$6,486,510	$5,569,755

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2012	2012
	(Unaudited)

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$1,044,429	$768,263
Accrued expenses	226,866	200,591
Accrued compensation - related party	76,783	72,730
Current obligation on patent acquisitions	-	87,500
Convertible debentures - unrelated parties	104,435	294,241

Total current liabilities	1,452,513	1,423,325

Long-term liabilities
Deferred revenue	25,000	25,000
Convertible debenture - related party	542,087	527,512
Convertible debentures - unrelated parties	3,399,221	2,685,280
Total long-term liabilities	3,966,308	3,237,792

Total liabilities	5,418,821	4,661,117

Stockholders' Equity
Preferred stock, $.0001 par value, 5,000,000 shares authorized;
none outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized,
132,472,392 shares issued and outstanding as of December 31, 2012
and September 30, 2012	132,472	132,472
Additional paid-in capital	127,816,823	125,425,617
Accumulated deficit	(126,881,606)	(124,649,451)

Total stockholders' equity	1,067,689	908,638

Total liabilities and stockholders' equity	$6,486,510	$5,569,755

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	December 31,
	2012	2011

Revenue
Wireless applications	$1,947,278	$1,589,673

Operating Expenses
Royalties and application costs	883,793	763,321
Research and development	8,706	37,200
Compensation expense (including stock based
compensation of $1,109,720 in 2013 and $9,690 in 2012)	1,755,338	693,823
Depreciation and amortization	154,786	155,471
General and administrative (including stock based
compensation of $296,821 in 2013 and $21,416 in 2012)	1,067,524	530,670
	3,870,147	2,180,485

Loss from operations	(1,922,869)	(590,812)

Other Income (Expenses)
Interest income	21	25
Interest expense	(308,507)	(37,609)

Net (loss) before income taxes	(2,231,355)	(628,396)

Provision for income taxes	(800)	(800)

Net income (loss)	$(2,232,155)	$(629,196)

Basic and diluted loss per share	$(0.02)	$(0.00)

Weighted average shares outstanding	132,472,392	130,182,392

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	December 31,
	2012	2011

Cash Flows from Operating Activities
Net loss	$(2,232,155)	$(629,196)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation expense	23,345	29,641
Amortization expense - software development costs	97,887	93,754
Amortization expense - patents	33,554	32,076
Amortization expense - discount of convertible debt	183,915	15,777
Stock based compensation	1,406,541	31,106
(Increase) decrease in assets
(Increase) decrease in overpayment due from officer	(25,118)	-
(Increase) decrease in accounts receivable	(284,941)	(240,564)
(Increase) decrease in prepaid expenses	24,255	34,511
(Increase) decrease in deposits and other assets	-	(1,154)
Increase (decrease) in liabilities
Increase (decrease) in accounts payable	276,165	2,759
Increase (decrease) in accrued expenses	30,328	28,549
Increase (decrease) in accrued interest	104,592	21,832

Net cash used in operating activities	(361,632)	(580,909)

Cash Flows from Investing Activities
Patents and patent applications costs	(51,823)	(38,990)
Purchase of property and equipment	-	(5,282)
Capitalized software development costs	(117,914)	(92,072)
Payment on settlement regarding Anywhere software license	(600,000)	-

Net cash used in investing activities	$(769,737)	$(136,344)

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	December 31,
	2012	2011

Cash Flows from Financing Activities
Proceeds from issuance of convertible debt - unrelated parties	688,000	1,300,000
Proceeds from issuance of convertible debt - related parties	-	500,000
Principal reduction on convertible debt	(200,000)	-
Expenditures relating to private offerings	(48,475)	-
Repayments on related party loans	-	-
Principal reduction on obligation on patent purchases	(87,500)	-

Net cash provided by (used in) financing activities	352,025	1,800,000

Net increase (decrease) in cash	(779,344)	1,082,747

Beginning balance - cash	2,157,707	523,801

Ending balance - cash	$1,378,363	$1,606,548

Supplemental Information:
Interest expense paid	$20,000	$-
Income taxes paid	$-	$-

Non-cash investing and financing activities:

For the three-months ended December 31, 2012

During the three months ended December 31, 2012, the Company received $688,000 through the issuance of convertible debt including common stock warrants to purchase 1,376,000 shares of the Company's common stock at $0.25 per share. The Company recognized discounts against the principal amounts due totaling
$163,849 with an offsetting amount charged to equity. (See Note 9)

In connection with the above debt issuance, the Company paid placement fees that included cash totaling $48,475 and warrants to purchase 110,000 shares of the Company's common stock at $0.304 per share. The warrants were valued at $27,445. The total placement fee of $75,920 is recognized as a loan fee and is reflected in the balance sheet as an additional discount against the principal and accrued interest due on the underlying convertible debt. (See Note 9)

During the three months ended December 31, 2012, the Company's Executive Chairman granted an option to a third party to purchase a total of 5,750,000 shares of the Company's common stock personally owned by him. Of the 5,750,000 options granted, 3,750,000 have an exercise price of $0.295 per share and 2,000,000 have an exercise price of $0.48 per share. The options expire two years from date of grant. The options were granted in exchange for consulting services that directly benefit the
Company. Therefore, the Company recorded the fair value of the options granted of $847,300 to equity as contributed capital with an offset to prepaid expense. The $847,300 is being amortized to operations over the two year term of the consulting agreement. During the three months ended December 31, 2012, the amortized portion of prepaid expense that was charged to operations totaled $51,957.

During the three months ended December 31, 2012, the Company recognized stock-based compensation totaling $1,406,541 of which $864,858 was recognized on the vesting of 2,999,400 options, $489,726 was recognized as addiitonal compensation on the November 30, 2012 modification of 17,134,334 previously granted options, and $51,957 from the above indicated amortization of prepaid consulting expense.

During the three months ended December 31, 2012, the Company charged amortization of a beneficial conversion feature on convertible debt due to a Director of $1,973 to equity.

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

Non-cash investing and financing activities (continued):

For the three-months ended December 31, 2011

During the three months ended December 31, 2011, the Company received $1,800,000 through the issuance of convertible debt including common stock warrants to purchase 3,600,000 shares of the Company's common stock at $0.25 per share. The Company recognized discounts against the principal amounts due totaling $414,425 with an offsetting amount charged to equity. The discount is being amortized over the term of the respective debt instrument. The discounts consist of the relative fair value of the warrants totaling $362,909 and the relative fair value of beneficial conversion features totaling $51,516. Amortization of the discounts charged to operations for the three months ended December 31, 2011 amounted to $15,777. In addition, amortization of $4,188 was charged to equity relating to the discount on debt issued to a related party.

During the three months ended December 31, 2011, the Company recognized stock based compensation of
$31,106 on the vesting of 750,000 options.

See accompanying notes.

Single Touch Systems, Inc.

Notes to Condensed Consolidated Financial Statements
December 31, 2012
(Unaudited)

1.     Organization, History and Business

Single Touch Systems, Inc. (the “Company”) was incorporated in Delaware on May 31, 2000, under its original name, Hosting Site Network, Inc. On May 12, 2008, the Company changed its name to Single Touch Systems, Inc.

The Company offers its patented technologies via a modular, adaptable platform and a multi-channel messaging gateway to its customers, enabling them to reach consumers on all types of connected devices.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position of the Company as of December 31, 2012, and the results of its operations and cash flows for the three months ended December 31, 2012 and 2011. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”). The Company believes that the disclosures in the unaudited condensed consolidated financial statements are adequate to make the information presented not misleading. However, the unaudited condensed consolidated financial statements included herein should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012 filed with the Commission on January 2, 2013.

2.     Summary of Significant Accounting Policies

Reclassification

Certain reclassifications have been made to conform to the fiscal 2012 amounts to the fiscal 2013 classifications for comparative purposes.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Single Touch Systems, Inc. and its wholly- owned subsidiaries, Single Touch Interactive, Inc., and Single Touch Interactive R&D IP, Inc. (formed in Nevada on October 8, 2012). Intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

Revenue is derived on a per-message/notification basis through the Company’s patented technologies and a modular, adaptable platform designed to create multi-channel messaging gateways for all types of connected devices. The Company also earns revenue for services, such as programming, licensure on Software as a Service (“SaaS”) basis, and on a performance basis, such as when a client acquires a new customer through the Company’s platform. Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as revised by SAB No. 104. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, the price is fixed or readily determinable, and collectability is probable. Sales are recorded net of sales discounts.

Accounts Receivable

Accounts receivable is reported at the customers’ outstanding balances, less any allowance for doubtful accounts.  Interest is not accrued on overdue accounts receivable.

Allowance for Doubtful Accounts

An allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses.  Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers.  Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired.

Property and Equipment

Property and equipment are stated at cost.  Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.  At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts.  Gains or losses from retirements or sales are credited or charged to income.

Depreciation is computed on the straight-line and accelerated methods for financial reporting and income tax reporting purposes based upon the following estimated useful lives:

Software development	2- 3 years
Equipment	5 years
Computer hardware	5 years
Office furniture	7 years

Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate.  The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value.  The Company determined that none of its long-term assets at December 31, 2012 were impaired.

Prepaid Royalties

The Company’s agreements with licensors and developers generally provide it with exclusive publishing rights and require it to make advance royalty payments that are recouped against royalties due to the licensor or developer based on product sales. Prepaid royalties are amortized on a software application-by-application basis, based on the greater of the proportion of current year sales to total current and estimated future sales or the contractual royalty rate based on actual net product sales. The Company continually evaluates the recoverability of prepaid royalties and charges to operations the amount that management determines is probable that will not be recouped at the contractual royalty rate in the period in which such determination is made or at the time the Company determines that it will cancel a development project. Prepaid royalties are classified as current and non-current assets based upon estimated net product sales within the next year.

Capitalized Software Development Costs

The Company capitalizes internal software development costs subsequent to establishing technological feasibility of a software application. Capitalized software development costs represent the costs associated with the internal development of the Company’s software applications. Amortization of such costs is recorded on a software application-by-application basis, based on the greater of the proportion of current year sales to total of current and estimated future sales for the applications or the straight-line method over the remaining estimated useful life of the software application. The Company continually evaluates the recoverability of capitalized software costs and will charge to operations amounts that are deemed unrecoverable for projects it abandons.

Issuances Involving Non-cash Consideration

All issuances of the Company’s stock for non-cash consideration have been assigned a dollar amount equaling the market value of the shares issued on the date the shares were issued for such services and property. The non-cash consideration paid pertains to consulting services and the acquisition of a software license (See Note 6).

Stock Based Compensation

The Company accounts for stock-based compensation under ASC Topic 505-50, formerly Statement of Financial Accounting Standards (“SFAS”) No. 123R, "Share-Based Payment” and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An amendment to SFAS No. 123.”  These standards define a fair-value-based method of accounting for stock-based compensation. In accordance with SFAS Nos. 123R and 148, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Binomial or Black-Scholes option-pricing models, whereby compensation cost is the excess of the fair value of the award as determined by the pricing model at the grant date or other measurement date over the amount that must be paid to acquire the stock. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. During the three months ended December 31, 2012, the Company recognized stock-based compensation expense totaling $1,406,541, of which $864,858 was recognized through the vesting of 2,999,400 common stock options, $489,726 was recognized on the November 30, 2012 modification of certain options previously granted (See Note 12), and $51,957 was recognized as compensation during the period on the amortization of the fair value of 5,750,000 options granted personally by the Executive Chairman to a third-party consultant (See Note 10). During the three months ended December 31, 2011, the Company recognized stock-based compensation expense totaling $31,106 through the vesting of 750,000 common stock options (See Note 12).

Loss per Share

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of warrants and debt to purchase common shares would have an anti-dilutive effect. Potential common shares as of December 31, 2012 that have been excluded from the computation of diluted net loss per share amounted to  65,422,675 shares and include 22,852,675 warrants, 32,610,000 options and $4,980,000 of debt and accrued interest convertible into  9,960,000 shares of the Company’s common stock.  Of the 65,422,675 potential common shares at December 31, 2012, 8,499,334 were not vested. Potential common shares as of December 31, 2011 that have been excluded from the computation of diluted net loss per share total 53,442,274 shares and include 16,030,986 warrants 33,780,000 options, and $1,815,644 of debt and accrued interest convertible into 3,631,288 shares of the Company’s common stock.

Cash and Cash Equivalents

For purpose of the statements of cash flows, the Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less.

Concentration of Credit Risk

The Company primarily transacts its business with one financial institution. The amount on deposit in that one institution may from time to time exceed the federally-insured limit.

Of the Company’s revenue earned during the three months ended December 31, 2012 and 2011, approximately 99% were generated from contracts with eight customers covered under the Company’s master services agreement with AT&T.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Convertible Debentures

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”).  A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense (if the debt is due to an unrelated party) or equity (if the debt is due to a related party), over the life of the debt using the effective interest method.

Income Taxes

The Company accounts for its income taxes under the provisions of ASC Topic 740, “Income Taxes.” The method of accounting for income taxes under ASC 740 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, "Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment" ("ASU 2012-02"), which permits an entity to make a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit's indefinite-lived intangible asset is less than the asset's carrying value before applying the two-step goodwill impairment model that is currently in place.

If it is determined through the qualitative assessment that the fair value of a reporting unit's indefinite-lived intangible asset is more likely than not greater than the asset's carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. ASU 2012-02 is effective for the Company for annual and interim indefinite-lived intangible asset impairment tests performed beginning October 1, 2012; however, early adoption is permitted. The Company believes the adoption of ASU 2012-02 will not have a material impact on its consolidated financial statements.

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change.

3.     Accounts Receivable

Accounts receivable consist of the following:

December 31,
2012
Due from customers	$1,375,052
Less allowance for bad debts	(4,270)
$1,370,782

4.     Property and Equipment

The following is a summary of property and equipment:

December 31,
2012
Computer equipment	$709,826
Equipment	46,731
Office furniture	127,670
884,227
Less accumulated depreciation	(679,072)
$205,155

Depreciation expense for the three months ended December 31, 2012 and 2011 was $23,345 and $29,641, respectively.

5.     Capitalized Software Development Costs

The following is a summary of capitalized software development costs:

December 31,
2012
Beginning balance	$383,227
Additions	117,914
Amortization	(97,887)
Charge offs	-
Ending balance	$403,254

Amortization expense for the remaining estimated lives of these costs are as follows:

Year Ending December 31
2013	$310,380
2014	92,874
$403,254

6.     Intangible Assets

Patents

The following is a summary of capitalized patent costs:

December 31,
2012
Patent costs	939,535
Amortization	(371,034)
$568,501

Amortization charged to operations for the three months ended December 31, 2012 and 2011 totaled $33,554 and $32,076, respectively

A schedule of amortization expense over the estimated life of the patents is as follows:

Year Ending December 31,
2013	$134,219
2014	134,219
2015	134,219
2016	127,057
2017	38,787
$568,501

In January 2011, the Company was issued US Patent 7,865,181 “Searching for mobile content” and US Patent 7,865,182 “Over the air provisioning of mobile device settings.” The costs associated with these patents, totaling $29,254, are being amortized over the patent’s estimated useful life of 7 years.

In September 2011, the Company was issued US Patent 8,015,307 “System and method for streaming media.” The costs associated with these patents totaling $8,115 are being amortized over the patent’s estimated useful life of 7 years.

In October 2011, the Company was issued US Patent 8,041,341 “System of providing information to a telephony subscriber.” The costs associated with this patents totaling $22,940 are included above and are being amortized over the patent’s estimated useful life of 7 years.

Software license

On March 30, 2012, the Company was granted an exclusive perpetual license to utilize the “Anywhere” software and related source code from Soap Box Mobile, Inc. (“Soapbox”). Under the terms of the underlying agreement, the Company issued 200,000 shares of its common stock to Soapbox and paid $30,000 in April 2012. All of the consideration paid was distributed to eight individuals comprising all of the common shareholders of Soapbox pursuant to instruction from Soapbox. The Company valued the license at $76,000, comprising of the fair value of the 200,000 shares on date of grant ($46,000) and the $30,000 of cash. The license, by its terms, has an indefinite life and is therefore not subject to amortization. The Company’s Executive Chairman owns a majority preferred interest in Soapbox and received no portion of the consideration paid.

On November 27, 2012, the Company entered into a Settlement and Mutual Special Release with the Company’s Executive Chairman and agreed to pay him $755,000 for his full release from any claims related to the March 30, 2012 Soapbox agreement and included a perpetual exclusive license to utilize “Anywhere.” The $755,000 was capitalized and included in the cost of the software license. In connection with paying its Executive Officer, the Company inadvertently overpaid $25,118, which was outstanding as of December 31, 2012 and was repaid upon discovery.

7.     Income Taxes

As of December 31, 2012, the Company has a net operating loss carryover of approximately $43,400,000 available to offset future income for income tax reporting purposes, which will expire in various years through 2033, if not previously utilized. However, the Company’s ability to use the carryover net operating loss may be substantially limited or eliminated pursuant to Internal Revenue Code Section 382.

We adopted the provisions of ASC 740-10-50, formerly FIN 48, “Accounting for Uncertainty in Income Taxes.” We had no material unrecognized income tax assets or liabilities for the three months ended December 31, 2012 or for the three months ended December 31, 2011.

Our policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. During the three months ended December 31, 2012 and 2011, there were no income tax, or related interest and penalty items in the income statement, or liability on the balance sheet. We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years beginning on or after October 1, 2007 or California state income tax examination by tax authorities for years beginning on or after October 1, 2006. We are not currently involved in any income tax examinations.

The provisions for income tax expense for the three months ended December 31, 2012 and 2011 are as follows:

	2012	2011
Current
Federal	$-	$-
State	800	800
Total income tax expense	$800	$800

8.     Obligation on Patent Acquisitions

On March 15, 2010, the Company purchased six patents and three patent applications from an unrelated third party (the “Seller”) for $900,000 of which $550,000 was paid on the execution of the purchase agreement. Pursuant to the agreement, $175,000 was due on or before March 15, 2011, which was paid, and the final installment of $175,000 was due on or before March 15, 2012. The terms of the agreement were modified on March 1, 2012, whereby the remaining $175,000 became payable in two installments. Under the modified terms, an installment of $87,500 became due on or before March 15, 2012 and was paid. The fourth and final installment of $87,500 was paid on October 15, 2012.

Interest accrued and charged to operations for the three months ended December 31, 2012 and 2011 on this patent obligation totaled $0 and $6,188, respectively.

9.     Convertible Debt

During the months of November and December 2011, the Company received a total of $1,800,000 in consideration for issuing convertible notes and warrants to purchase 3,600,000 shares of the Company’s common stock to seven investors including a Company director.  In February 2012, the Company received from two investors an additional $200,000 in consideration for issuing convertible notes and warrants to purchase 400,000 shares of the Company’s common stock. The notes bear interest at a rate of 10% per annum. Under the original terms of the promissory notes, principal and accrued interest were fully due one year from the respective date of each loan but could be extended by mutual consent of the holder and the Company. Outstanding principal and the first year’s accrued interest are convertible into shares of the Company’s common stock at a conversion rate of $0.50 per share. In September 2012, holders of nine notes with a face amount of $1,700,000 agreed to modify the terms of their notes and extend the maturity date of their notes to August 31, 2014. Of the remaining notes with a face value of $300,000, $200,000 matured and was paid in December 2012, and $100,000 that would otherwise have matured and been payable in in February 2013 was converted, together with $10,000 of interest, into 220,000 shares of the Company’s common stock in February 2013. The expiration dates of common stock warrants issued in connection with the modified notes were also extended to September 7, 2015. The modification of the terms of the convertible debt did not extinguish any portion of debt; therefore no gain or loss was recorded due to the modifications.

In connection with the Company’s second private offering dated September 7, 2012, the Company received a total of $3,000,000 in consideration for issuing convertible notes and warrants to purchase 6,000,000 shares of the Company’s common stock to 64 investors.  The notes bear interest at a rate of 10% per annum, and interest is payable semi-annually. Principal and any unpaid accrued interest are fully due two years from the respective date of each loan. Outstanding principal is convertible into shares of the Company’s common stock at a conversion rate of $0.50 per share. The aforementioned warrants are fully exercisable into common shares commencing on the date of each loan at a price of $0.25 per share and expire three years from the respective date of grant. The Company was required to and did file a registration statement pertaining to the securities issued through the second private offering on February 6, 2013. The registration statement is to be effective within 90 days of its filing date.

In connection with the second private offering, the Company incurred offering costs totaling $424,843 including the fair value of warrants issued to the Placement Agent to purchase 479,920 shares of the Company’s common stock at a purchase price of $0.304 per share. The value of the warrants of $166,319 was calculated using the Binomial Option model with a risk-free interest rates ranging from 0.31% to 0.34%, volatility ranging from 94.17% to 95.23%, and trading prices ranging from $0.28 to $0.33 per share. The $424,843 is being amortized over the two year term of the related debt using the effective interest method.

Pursuant to ASC Topic 470-20, “Debt with Conversion and Other Options,” the convertible notes were recorded net of discounts that include the relative fair value of the warrants, the notes’ beneficial conversion features, and the above indicated loan fee, all totaling $1,530,415. The discounts are being amortized to either interest expense (if the debt is due to an unrelated party) or equity (if the debt is due to a related party) over the term of the various notes using the effective interest method.  The initial value of the warrants of $1,124,773 issued to investors was calculated using the Binomial Option model with a risk-free interest rates ranging from 0.31% to 0.43%, volatility ranging from 94.17% to 103.00%, and trading prices ranging from $0.22 to $0.35 per share. The beneficial conversion feature of $51,516 was calculated pursuant to ASC Topic 470-20 using trading prices ranging from $0.26 to $0.35 per share and an effective conversion price $0.0322 per share.

Interest accrued on the above convertible debt and charged to operations for the three months ended December 31, 2012 and 2011 was $124,592 and $15,644 respectively.  Amortization of the discounts for the three months ended December 31, 2012 totaled $185,888 of which $183,915 was charged to interest expense and $1,973 was charged to equity. Amortization of the discounts for the three months ended December 31, 2011 totaled $19,965 of which $15,777 was charged to interest expense and $4,188 was charged to equity.

The balance of these convertible notes at December 31, 2012 is as follows:

Principal balance	$4,800,000
Accrued interest	270,386
5,070,386
Less discount	(1,024,643)
4,045,743
Less current portion	(104,435)
Long-term portion	$3,941,308

The following are maturities of the principal balance of the convertible debt:

December 31,
2013	$100,000
2014	4,700,000
$4,800,000

10.   Related Party Transactions

As discussed in Note 9, a Company director provided $500,000 of the $4,800,000 in outstanding Company’s convertible debt issuances. As part of the consideration received for the $500,000, the director received warrants to purchase 1,000,000 common shares of the Company’s common stock for a period of three years at a price of $0.25 per share. The $500,000 note, as well as the first year’s interest on the note, is convertible into the Company’s common shares at a conversion rate of $0.50 per share.

On November 27, 2012, the Company entered into a Settlement and Mutual Special Release with the Company’s Executive Chairman as final global settlement of any and all outstanding matters related to Anthony Macaluso’s ownership and control relationship in Soapbox, including any and all claims he may have individually related to or on behalf of Soapbox in any capacity held by him formerly or currently. The Company agreed to a total consideration of $755,000 of which $155,000 has been previously paid. The $755,000 was capitalized and included in the cost of the software license.

On November 30, 2012, the Company’s Executive Chairman agreed to modify the terms of common stock options previously granted to him. Under the modified terms, options granted to originally purchase 50,000 common shares with an exercise price of $1.375 per share were reduced to 40,000 common stock options with an exercise price of $0.469 per share, and options granted to originally purchase 4,200,000 common shares with an exercise price of $0.90 per share were reduced to 3,570,000 common stock options with an exercise price of $0.469 per share.

On November 30, 2012, the Company’s Chief Executive Officer agreed to modify the terms of common stock options previously granted to him. Under the modified terms, options granted to originally purchase 3,000,000 common shares with an exercise price of $0.90 per share were reduced to 2,550,000 common stock options with an exercise price of $0.469 per share.

On November 30, 2012, the Company’s Chief Financial Officer agreed to modify the terms of common stock options previously granted to him. Under the modified terms, options granted to originally purchase 1,000,000 common shares with an exercise price of $0.90 per share were reduced to 850,000 common stock options with an exercise price of $0.469 per share.

On November 30, 2012, a Company Director also agreed to modify the terms of common stock options previously granted to him. Under the modified terms, options granted to originally purchase 3,000,000 common shares with an exercise price of $0.90 per share were reduced to 2,550,000 common stock options with an exercise price of $0.469 per share.

During the three months ended December 31, 2012, the Company's Executive Chairman granted an option to a third party to purchase a total of 5,750,000 shares of the Company’s common stock owned personally by him. Of the 5,750,000 options granted, 3,750,000 have an exercise price of $0.295 per share and 2,000,000 have an exercise price of $0.48 per share. The options expire two years from date of grant.  The options were granted in exchange for consulting services that directly benefit the Company. The Company therefore recorded the fair value of the options granted of $847,300 to equity as contributed capital with an offset to prepaid expense. The $847,300 is being amortized to operations over the two year term of the consulting agreement. During the three months ended December 31, 2012, the amortized portion of the prepaid expense that charged to operations totaled $51,957.

On November 29, 2012, the Company granted Stephen Baksa, a Director, 200,000 stock options exercisable at $0.389 per share, which fully vest on date of grant.

On December 6, 2012, the Company granted its Executive Chairman 2,099,400 stock options exercisable at $0.469 per share, which fully vest on date of grant.

On December 10, 2012, the Company granted Jonathan Sandelman, a Director, 200,000 stock options exercisable at $0.446 per share, which fully vest on date of grant.

11.   Fair Value

The Company’s financial instruments at December 31, 2012 consist principally of convertible debentures. Convertible debentures are financial liabilities with carrying values that approximate fair value.  The Company determines the fair value of convertible debentures based on the effective yields of similar obligations.

The Company believes all of the financial instruments’ recorded values approximate fair market value because of their nature and respective durations.

The Company complies with the provisions of ASC No. 820-10 (“ASC 820-10”), “Fair Value Measurements and Disclosures.”  ASC 820-10 relates to financial assets and financial liabilities. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (“GAAP”), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, which  are developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The Company utilizes the best available information in measuring fair value. The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis as follows:

December 31, 2012:
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities
Convertible debentures	-	$4,045,743	-	$4,045,743

September 30, 2012:
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities
Obligation on patent acquisitions	-	$87.500	-	$87,500
Convertible debentures	-	$3,507,033	-	$3,507,033

12.   Stockholders’ Equity

Common Stock

The holders of the Company's common stock are entitled to one vote per share of common stock held.

The Company did not issue any common shares during the three months ended December 31, 2012 or during the three months ended December 31, 2011.

Warrants

As indicated in Note 9, the Company has issued warrants to seventy-one investors to purchase a total of 10,000,000 shares of the Company’s common stock at a price of $0.25 per share as part of the $2,000,000 private placement completed in February 2012 and the $3,000,000 private placement completed in October 2012. The warrants expire at various dates through September 2015. During the year ended September 30, 2012, one investor exercised warrants to purchase 1,000,000 shares of common stock at $0.25 per share.

In March 2012, the Company agreed to modify the terms of warrants granted to a consultant under a new agreement that replaced a prior agreement in June 2011 to purchase 1,000,000 shares of the Company's common stock. Under the modified terms, the exercise price was reduced from $0.80 per share to $0.40 per share and the expiration date of the warrants was extended from June 14, 2014 to December 14, 2014.  The Company recognized consultant’s compensation expense during the period of $53,600 on the modification.

On September 30, 2011, the Company modified the terms of certain warrants previously granted to a shareholder. Under the modified terms, the expiration date for warrants to purchase 1,750,000 shares of the Company’s common stock at a price of $1.00 per share was extended one year to December 13, 2012, and the expiration date for warrants to purchase 1,750,000 shares of the Company’s common stock at a price of $1.00 per share was extended one year to January 7, 2013. As the fair value of these warrants based upon their modified terms were less than their respective fair value when originally granted, the Company did not recognize any additional compensation. In consideration for the modification, the shareholder agreed to cancel 2,750,000 stock options previously granted with an exercise price of $1.50 per share.

Options

In November 2012, the Company modified the terms of stock options granted to certain employees, officers, directors, and active third-party service providers. Under the modified terms, the Company reduced the number of shares to be purchased under these option grants from a total of 17,134,334 shares to a total of 14,534,934 shares with a reduction in the purchase price on these grants from original prices ranging from $1.375 to $0.90 per share to $0.469 per share. A breakdown of the modified grants is as follows:

	Shares under	Shares under
	Original	Modified
	Grant	Grant
Employees	5,809,334	4,914,934
Officers and directors	11,300,000	9,600,000
Outside legal counsel	25,000	20,000
	17,134,334	14,534,934

In addition to reducing the number of options previously granted at the reduced purchase price, Messrs. Macaluso and Orsini voluntarily agreed to amend their stock options to defer vesting of already vested options related to their employment agreements and half of their unvested options for an additional six months. The Company accounted for the modification to the option grants pursuant to ASC Topic 718-20-35 and recognized $489,726 as additional compensation that was charged to operations during the three months ended December 31, 2012.

On November 29, 2012, the Company granted options to a Director to purchase 200,000 shares of the Company common stock at a purchase price of $0.389 per share expiring five years from date of grant. The 200,000 options were valued at $26,760 under a Binomial Option Model using a trading price of $0.25 per share, a risk free interest rate of 0.63%, and volatility of 98.76%. The options immediately vested, and the $26,760 was fully charged to operations on the date of grant.

On December 6, 2012, the Company granted options to its Executive Chairman to purchase 2,099,400 shares of the Company common stock at a purchase price of $0.469 per share expiring five years from date of grant. The 2,099,400 options were valued at $636,328 under a Binomial Option Model using a trading price of $0.46 per share, a risk free interest rate of 0.60%, and volatility of 98.54%. The options immediately vested, and the $636,328 was fully charged to operations on the date of grant.

On December 6, 2012, the Company granted options to an employee to purchase 500,000 shares of the Company common stock at a purchase price of $0.469 per share expiring five years from date of grant. The 500,000 options were valued at $151,550 under a Binomial Option Model using a trading price of $0.46 per share, a risk free interest rate of 0.60%, and volatility of 98.54%. The options immediately vest and the $151,550 was fully charged to operations on the date of grant.

On December 10, 2012, the Company granted options to a Director to purchase 200,000 shares of the Company common stock at a purchase price of $0.446 per share expiring five years from date of grant. The 200,000 options were valued at $50,220 under a Binomial Option Model using a trading price of $0.40 per share, a risk free interest rate of 0.62%, and volatility of 98.32%. The options immediately vest and the $50,220 was fully charged to operations on the date of grant.

Total stock based compensation charged to operations during the three months ended December 31, 2012 totaled $1,406,541, of which $864,858 was recognized through the vesting of 2,999,400 common stock options, $489,726 was recognized on the above indicated November 30, 2012 modification of certain options previously granted, and $51,957 was recognized as compensation during the period on the amortization of the fair value of 5,750,000 options granted personally by the Executive Chairman to a third-party consultant as discussed in Note 10.

A summary of outstanding stock warrants and options is as follows:

	Number		Weighted Average
	of Shares		Exercise Price
Outstanding – September 30, 2012	55,326,595		$.75
Granted	19,020,414	(1)	$.42
Exercised	-		$-
Cancelled	(18,884,334	)(2)	$(.92)
Outstanding – December 31, 2012	55,462,675		$.55

Of the 55,462,675 options and warrants outstanding, 46,963,341 are fully vested and currently available for exercise.  In addition, as many as 9,960,000 of shares can be issued on the conversion and debt and certain interest, and 220,000 such shares were issued in February 2013 on such a debt conversion.

(1)	Includes modified option grants to purchase 14,534,934 common shares pursuant to the November 2012 agreement.
(2)	Includes modified option grants reducing 17,134,334 common shares pursuant to the November 2012 agreement.

13.   Commitments and Contingency

Operating Leases

The Company leases office space in Encinitas, California; Rogers, Arkansas; Jersey City, New Jersey; and Boise, Idaho. The Encinitas lease expires on May 31, 2013. The Rogers office is leased for a term of five years, effective January 1, 2012. The Boise lease expired on October 14, 2012 and is currently being leased on a month-to-month basis.  The Jersey City lease expires on June 30, 2016, and the Company has the option to lease the Jersey City offices for an additional five years. In addition to paying rent, the Company is also required to pay its pro rata share of the property’s operating expenses.  Rent expense for the three months ended December 31, 2012 and 2011 was $53,820 and $45,291, respectively. Minimum future rental payments under non-cancellable operating leases with terms in excess of one year as of December 31, 2012 for the next five years and in the aggregate are:

2013	$180,765
2014	156,215
2015	158,911
2016	103,580
$599,471

Licensing Fee Obligations

The Company has entered into various licensing agreements that require the Company to pay fees to the licensors on revenues earned by the Company utilizing the related license. The amounts paid on each license vary depending on the terms of the related license.

14.   Subsequent Events

In January 2013, A Note holder elected to convert $100,000 of debt, together with $10,000 of accrued interest, into 220,000 shares of the Company’s common stock.

In February 2013, a Warrant holder exercised warrants to purchase 60,000 common shares for $15,000.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Single Touch Systems
Encinitas, California

We have audited the accompanying consolidated balance sheets of Single Touch Systems ("the Company") as of September 30, 2012 and 2011 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two year period ended September 30, 2012. Single Touch Systems management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Single Touch Systems as of September 30, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two year period ended September 30, 2012 in conformity with accounting principles generally accepted in the United States.

/s/ Weaver, Martin & Samyn LLC
Weaver, Martin & Samyn LLC
Kansas City, Missouri
December 31, 2012

SINGLE TOUCH SYSTEMS, INC
CONSOLIDATED BALANCE SHEETS

	September 30,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$2,157,707	$523,801
Accounts receivable - trade	1,085,840	907,275
Prepaid expenses	129,290	93,872

Total current assets	3,372,837	1,524,948

Property and equipment, net	228,499	303,214

Other assets
Capitalized software development costs, net	383,227	395,188
Intangible assets:
Patents	602,056	714,623
Patent applications cost	667,858	544,240
Software license	76,000	-
Deposit - related party	155,000	155,000
Other assets including security deposits	84,278	99,481

Total other assets	1,968,419	1,908,532

Total assets	$5,569,755	$3,736,694

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
CONSOLIDATED BALANCE SHEETS - continued

	September 30,
	2012	2011

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$768,263	$1,178,057
Accrued expenses	200,591	176,232
Accrued compensation - related party	72,730	36,410
Current obligation on patent acquisitions	87,500	163,680
Convertible debentures - unrelated parties, including accrued interest, of
$21,342 net of discounts of $27,101	294,241	-

Total current liabilities	1,423,325	1,554,379

Long-term liabilities
Deferred revenue	25,000	-
Convertible debentures - related party, including accrued interest of
$43,973 net of discounts of $16,461	527,512	-
Convertible debentures - unrelated parties, including accrued interest of
$100,479 net of discounts and loan fees of $927,199	2,685,280	-

Total long-term liabilities	3,237,792	-

Total liabilities	4,661,117	1,554,379

Stockholders' Equity
Preferred stock, $.0001 par value, 5,000,000 shares authorized;
none outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized,
132,472,392 shares issued and outstanding as of September 30, 2012
and 130,182,392 issued and outstanding as of September 30, 2011	132,472	130,182
Additional paid-in capital	125,425,617	123,446,398
Accumulated deficit	(124,649,451)	(121,394,265)

Total stockholders' equity	908,638	2,182,315

Total liabilities and stockholders' equity	$5,569,755	$3,736,694

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	September 30,
	2012	2011

Revenue
Wireless applications	$6,346,919	$4,579,862

Operating Expenses
Royalties and application costs	2,907,110	2,543,885
Research and development	84,658	78,860
Compensation expense (including stock based
compensation of $365,422 in 2012 and $3,634,268 in 2011)	3,044,430	5,468,643
Depreciation and amortization	690,293	633,535
General and administrative (including stock based
compensation of $137,169 in 2012 and $958,162 in 2011)	2,386,694	3,161,751
	9,113,185	11,886,674

Loss from operations	(2,766,266)	(7,306,812)

Other Income (Expenses)
Net (loss)on settlement of indebtedness	-	(651,315)
Interest expense	(488,120)	(26,236)

Net (loss) before income taxes	(3,254,386)	(7,984,363)

Provision for income taxes	(800)	(800)

Net income (loss)	$(3,255,186)	$(7,985,163)

Basic and diluted loss per share	$(0.02)	$(0.06)

Weighted average shares outstanding	131,192,693	127,817,223

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	September 30,
	2012	2011

Cash Flows from Operating Activities
Net loss	$(3,255,186)	$(7,985,163)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation expense	107,909	95,945
Amortization expense - software development costs	446,876	412,632
Amortization expense - patents	135,508	124,959
Amortization expense - discount of convertible debt	311,005
Stock based compensation	502,591	4,592,430
Bad debts	18,326	105,632
Loss on settlement of debt	-	651,316
(Increase) decrease in assets
(Increase) decrease in accounts receivable	(196,890)	(461,818)
(Increase) decrease in prepaid expenses	7,781	142,015
(Increase) decrease in deposits and other assets	(3,847)	11,051
Increase (decrease) in liabilities
Increase (decrease) in accounts payable	(409,794)	683,965
Increase (decrease) in accrued expenses	60,679	109,494
Increase (decrease) in deferred revenue expenses	25,000	-
Increase (decrease) in accrued interest	165,795	12,253

Net cash used in operating activities	(2,084,247)	(1,505,289)

Cash Flows from Investing Activities
Option paid to related party regarding Soapbox Mobil, Inc.	-	(155,000)
Investment in certificate of deposit, pledged	-	(95,250)
Redemption of certificate deposit, pledged	19,050	-
Patents and patent applications costs	(146,558)	(111,177)
Purchase of property and equipment	(33,195)	(196,067)
Capitalized software development costs	(434,915)	(502,110)
Payment on purchase of Anywhere software license	(30,000)	-

Net cash used in investing activities	$(625,618)	$(1,059,604)

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

	For the Years Ended
	September 30,
	2012	2011

Cash Flows from Financing Activities
Proceeds from issuance of common stock	318,000	17,100
Proceeds from issuance of convertible debt - unrelated parties	3,812,000	-
Proceeds from issuance of convertible debt - related parties	500,000	-
Loan advances received from related parties	-	17,685
Expenditures relating to private offerings	(210,049)	(30,000)
Repayments on related party loans	-	(790,822)
Principal reduction on obligation on patent purchases	(76,180)	(165,438)

Net cash provided by (used in) financing activities	4,343,771	(951,475)

Net increase (decrease) in cash	1,633,906	(3,516,368)

Beginning balance - cash	523,801	4,040,169

Ending balance - cash	$2,157,707	$523,801

Supplemental Information:

Interest expense paid	$11,321	$50,705
Income taxes paid	$800	$800

Non-cash investing and financing activities:

For the year ended September 30, 2012

During the year ended September 30, 2012, the Company received $3,812,000 through the issuance of convertible debt including common stock warrants to purchase 8,624,000 shares of the Company's common stock at $0.25 per share. The Company recognized discounts against the principal amounts due totaling
$1,012,440 with an offsetting amount charged to equity. (See Note 9)

In connection with the above of debt issuance, the Company paid placement fees that included cash totaling $210,049 and warrants to purchase 369,920 shares of the Company's common stock at $0.304 per share. The warrants were valued at $138,874. The total placement fee of $348,923 is recognized as a loan fee and is reflected in the balance sheet as an additional discount against the principal and accrued interest due on the underlying convertible debt. (See Note 9)

During the year ended September 30, 2012, the Company agreed to modify the terms of warrants granted to a consultant under a new agreement replacing a prior June 2011 agreement to purchase 1,000,000 shares of the Company's common stock. Under the modified terms, the exercise price was reduced from $0.80 per share to $0.40 per share and the expiration date of the warrants was extended from June 14, 2014 to December
14, 2014. The Company recognized compensation expense during the period of $53,600 on the modification.

During the year ended September 30, 2012, the Company was granted a perpetual license to utilize the
Anywhere software. In consideration for the license, the Company agreed to pay $30,000 and issue
200,000 shares of its common stock. The license was valued at $76,000 (See Note 6).

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

During the year ended September 30, 2012, the Company issued 240,000 shares to a consulting pursuant to a service agreement. The 240,000 shares were valued at $43,000, which was originally classified to prepaid expense. The $43,000 is being amortized over the three-month life of the agreement.

During the year ended September 30, 2012, the Company recognized stock-based compensation of
$448,991 on the vesting of 6,700,666 options.

During the year ended September 30, 2012, the Company charged amortization of a beneficial conversion feature on convertible debt due to a Director of $79,596 to equity.

For the year ended September 30, 2011

During the year ended September 30, 2011, the Company issued 944,316 shares of its common stock through the cashless exercise of 1,050,000 warrants.

During the year ended September 30, 2011, the Company issued 723,684 shares of its common stock through a settlement with a former Note holder as to the number of shares he was entitled to in the original conversion of his note. The Company recognized a loss of $651,315 on the issuance of the 723,684 shares.

During the year ended September 30, 2011, the Company issued a total of 3,525,000 shares of its common stock to three officers and a director as compensation. The shares were valued at $2,997,000 and charged to operations as compensation expense.

During the year ended September 30, 2011, the Company issued 100,000 shares of its common stock to its legal counsel valued at $50,000, which was charged to operation.

During the year ended September 30, 2011, the Company charged $575,858 to equity relating to the amortization of discounts on related party convertible debt (See Note 9).

During the year ended September 30, 2011, the Company granted options to its officers, employees, employees and certain consultants to purchase 31,105,000 sharers of the Company's common stock.
Of the options granted, 16,655,000 vested during the period and were valued at $1,545,430, which were charged to operations.

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC
STATEMENT OF STOCKHOLDERS' (DEFICIT)
FOR THE YEARS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 30, 2011

			Additional		Common
	Common Stock		Paid-in	Accumulated	Shares
	Shares	Amount	Capital	Deficit	Subscribed	Total

Balance - September 30, 2010	123,676,892	$123,677	$118,768,416	$(113,409,102)	$(500)	$5,482,491

Shares issued in cashless exercise of warrants	944,316	944	(944)	-	-	-
Shares issued for services	3,625,000	3,625	3,043,375	-	-	3,047,000
Compensation recognized on option and warrant grants	-	-	1,545,430	-	-	1,545,430
Shares issued on exercise of options	1,212,500	1,212	15,388	-	-	16,600
Shares issued in settlement of shareholder claim	723,684	724	650,591	-	-	651,315
Amortization of beneficial conversion feature on related
party debt	-	-	(575,858)	-	-	(575,858)
Cash received on subscription receivable	-	-	-	-	500	500
Net loss for the year ended September 30, 2011	-	-	-	(7,985,163)	-	(7,985,163)

Balance - September 30, 2011	130,182,392	$130,182	$123,446,398	$(121,394,265)	$-	$2,182,315

Shares issued on exercise of options	1,850,000	1,850	316,150	-	-	318,000
Shares issued in obtaining software license from
Soapbox Mobil, Inc.	200,000	200	45,800	-	-	46,000
Shares issued for services	240,000	240	42,960	-	-	43,200
Recognition of discounts on warrants granted in
connection with convertible debt offerings	-	-	1,012,440	-	-	1,012,440
Compensation recognized on option and warrant grants	-	-	448,991			448,991
Compensation recognized on modification of prior
warrant grant	-	-	53,600	-	-	53,600
Loan fees recognized on warrants granted to placement
agent in connection with convertible debt offerings	-	-	138,874	-	-	138,874
Amortization of beneficial conversion feature on related
party debt	-	-	(79,596)	-	-	(79,596)
Net loss for the year ended September 30, 2012	-	-	-	(3,255,186)	-	(3,255,186)

Balance - September 30, 2012	132,472,392	$132,472	$125,425,617	$(124,649,451)	$-	$908,638

See accompanying notes.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization, History and Business

Single Touch Systems, Inc. (“the Company”) was incorporated in Delaware on May 31, 2000, under its original name, Hosting Site Network, Inc.  On May 12, 2008, the Company changed its name to Single Touch Systems, Inc.

The Company offers its patented technologies and a modular, adaptable platform, and multi-channel messaging gateway to its customers enabling them to reach consumers on all types of connected devices.

2.     Summary of Significant Accounting Policies

Reclassification

Certain reclassifications have been made to conform the 2011 amounts to the 2012 classifications for comparative purposes.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Single Touch Systems, Inc. and it's wholly-owned subsidiaries, Single Touch Interactive, Inc., and HSN, Inc. (an inactive company formed in New Jersey on August 21, 2001). Intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

Revenue is derived on a per message/notification basis through the Company’s patented technologies and a modular, adaptable platform designed to create multi-channel messaging gateways for all types of connected devices. The Company also earns revenue for services, such as programming, licensure on Software as a Service (“SaaS”) basis, and on a performance basis, such as when a client acquires a new customer through our platform. Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as revised by SAB No. 104. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, the price is fixed or readily determinable, and collectability is probable. Sales are recorded net of sales discounts.

Accounts Receivable

Accounts receivable is reported at the customers’ outstanding balances, less any allowance for doubtful accounts.  Interest is not accrued on overdue accounts receivable.

Allowance for Doubtful Accounts

An allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses.  Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers.  Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired.

Property and Equipment

Property and equipment are stated at cost.  Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.  At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts.  Gains or losses from retirements or sales are credited or charged to income.

Depreciation is computed on the straight-line and accelerated methods for financial reporting and income tax reporting purposes based upon the following estimated useful lives:

Software development	2- 3 years
Equipment	5 years
Computer hardware	5 years
Office furniture	7 years

Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate.  The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value.  The Company determined that none of its long-term assets at September 30, 2012 or September 30, 2011 were impaired.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prepaid Royalties

The Company’s agreements with licensors and developers generally provide it with exclusive publishing rights and require it to make advance royalty payments that are recouped against royalties due to the licensor or developer based on product sales. Prepaid royalties are amortized on a software application-by-application basis, based on the greater of the proportion of current year sales to total current and estimated future sales or the contractual royalty rate based on actual net product sales. The Company continually evaluates the recoverability of prepaid royalties and charges to operations the amount that management determines is probable that will not be recouped at the contractual royalty rate in the period in which such determination is made or at the time the Company determines that it will cancel a development project. Prepaid royalties are classified as current and non-current assets based upon estimated net product sales within the next year.

Capitalized Software Development Costs

The Company capitalizes internal software development costs subsequent to establishing technological feasibility of a software application. Capitalized software development costs represent the costs associated with the internal development of the Company’s software applications. Amortization of such costs is recorded on a software application-by-application basis, based on the greater of the proportion of current year sales to total of current and estimated future sales for the applications or the straight-line method over the remaining estimated useful life of the software application. The Company continually evaluates the recoverability of capitalized software costs and will charge to operations amounts that are deemed unrecoverable for projects it abandons.

Issuances Involving Non-cash Consideration

All issuances of the Company’s stock for non-cash consideration have been assigned a dollar amount equaling the market value of the shares issued on the date the shares were issued for such services and property. The non-cash consideration paid pertains to consulting services and the acquisition of a software license (See Note 6).

Stock Based Compensation

The Company accounts for stock-based payments to employees in accordance with ASC 718, “Stock Compensation” (“ASC 718”).  Stock-based payments to employees include grants of stock, grants of stock options and issuance of warrants that are recognized in the consolidated statement of operations based on their fair values at the date of grant.

The Company accounts for stock-based payments to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees.”  Stock-based payments to non-employees include grants of stock, grants of stock options and issuances of warrants that are recognized in the consolidated statement of operations based on the value of the vested portion of the award over the requisite service period as measured at its then-current fair value as of each financial reporting date.

The Company calculates the fair value of option grants and warrant issuances utilizing the Binomial pricing model.  The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.  ASC 718 requires forfeitures to be estimated at the time stock options are granted and warrants are issued to employees and non-employees, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered stock option or warrant.  The Company estimates forfeiture rates for all unvested awards when calculating the expense for the period.  In estimating the forfeiture rate, the Company monitors both stock option and warrant exercises as well as employee termination patterns.  The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period.

During the year ended September 30, 2012, the Company recognized stock-based compensation expense totaling $502,591, of which $448,991 was recognized through the vesting of 6,700,666 common stock options and $53,600 was recognized as compensation on the modification of 1,000,000 warrants granted to a consultant under a new agreement replacing a prior agreement (See Note 12). During the year ended September 30, 2011, the Company recognized stock-based compensation expense totaling $4,592,430 from the issuance of a total 3,625,000 shares of its common stock to three officers, a director, and outside legal counsel valued at $3,047,000 and from the grant of common stock options and warrants valued at $1,545,430 (See Note 12).

Loss per Share

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of warrants and debt to purchase common shares would have an anti-dilutive effect. Potential common shares as of September 30, 2012 that have been excluded from the computation of diluted net loss per share amounted to  64,174,869 shares and include 23,116,595 warrants, 32,210,000 options and $ 4,424,137  of debt and accrued interest convertible into  8,848,274 shares of the Company’s common stock.  Of the 64,174,869 potential common shares at September 30, 2012, 8,499,334 were not vested. Potential common shares as of September 30, 2011 that have been excluded from the computation of diluted net loss per share total 49,810,986 shares and include 16,030,986 warrants and 33,780,000 options.

Cash and Cash Equivalents

For purpose of the statements of cash flows, the Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

The Company primarily transacts its business with one financial institution. The amount on deposit in that one institution may from time to time exceed the federally-insured limit.

Of the Company’s revenue earned during the year ended September 30, 2012, approximately 99.7% was generated from contracts with eleven customers covered under the Company’s master services agreement with AT&T. Of the Company’s revenue earned during the year ended September 30, 2011, approximately 96.4% was generated from contracts with nine customers covered under the Company’s master services agreement with AT&T.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Convertible Debentures

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”).  A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense or equity (if the debt is due to a related party), over the life of the debt using the effective interest method.

Income Taxes

The Company accounts for its income taxes under the provisions of ASC Topic 740, “Income Taxes.” The method of accounting for income taxes under ASC 740 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, "Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment" ("ASU 2012-02"), which permits an entity to make a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit's indefinite-lived intangible asset is less than the asset's carrying value before applying the two-step goodwill impairment model that is currently in place. If it is determined through the qualitative assessment that the fair value of a reporting unit's indefinite-lived intangible asset is more likely than not greater than the asset's carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. ASU 2012-02 is effective for the Company for annual and interim indefinite-lived intangible asset impairment tests performed beginning October 1, 2012; however, early adoption is permitted. The Company believes the adoption of ASU 2012-02 will not have a material impact on its consolidated financial statements.

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change.

3.     Accounts Receivable

Accounts receivable consist of the following:

	September 30,
	2012	2011
Due from customers	$1,184,610	$987,719
Less allowance for bad debts	(98,770)	(80,444)
	$1,085,840	$907,275

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.     Property and Equipment

The following is a summary of property and equipment:

	September 30,
	2012	2011
Computer equipment	$709,826	$698,578
Equipment	46,731	46,731
Office furniture	127,669	105,723
	884,226	851,032
Less accumulated depreciation	(655,727)	(547,818)
	$228,499	$303,214

Depreciation expense for the year ended September 30, 2012 and 2011 was $107,909 and $95,945, respectively.

5.     Capitalized Software Development Costs

The following is a summary of capitalized software development costs:

	September 30,
	2012	2011
Beginning balance	$395,188	$305,710
Additions	434,915	502,110
Amortization	(446,876)	(412,632)
Charge offs	-	-
Ending balance	$383,227	$395,188

Amortization expense for the remaining estimated lives of these costs are as follows:

Year Ending September 30,
2013	$210,833
2014	172,394
$383,227

6.     Intangible Assets

Patents

The following is a summary of capitalized patent costs:

	September 30,
	2012	2011
Patent costs	939,535	916,594
Amortization	(337,479)	(201,971)
	$602,056	$714,623

Amortization charged to operations for the year ended September 30, 2012 and 2011 totaled $135,508 and $124,959, respectively.

A schedule of amortization expense over the estimated life of the patents is as follows:

Year Ending September 30,
2013	$132,392
2014	132,392
2015	132,392
2016	128,958
2017	70,216
Thereafter	5,706
$602,056

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2011, the Company was issued US Patent 7,865,181 “Searching for mobile content” and US Patent 7,865,182 “Over the air provisioning of mobile device settings”. The costs associated with these patents, totaling $29,254, are being amortized over the patent’s estimated useful life of 7 years.

In September 2011, the Company was issued US Patent 8,015,307 “System and method for streaming media”. The costs associated with these patents totaling $8,115 are being amortized over the patent’s estimated useful life of 7 years.

In October 2011, the Company was issued US Patent 8,041,341 “System of providing information to a telephony subscriber.” The costs associated with this patents totaling $22,940 are included above and are being amortized over the patent’s estimated useful life of 7 years.

Software license

On March 30, 2012, the Company was granted an exclusive perpetual license to utilize the “Anywhere” software and related source code from Soap Box Mobile, Inc. (“Soapbox”). Under the terms of the underlying agreement, the Company issued 200,000 shares of its common stock to Soapbox and paid $30,000 in April 2012. All of the consideration paid was distributed to eight individuals comprising all of the common shareholders of Soapbox pursuant to instruction from Soapbox. The Company valued the license at $76,000, comprising of the fair value of the 200,000 shares on date of grant ($46,000) and the $30,000 of cash. The license, by its terms, has an indefinite life and is therefore not subject to amortization. The Company’s Executive Chairman owns a majority preferred interest in Soapbox and received no portion of the consideration paid.

On November 27, 2012 The Company entered into a Settlement and Mutual Special Release with the Company’s Executive Chairman and agreed to pay its executive chairman $755,000 for his full release from any claims related to the March 30, 2012 Soap Box Mobile, Inc. agreement and the included perpetual exclusive license to utilize “Anywhere” (See Note 14 - Subsequent Events),

7.     Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The effective tax rate on the net loss before income taxes differs from the U.S. statutory rate as follows:

	September 30,
	2012	2011

U.S statutory rate	34%	34%
Less valuation allowance	(34)%	(34)%
Effective tax rate	0%	0%

The significant components of deferred tax assets and liabilities are as follows:

	September 30,
	2012	2011
Deferred tax assets
Stock based compensation	$1,490,573	$1,303,779
Net operating losses	14,486,166	12,230,219
Property and equipment	2,681	-
Intangible assets	50,480	-
Amortization - intangible assets	66,314	63,992
	16,096,214	13,597,990
Deferred tax liability
Intangible assets	-	(1,847)
Depreciation expense	(44,768)	(57,436)
Net deferred tax assets	16,051,446	13,538,707
Less valuation allowance	(16,051,446)	(13,538,707)
Deferred tax asset - net valuation allowance	$-	$-

The net change in the valuation allowance for the year ended September 30, 2012 was $(2,512,739).

The Company has a net operating loss carryover of approximately $42,600,000 available to offset future income for income tax reporting purposes, which will expire in various years through 2032, if not previously utilized. However, the Company’s ability to use the carryover net operating loss may be substantially limited or eliminated pursuant to Internal Revenue Code Section 382.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company adopted the provisions of ASC 740-10-50, formerly FIN 48, and “Accounting for Uncertainty in Income Taxes”. The Company had no material unrecognized income tax assets or liabilities for the year ended September 30, 2012 or for the year ended September 30, 2011.

The Company’s policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. During the year ended September 30, 2012 and 2011, there were no income tax, or related interest and penalty items in the income statement, or liabilities on the balance sheet. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years beginning on or after October 1, 2008 or California state income tax examination by tax authorities for years beginning on or after October 1, 2007.  We are not currently involved in any income tax examinations.

8.     Obligation on Patent Acquisitions

On March 15, 2010, the Company purchased six patents and three patent applications from an unrelated third party (the “Seller”) for $900,000 of which $550,000 was paid on the execution of the purchase agreement. Pertaining to the agreement, $175,000 was due on or before March 15, 2011, which was paid, and the final installment of $175,000 was due on or before March 15, 2012. The terms of the agreement were modified on March 1, 2012 whereby the remaining $175,000 became payable in two installments. Under the modified terms, an installment of $87,500 became due on or before March 15, 2012 and was paid. The fourth and final installment of $87,500 was paid on October 15, 2012.

As the original and modified agreements do not provide for any stated interest on the payments, the Company was required to impute interest on the payment stream. The Company present valued the payments at $831,394 using an effective interest rate of 15% in its computation. Of the $831,394, $706,685 was allocated to the purchased patents, and $124,709 was allocated to the patent applications. The patents are being amortized over 7 years. The value assigned to the patent applications is not being amortized. Upon the issuance of a patent, its respective cost will be amortized over the patent’s estimated useful life. Costs associated with abandoned applications are charged to operations.  The Company granted the Seller a license to utilize all acquired patents over their respective lives on a worldwide basis for no consideration. In addition, the Company is required to reserve for the Seller ten abbreviated dialing codes for a five-year period. The patents have been pledged as collateral against the remaining balance due.

Interest accrued and charged to operations for the year ended September 30, 2012 and 2011 totaled $11,320 and $33,733, respectively.

9.     Convertible Debt

During the months of November and December 2011, the Company received a total of $1,800,000 in consideration for issuing convertible notes and warrants to purchase 3,600,000 shares of the Company’s common stock to seven investors including a Company director.  In February 2012, the Company received from two investors an additional $200,000 in consideration for issuing convertible notes and warrants to purchase 400,000 shares of the Company’s common stock. The notes bear interest at a rate of 10% per annum. Under the original terms of the promissory notes, principal and accrued interest were fully due one year from the respective date of each loan but could be extended by mutual consent of the holder and the Company. Outstanding principal and the first year’s accrued interest are convertible into shares of the Company’s common stock at a conversion rate of $0.50 per share. In September 2012, holders of nine notes with a face amount of $1,700,000 agreed to modify the terms of their notes and extend the maturity date of their notes to August 31, 2014. The remaining notes with a face value of $300,000 mature during the first two quarters of the Company’s 2012 fiscal year. The expiration dates of common stock warrants issued in connection with the modified notes were also extended to September 7, 2015. The modification of the terms of the convertible debt did not extinguish any portion of debt pursuant; therefore no gain or loss was recorded due to the modifications.

In connection with the Company’s second private offering dated September 7, 2012, the Company received a total of $2,312,000 in consideration for issuing convertible notes and warrants to purchase 4,624,000 shares of the Company’s common stock to 43 investors.  The notes bear interest at a rate of 10% per annum and is payable semi-annually. Principal and any unpaid accrued interest are fully due two years from the respective date of each loan. Outstanding principal is convertible into shares of the Company’s common stock at a conversion rate of $0.50 per share. The aforementioned warrants are fully exercisable into common shares commencing on the date of each loan at a price of $0.25 per share and expire three years from the respective date of grant. The Company is required to file a registration statement pertaining to the securities issued through the second private offering no later January 28, 2012. The registration statement is to be effective within 90 days of its filing date. The offering was completed on October 5, 2012 and was fully subscribed for $3,000,000 (see Note 14 “Subsequent Events”)

Interest accrued on the above-indicated notes for the year ended September 30, 2012 and charged to operations amounted to $165,794.

In connection with the second private offering, the Company incurred offering costs totaling $348,923 including the fair value of warrants issued to the Placement Agent to purchase 369,920 shares of the Company’s common stock at a purchase price of $0.304 per share. The value of the warrants of $138,874 was calculated using the Binomial Option model with a risk-free interest rates ranging from 0.31% to 0.34%, volatility ranging from 94.17% to 95.23%, and trading prices ranging from $0.28 to $0.33 per share. The $348,923 is being amortized over the two year term of the related debt using the effective interest method.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to ASC Topic 470-20, “Debt with Conversion and Other Options,” the convertible notes were recorded net of discounts that include the relative fair value of the warrants, the notes’ beneficial conversion features, and the above indicated loan fee, all totaling $1,361,363. The discounts are being amortized to either interest expense or equity (if the debt is due to a related party) over the term of the various notes using the effective interest method.  The initial value of the warrants of $960,923 issued to investors was calculated using the Binomial Option model with a risk-free interest rates ranging from 0.31% to 0.43%, volatility ranging from 94.17% to 103.00%, and trading prices ranging from $0.22 to $0.35 per share. The beneficial conversion feature of $1,361,363 was calculated pursuant to ASC Topic 470-20 using trading prices ranging from $0.26 to $0.35 per share and an effective conversion price $0.0322 per share.

Amortization of the discounts for the year ended September 30, 2012 totaled $390, 602 of which $311, 006 was charged to interest expense and $79,596 was charged to equity.

The balance of these convertible notes at September 30, 2012 is as follows:

Principal balance	$4,312,000
Accrued interest	165,794
4,477,794
Less discount	(970,761)
3,507,033
Less current portion	(294,242)
Long-term portion	$3,212,791

The following are maturities of the principal balance of the convertible debt:

September 30,
2013	$300,000
2014	4,012,000
$4,312,000

10.   Related Party Transactions

In December 2010, the Company issued its Executive Chairman 3,000,000 shares of its common stock valued at $2,700,000 that was charged to operations.

In connection with the Company’s December 9, 2010 option grants, as discussed further in Note 12, the Company’s Executive Chairman was granted options to purchase 1,200,000 shares, Richard Siber, a Company director, was granted options to purchase 3,000,000 shares and a former director was granted options to purchase 1,500,000 shares. The 5,700,000 options are exercisable at $0.90 per share and expire on December 8, 2013. In November 2012, the terms of these option grants were modified (See Note 14 – Subsequent Events).

On June 30, 2011, the Company entered into an agreement with its executive chairman whereby the Company was granted an option to acquire his majority interest in Soapbox. Under the terms of the option grant, the Company was required to pay a deposit of $155,000 which would be refunded in the event the acquisition did not close. Under the original option agreement the term was six months, during which both parties would perform due diligence necessary to determine the value of his majority interest and perform other actions necessary to complete the acquisition. See Note 14 – Subsequent Events.

On May 16, 2011, James Orsini became the Company’s Chief Executive Officer and President. These positions were previously held by Anthony Macaluso. Anthony Macaluso will continue to serve us as our Executive Chairman and Chief Innovations Officer.  Mr. Orsini was also appointed a director.

As part of Mr. Orsini’ s compensation, the Company granted him, effective May 16, 2011, a total of 4,500,000 upfront stock options under the Company’s 2010 Stock Plan with 1,500,000 of the options (at an exercise price of $0.63 per share) vesting after one year of service, 1,500,000 of the options (at an exercise price of $0.90 per share) vesting after two years of service and 1,500,000 of the options (at an exercise price of $0.90 per share) vesting after three years of service. The terms of the option grant provide for cashless exercise. In addition, The Company issued Mr. Orsini 400,000 shares of its common stock as additional compensation. The common shares were valued at $260,000, which was charged to operations as compensation expense.

Effective June 1, 2011, pursuant to the terms of Mr. Macaluso’ s new employment agreement, the Company granted him options to purchase 5,250,000 shares of its common stock, of which 4,500,000 are through the Company’s 2010 Stock Plan; 750,000 of the options (at an exercise price of $0.65 per share) vested on September 30, 2011; 1,500,000 of the options (at an exercise price of $0.65 per share) vesting on May 16, 2012; 1,500,000 of the options (at an exercise price of $0.90 per share) vesting on May 16, 2013; and 1,500,000 of the options (at an exercise price of $0.90 per share) vest on May 16, 2014. The terms of the option grant provide for cashless exercise.

On September 26, 2011, John Quinn became the Company’s Chief Financial Officer. Under the terms of his employment he received 100,000 shares of the Company’s common stock valued at $30,000, which was charged to operations and is included in compensation expense. In addition, Mr. Quinn was granted a total of 1,500,000 stock options with 500,000 of the options (at an exercise price of $0.65 per share) vesting after one year of service, 500,000 of the options (at an exercise price of $0.90 per share) vesting after two years of service, and 500,000 of the options (at an exercise price of $0.90 per share) vesting after three years of service.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 8, 2011, the Company appointed Stuart R. Levine to serve on its Board of Directors. Pursuant to the appointment letter agreement with him dated August 8, 2011 the Company will pay Mr. Levine an annual cash stipend of $20,000 (in quarterly increments). The Company also granted Mr. Levine 200,000 stock options exercisable at $0.331 per share, which fully vest on August 8, 2012, subject to continuation of service. In addition, the Company issued Mr. Levine 25,000 shares of its common stock valued at their respective market value on date of grant totaling $7,000.

On August 8, 2011, the Company granted Richard Siber, a Company director, 200,000 stock options exercisable at $0.331 per share, which fully vested on August 8, 2012, subject to continuation of service.

On November 11, 2011, the Company granted Stephen Baksa, a Company director, 200,000 stock options exercisable at $0.225 per share, which fully vest on date of grant.

On August 23, 2012, the Company granted Richard Siber, Stuart Levine, and Stephen Baksa options to purchase a total of 550,000 shares of the Company’s common stock at a price $0.325 per share. The options expire on August 23, 2017 and immediately vested upon grant.

As discussed in Note 9, a Company director provided $500,000 of the $2,000,000 received in the Company’s convertible debt issuance. As part of the consideration received for the $500,000, the director received warrants to purchase 1,000,000 common shares of the Company’s common stock for a period of three years at a price of $0.25 per share. The $500,000 note, as well as the first year’s interest on the note, is convertible into the Company’s common shares at a conversion rate of $0.50 per share.

On November 27, 2012 The Company entered into a Settlement and Mutual Special Release with the Company’s Executive Chairman as final global settlement of any and all outstanding matters related to Anthony Macaluso’s ownership and control relationship in Soapbox Mobile, including any and all claims he may have individually related to or on behalf of Soapbox Mobile in any capacity held by him formerly or currently. The Company agreed to total consideration of $755,000 which included the $155,000 received related to the original Option Agreement from June 2011 (See also note 10 – “Related Party Transactions” and Note 6 “Intangible Assets” – Software License).

11.   Fair Value

The Company’s financial instruments at September 30, 2012 consist principally of notes payable and convertible debentures. Notes payable and convertible debentures are financial liabilities with carrying values that approximate fair value.  The Company determines the fair value of notes payable and convertible debentures based on the effective yields of similar obligations.

The Company believes all of the financial instruments’ recorded values approximate fair market value because of their nature and respective durations.

The Company complies with the provisions of ASC No. 820-10 (“ASC 820-10”), “Fair Value Measurements and Disclosures.”  ASC 820-10 relates to financial assets and financial liabilities. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, which  are developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes the best available information in measuring fair value. The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis as follows:

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012:
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities
Obligation on patent acquisitions	-	$87,500	-	$87,500
Convertible debentures	-	$3,507,033	-	$3,507,033

September 30, 2011:
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities
Obligation on patent acquisitions	-	$163,680	-	$163,680

12.   Stockholders’ Equity

Common Stock

The holders of the Company's common stock are entitled to one vote per share of common stock held.

During the year ended September 30, 2012, the Company issued a total of 2,290,000 shares of its common stock of which 1,850,000 shares were issued through the exercise of warrants for $318,000, 200,000 shares of its common stock were issued for the acquisition of the Anywhere software license as discussed in Note 6 and was valued at $46,000, and 240,000 were issued to a consultant for financial advisory services valued at $43,200.

During the year ended September 30, 2011, the Company issued a total of 6,505,500 shares of its common stock of which 944,316 shares were issued through the cashless exercise of 1,000,000 warrants previously granted to Peltz as discussed below, 3,625,000 shares were issued to three officers, a director, and outside legal counsel for services rendered valued at $3,047,000; 1,212,500 shares were issued to a former director of the Company through various warrant exercises in consideration of $16,600 in cash, and 723,684 shares to a shareholder in full settlement of a dispute. The 723,684 shares were valued at $651,315, which was charged to operations and included in net loss from settlement of indebtedness.

Warrants

As indicated in Note 9, the Company issued warrants to fifty-three investors to purchase a total of 8,624,000 shares of the Company’s common stock at a price of $0.25 per share. The warrants expire at various dates through September 2015. During the year ended September 30, 2012, one investor exercised warrants to purchase 1,000,000 shares of common stock at $0.25 per share. Also during the year, a consultant exercised warrants to purchase 850,000 shares of the Company’s common stock at $0.08 per share.

In March 2012, the Company agreed to modify the terms of warrants granted to a consultant under a new agreement that replaced a prior agreement in June 2011 to purchase 1,000,000 shares of the Company's common stock. Under the modified terms, the exercise price was reduced from $0.80 per share to $0.40 per share and the expiration date of the warrants was extended from June 14, 2014 to December 14, 2014.  The Company recognized consultant’s compensation expense during the period of $53,600 on the modification.

On September 30, 2011, the Company modified the terms of certain warrants previously granted to a shareholder. Under the modified terms, the expiration date for warrants to purchase 1,750,000 shares of the Company’s common stock at a price of $1.00 per share was extended one year to December 13, 2012, the expiration date for warrants to purchase 1,750,000 shares of the Company’s common stock at a price of $1.00 per share was extended one year to January 7, 2013,  As the fair value of these warrants based upon their modified term were less than their respective fair value when originally granted, the Company did not recognize any additional compensation. In consideration for the modification, the shareholder agreed to cancel 2,750,000 stock options previously granted with an exercise price of $1.50 per share.

During the year ended September 30, 2011, the Company replaced warrants to purchase 1,000,000 shares of its common stock at $0.75 per share which has previously expired with new warrants with the same terms expiring on September 3, 2013. The Company treated the replaced warrant as a new grant and valued the 1,000,000 warrants at $35,725 using a binomial option model with a trading price of $0.28 per share, volatility of 102.9321%, a risk free interest rate of 1%, and a forfeiture discount factor.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Options

On April 22, 2008, the Company adopted its 2008 Stock Option Plan (the “Plan”). Under the Plan, the Company reserved 8,800,000 shares of its common stock to be issued to employees, directors, consultants, and advisors. The exercise price under the Plan cannot be less than the fair market value of the shares on date of grant. In 2008, the Company granted options to employees and consultants to purchase a total of 8,675,000 shares of the Company’s common stock at price per share of $1.375 per share. The options expire three years from date of vesting, which is as follows:

Number of
Vesting Date	Options
July 28, 2008	6,000,000
July 28, 2009	1,320,000
July 28, 2010	1,355,000
8,675,000

The 6,000,000 options that vest on July 28, 2008 were granted to the Company’s executive chairman. These 8,675,000 options were valued at $544,790 using the Black-Sholes Option Model based upon an expected life of 3 years, risk free interest rate of 2.90%, and expected volatility of 94%. At the date of grant, the Company’s common stock had a market value of $.25 per share. The Company is charging the $544,790 to operations as compensation expense based upon the vesting of the respective options. In June 2011, 3,000,000 options granted to the Company’s executive chairman were returned and canceled. The remaining 3,000,000 options granted to him expired in July 2011.

In December 2010 our Board of Directors adopted the 2010 Stock Plan (“2010 Plan”) to provide common stock option grants to selected employees, non-employee directors, consultants and advisors.  The total number of shares subject to the 2010 Plan is 25,000,000. The 2010 Plan is administered by our Board of Directors; pursuant to the 2010 Plan the Board granted 9,655,000 options to employees at an exercise price of $0.90 per share expiring three years from the date of the grant. The 9,655,000 options were valued at $1,078,705 under a Binomial Option Model using a trading price of $0.90 per share, risk free interest rate of 1.03%, volatility of 106%, and a forfeiture discount factor.

In May and June 2011, the Company granted options to Mr. Macaluso and Mr.  Orsini to purchase a total of 9,750,000 shares of the Company’s common stock at prices ranging from $0.63 per share to $0.90 per share expiring five years from the date of grant (see Note 12). The 9,750,000 options were valued at $928,932 under a Binomial Option Model using trading prices ranging from $063 to $0.65 per share, a risk free interest rates ranging from 1.64% to 1.83%, volatility of 100% and a forfeiture discount factor. The $1,075,969 will be charged to operations over the respective options’ vesting schedule which commenced in September 2011.

On June 28, 2011, the Company granted options to its outside legal counsel to purchase 750,000 shares of the Company common stock at a purchase price of $0.65 expiring five years from date of grant. The 750,000 options were valued at $45,019 under a Binomial Option Model using a trading price of $0.50 per share, a risk free interest rate of 1.59%, volatility of 100%, and a forfeiture discount factor. The options vest over a nine month period commencing July 1, 2011.

On June 28, 2011, the Company granted options to a consultant to purchase 1,000,000 shares of the Company common stock at a purchase price of $0.80 expiring three years from date of grant. The 1,000,000 options were valued at $60,100 under a Binomial Option Model using a trading price of $0.50 per share, a risk free interest rate of .72%, volatility of 100%, and a forfeiture discount factor. The options were immediately vested on date of grant, and the Company charged the $60,100 to operations.

On July 13, 2011, the Company granted options to two consultants to purchase a total of 5,000,000 shares of the Company common stock at a purchase price of $0.55 expiring one year from date of grant. The 5,000,000 options were valued at $320,500 under a Binomial Option Model using a trading price of $0.48 per share, a risk free interest rate of .59%, volatility of 103%, and a forfeiture discount factor. The options were immediately vested on date of grant, and the Company charged the $320,500 to operations.

On July 13, 2011, the Company granted options to two employees to purchase a total of 1,750,000 shares of the Company common stock at purchase prices ranging from $0.65 to $0.90 per share expiring five years from date of grant. The 1,750,000 options were valued at $106,761 under a Binomial Option Model using a trading price of $0.48 per share, a risk free interest rate of 1.39%, volatility of 103%, and a forfeiture discount factor. The $106,761 will be charged to operations over the respective options’ vesting schedule which commences in July 2012.

On August 8, 2011, the Company granted options to two directors to each purchase 200,000 shares of the Company common stock at a purchase price of $0.331per share expiring five years from date of grant. The 400,000 options were valued at $20,430 under a Binomial Option Model using a trading price of $0.34 per share, a risk free interest rate of 1.13%, volatility of 102%, and a forfeiture discount factor. The $10,215 will be charged to operations when the option grant vests on August 8, 2012.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 22, 2011, the Company granted options to an employee to purchase a total of 1,000,000 shares of the Company common stock at purchase prices ranging from of $0.65 to $0.90 per share expiring five years from date of grant. The 1,000,000 options were valued at $33,616 under a Binomial Option Model using a trading price of $0.27 per share, a risk free interest rate of .82%, volatility of 103%, and a forfeiture discount factor. The $33,616 will be charged to operations over the respective options’ vesting schedule, which commences in July 2012.

On September 22, 2011, the Company granted options to a consultant to purchase a total of 300,000 shares of the Company common stock at $0.50 per share expiring three years from date of grant. The 300,000 options were valued at $9,690 under a Binomial Option Model using a trading price of $0.27 per share, a risk free interest rate of .32%, volatility of 103%, and a forfeiture discount factor. The $9,690 will be charged to operations when the option grant vests in December 2011.

On September 26, 2011, the Company granted options to Mr. Quinn to purchase a total of 1,500,000 shares of the Company common stock at prices ranging from $0.65 to $0.90 per share expiring five years from date of grant. The 1,500,000 options were valued at $53,500 under a Binomial Option Model using a trading price of $0.30 per share, a risk free interest rate of .96%, volatility of 103%, and a forfeiture discount factor. The $53,500 will be charged to operations over the respective options’ vesting schedule which commences in September 2012.

On November 1, 2011, the Company granted options to a director to purchase 200,000 shares of the Company’s common stock at $0.225 per share. The Company valued the options at $6,410 using a Binomial Option model based upon an expected life of 5 years, a risk free interest rate of 0.90%, expected volatility of 102.42%, and a forfeiture discount factor. At the date of grant, the Company’s common stock had a trading price of $0.22 per share. The Company is charging the $6,410 to operations as compensation expense based upon the vesting of the respective options.

On August 23, 2012, the Company granted options to three directors to purchase a total of 550,000 shares of the Company’s common stock at $0.325 per share. The Company valued the options at $26,716 using a Binomial Option model based upon an expected life of 5 years, a risk free interest rate of 0.71%, expected volatility of 100.95%, and a forfeiture discount factor. At the date of grant, the Company’s common stock had a trading price of $0.30 per share. The Company is charged the $26,716 to operations as compensation expense based upon the vesting of the respective options.

During the year ended September 30, 2012, the Company recognized stock-based compensation of $448,991 on the vesting of 6,700,666 options including 1,150,000 options granted to three directors, 1,500,000 options granted to the Company’s Executive Chairman, 1,500,000 options granted to the Company’s President 500,000 options granted to the Company’s Chief Financial Officer, 1,550,666 options granted to employees and 500,000 options granted to the Company’s outside legal counsel.

A summary of outstanding stock warrants and options is as follows:

	Number	Weighted Average
	of Shares	Exercise Price
Outstanding – September 30, 2010	47,411,820	$.97
Granted	31,105,000	$.78
Exercised	(2,262,500)	$(.04)
Cancelled	(26,443,334)	$(1.11)
Outstanding – September 30, 2011	49,810,986	$.82
Granted	9,743,920	$.23
Exercised	(1,850,000)	$(.17)
Cancelled	(2,378,311)	$(.32)
Outstanding – September 30, 2012	55,326,595	$.75

Of the 55,326,595 options and warrants outstanding, 46,827,261 are fully vested and currently available for exercise.

13.   Commitments and Contingency

Operating Leases

The Company leases office space in Encinitas, California; Rogers, Arkansas; Jersey City, New Jersey; and Boise, Idaho. The Encinitas lease expires on May 31, 2013. The Rogers office is leased for a term of five years, effective January 1, 2012. The Boise lease expires on October 14, 2012, and if not formally extended, will automatically renew on a month-to-month basis.  The Jersey City lease expires on June 30, 2016 and the Company has the option to lease the Jersey City offices for

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

an additional five years. In addition to paying rent, the Company is also required to pay its pro rata share of the property’s operating expenses.  Rent expense for the year ended September 30, 2012 and 2011 was $205,638 and $121,681, respectively. Minimum future rental payments under non-cancellable operating leases with terms in excess of one year as of September 30, 2012 for the next five years and in the aggregate are:

2013	$153,090
2014	155,546
2015	158,237
2016	131,925
2017	11,608
$610,406

Licensing Fee Obligations

The Company has entered into various licensing agreements that require the Company to pay fees to the licensors on revenues earned by the Company utilizing the related license. The amounts paid on each license vary depending on the terms of the related license.

14.    Subsequent Events

As part of a private offering that began in September of 2012, the Company on October 5, 2012 received a total of $688,000 in consideration for issuing convertible notes and warrants to purchase 1,376,000 shares of the Company’s common stock to 21 investors.  The notes bear interest at a rate of 10% per annum and interest is payable semi-annually. Principal and any unpaid accrued interest are fully due on October 5, 2014. Outstanding principal is convertible into shares of the Company’s common stock at a conversion rate of $0.50 per share. The warrants are exercisable at price of $0.25 per share and expire on October 5, 2015. The offering was complete on October 5, 2012 and was fully subscribed for $3,000,000.

On October 8, 2012, the Company formed Single Touch Interactive R & D IP, Inc. (“R&D”), a wholly owned subsidiary of the Company. Subsequent to its formation, the Company transferred all of its intellectual properties to R&D.

On November 27, 2012 The Company entered into a Settlement and Mutual Special Release with the Company’s Executive Chairman as final global settlement of any and all outstanding matters related to Anthony Macaluso’s ownership and control relationship in Soapbox Mobile, including any and all claims he may have individually related to or on behalf of Soapbox Mobile in any capacity held by him formerly or currently. The Company agreed to total consideration of $755,000, which included the $155,000 received related to the original Option Agreement from June 2011 (See also note 10 – “Related Party Transactions” and Note 6 “Intangible Assets” – Software License).

In November 2012, the Company modified the terms of stock options granted to certain employees, officers, directors, and active 3rd party service providers. Under the modified terms, the Company reduced the number of shares to be purchased under these option grants from a total of 17,134,334 shares to a total of 14,534,934 shares with a reduction in the purchase price on these grants from original prices ranging from $1.375 to $0.90 per share to $0.469 per share. A breakdown of the modified grants is as follows:

	Shares under	Shares under
	Original	Modified
	Grant	Grant
Employees	5,809,334	4,914,934
Officers and directors	11,300,000	9,600,000
Outside legal counsel	25,000	20,000
	17,134,334	14,534,934

In addition to reducing the number of options previously granted at the reduced purchase price, Messrs. Macaluso and Orsini voluntarily agreed to amend their stock options to defer vesting of already vested options related to their employment agreements and half of their unvested options for an additional six months.

SINGLE TOUCH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 15, 2012 our Executive Chairman granted an option to purchase up to 3,750,000 shares personally held by him, at an exercise price of $0.295 per share to a consultant in connection with a Consulting Agreement between the Company’s Executive Chairman and the consultant for which the Company is receiving a direct benefit from the services rendered by the consultant. Further, the personal grant by the Executive Chairman also included a registration rights agreement whereby the Company is obligated to register the shares underlying the options at its expense.  Pursuant to the Agreement, the option vested immediately and expires two years from the date of grant. Additionally, services are to be rendered by the consultant for a period equal to the life of the option; as a result, the fair value of the option will be amortized on a straight line basis over the two year life of the grant.

On December 6, 2012, the Company granted options to its Executive Chairman to purchase 2,099,400 shares of its common stock at a price of $0.469 per share. Also on the same date the Company granted options to an employee to purchase 500,000 shares of its common stock a price of $0.469 per share. The 2,599,400 options immediately vest and expire on December 1, 2017.  At the date of grant, the Company’s common stock had a trading price of $0.465 per share.

On December 7, 2012 our Executive Chairman granted a further option to purchase up to 2,000,000 shares personally held by him, at an exercise price of $0.48 per share to the aforementioned consultant in connection with a Consulting Agreement between the Company’s Executive Chairman and the consultant for which the Company is receiving a direct benefit from the services rendered by the consultant. Further, the personal grant by the Executive Chairman also included a registration rights agreement whereby the Company is obligated to register the shares underlying the options at its expense.  Pursuant to the Agreement, the option vested immediately and expires two years form the date of grant. Additionally, services are to be rendered by the consultant for a period equal to the life of the option as a result, the fair value of the option will be amortized on a straight line method over the two year life of the grant.

On December 10, 2012, the Company granted its new director, Jonathan Sandelman, options to purchase 200,000 shares of the Company’s common stock at a purchase price of $0.446 per share. The option grant expires in five years.  The options granted to Mr. Sandelman were pursuant to Mr. Sandelman’s appointment letter agreement. The agreement provides for annual grants to Mr. Sandelman of 200,000 five year stock options and an annual cash stipend of $20,000 that will be paid quarterly.  At the date of grant, the Company’s common stock had a trading price of $0.40 per share.

Single Touch Systems Inc.
PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$613
Legal fees and expenses	$33,000
Accountants’ fees and expenses	$14,000
Miscellaneous fees	$1,338

Total	$49,001

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our certificate of incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

We have entered into indemnification agreements with our (outside) directors and our Chief Financial Officer.

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation, as amended, provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. Notwithstanding this provision the DGCL does not permit us to eliminate personal liability for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit.

We have directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, our directors or officers, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage to certain situations where we cannot directly provide indemnification under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that, although the validity and scope of the governing statutes have not been tested in court in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The securities that we issued or sold within the past three fiscal years and were not registered with the Securities and Exchange Commission are described below.

1. From December 13, 2009 through January 7, 2010, we issued to Mike Robert 3,500,000 shares of common stock for $825,000 in cash. In connection with this private offering, we issued to Mike Robert warrants to purchase 3,500,000 shares at an exercise price of $1.00 per share, half expiring on December 13, 2011 and half expiring on January 7, 2012. These warrants were extended on September 30, 2011 pursuant to the terms of a Settlement, Mutual Release & Discharge with Mr. Robert; half expired on December 13, 2012 and half expired on January 7, 2013.

2. On March 12, 2010, we issued a $500,000 convertible note to Mike Robert for $500,000 cash. In connection with this private offering, we issued to Mike Robert warrants to purchase 1,000,000 shares at an exercise price of $0.75 per share, expiring on March 21, 2012. On August 11, 2010, Mike Robert converted the principal of and accrued interest on the note into 1,419,370 shares of common stock at the stated conversion price of $0.37 per share. The warrants were extended on September 30, 2011, pursuant to the terms of a Settlement, Mutual Release & Discharge with Mr. Robert, to expire on September 3, 2013.

3. On June 28, 2010, Anthony Macaluso converted $1,101,919 of the principal balance of a $2,319,512 promissory note (which Single Touch Interactive, Inc. had issued to him on July 24, 2008) into 13,773,992 shares of our common stock, at the stated conversion rate $0.08 per share.

4. On June 28, 2010 Single Touch Interactive, Inc. issued a new $155,531 convertible promissory note to Anthony Macaluso in lieu of $123,581 of accrued compensation (net of payroll taxes) plus the $31,950 of accrued but unpaid interest from a prior $2,319,512 convertible promissory note. The new note was convertible into our common stock at $0.37 per share and was subsequently paid with no portion converted to common stock.

5. On June 28, 2010, Activate, Inc. converted the principal balance of its $73,445 promissory note into 918,063 shares of our common stock, at the stated conversion rate of $0.08 per share.

6. In connection with the conversion described in Paragraph 5, on June 28, 2010 Single Touch Interactive, Inc. issued a new $633,651 convertible promissory note to Activate, Inc. in lieu of $345,567 of principal and accrued interest on prior loan advances, $279,787 of principal and accrued interest on a purchased promissory note, and the $8,297 of accrued but unpaid interest on the converted $73,445 convertible promissory note. The new note was convertible into our common stock at $0.37 per share and was subsequently paid with no portion converted to common stock.

7. On June 29, 2010, we issued 1,607,521 shares of common stock to four persons in exchange for cancellation of indebtedness (including accrued interest) of $596,345, representing an effective conversion rate of $0.37 per share. One of the persons was our director James Cassina, to whom we issued 606,768 shares in exchange for cancellation of indebtedness (including accrued interest) of $224,511.

8. On July 7, 2010, Nicole Macaluso converted $1,217,592 of the principal balance of a promissory note (which we had issued to Anthony Macaluso on July 24, 2008) into 15,219,904 shares of our common stock, at the stated conversion rate $0.08 per share.

9. On July 16, 2010, we issued 8,225,339 shares of common stock and 2,056,334 common stock warrants (exercisable for $1.00 per share cash and expiring on July 15, 2013), to 29 accredited investors for an aggregate of $6,169,005. Each detachable unit consisting of four shares and one warrant was sold for $3.00. In connection therewith, the compensation we paid to our placement agent Gar Wood Securities, LLC included issuing to it and its affiliates 169,528 of such common stock warrants.

10. On August 19, 2010, we issued Peltz Capital Management, LLC 22,500 shares of our common stock upon a net-exercise of 25,000 warrants.

11. On September 7, 2010, we issued Peltz Capital Management, LLC 90,698 shares of our common stock upon a net-exercise of 100,000 warrants.

12. On September 30, 2010, we issued 1,000,000 shares of common stock to Fort Ashford Funds, LLC in connection with a settlement agreement.

13. On October 29, 2010, we issued Peltz Capital Management, LLC 91,753 shares of our common stock upon a net-exercise of 100,000 warrants.

14. On November 9, 2010, we issued Peltz Capital Management, LLC 92,000 shares of our common stock upon a net-exercise of 100,000 warrants.

15. On December 1, 2010, we issued Peltz Capital Management, LLC 182,222 shares of our common stock upon a net-exercise of 200,000 warrants.

16. On December 6, 2010, we issued 3,000,000 shares of our common stock to Anthony Macaluso. The shares could not be resold or transferred before June 23, 2012.

17. In December 2010 our Board of Directors adopted the 2010 Stock Plan (“2010 Plan”) to provide common stock option grants to selected employees, non-employee directors, consultants and advisors. The total number of shares subject to the 2010 Plan was 15,000,000 (and has been increased, on June 1, 2011, to 25,000,000). The 2010 Plan is administered by our Board of Directors; pursuant to the 2010 Plan the Board granted 9,655,000 options to employees, non-employee directors and consultants in December 2010 at an exercise price of $0.90 per share expiring three years from the date of the grant.

18. On December 9, 2010, we issued 723,684 shares of our common stock to Ted Cooper as a consideration for a mutual general release of claims.

19. On January 11, 2011, we issued Peltz Capital Management, LLC 180,000 shares of our common stock upon a net-exercise of 200,000 warrants.

20. On February 17, 2011, we issued Peltz Capital Management, LLC 176,119 shares of our common stock upon a net-exercise of 200,000 warrants.

21. On April 12, 2011, we issued Peltz Capital Management, LLC 222,222 shares of our common stock upon a net-exercise of 250,000 warrants.

22. On May 16, 2011, the Board granted 4,500,000 options under the 2010 Plan to James Orsini.

23. On June 1, 2011, the Board granted 5,250,000 options under the 2010 Plan to Anthony Macaluso.

24. On June 7, 2011, we issued 665,000 shares of our common stock to Laurence Dunn upon his exercise of warrants and payment of the $6,650 aggregate exercise price.

25. On June 28, 2011, the Board granted 750,000 options under the 2010 Stock Plan to a service provider.

26. On June 28, 2011, the Board granted 1,000,000 options to a consultant.

27. On July 13, 2011, the Board granted 1,000,000 options under the 2010 Stock Plan to an employee.

28. On July 13, 2011, the Board granted 750,000 options under the 2010 Stock Plan to an employee.

29. On July 13, 2011, the Board granted 3,000,000 options under the 2008 Stock Option Plan to a consultant.

30. On July 13, 2011, the Board granted 2,000,000 options under the 2010 Plan to a consultant.

31. From November 14, 2011 through February 28, 2012, we issued convertible promissory notes with an aggregate principal amount of $2,000,000, and warrants to purchase an aggregate of 4,000,000 shares of common stock, to private investors (including Stephen Baksa) for an aggregate of $2,000,000 cash. The notes bear interest at 10% per annum, matured one year after issuance, and were convertible into our common stock at $0.50 per share at the option of the holder. We had the right to prepay the notes on 10 days' written notice. The warrants expire three years after issuance; the exercise price of the warrants is $0.25 per share. The warrants do not allow for cashless exercise. Beginning September 2012,  Holders representing $1,700,000 of the issued notes agreed to modify their outstanding notes and warrants at the our request. The modified notes bear interest at a rate of 10% per annum. Principal and any unpaid accrued interest are fully due on September 7, 2014. Outstanding principal is convertible into shares of our common stock at a conversion rate of $0.50 per share. The warrants are exercisable at price of $0.25 per share and expire on September 7, 2015. The modifications are consistent with the terms of the notes and warrants issued in our September 2012 offering which was completed in October 2012.

32. On January 5, 2012, we issued Peltz Capital Management, LLC 100,000 shares of our common stock upon a cash exercise of 100,000 warrants at $0.08 per share.

33. On February 9, 2012, we issued Peltz Capital Management, LLC 200,000 shares of our common stock upon a cash exercise of 200,000 warrants at $0.08 per share.

34. On March 30, 2012, we were granted a perpetual license to utilize the “Anywhere” software and related source code from Soapbox Mobile, Inc. (“Soapbox”). Under the terms of the underlying agreement, we issued 200,000 shares of our common stock to Soapbox and paid $30,000 in April 2012. All of the consideration paid was distributed to eight individuals comprising all of the common shareholders of Soapbox pursuant to instruction from Soapbox.

35. On May 7, 2012, an investor exercised 1,000,000 warrants for $250,000 in cash and received 1,000,000 shares of common stock.

36. Beginning September 7, 2012 and concluding on October 5, 2012 we issued an aggregate of $3,000,000 in convertible notes to 64 purchasers. The notes mature two years from the date of issuance and bear 10% interest per annum payable semiannually.  The notes can be prepaid without penalty at our option upon 15 days prior written notice to the holder.  The principal is convertible, at the option of the holder, into our common stock at $0.50 per share. The notes include standard default terms. In these transactions, we also issued to each holder, for each $1,000 in note principal, a warrant exercisable for three years entitling the holder to purchase as many as 2,000 shares of common stock of the Company at $0.25 per share, resulting in an aggregate issuance of 6,000,000 warrants to the 64 note holders; the warrants do not allow for cashless exercise. The securities were issued to accredited investors only. In connection with these transactions we paid our placement agent a seven percent cash commission fee plus 480,000 three-year warrants to purchase our common shares, at $0.304 per share.

The offerings of the securities described in Paragraphs 1 through 36 above were exempt from registration under Section 3(a)(9) (in the case of conversions and net-exercises) or Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit No.	Description

3.1
Certificate of Incorporation of Hosting Site Network, Inc. (currently known as Single Touch Systems Inc.) Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form SB-2, filed November 8, 2001.

3.2
Certificate of Amendment to Certificate of Incorporation of Hosting Site Network, Inc. (currently known as Single Touch Systems Inc.) Incorporated by reference to Exhibit 3.2 to Post-Effective Amendment No. 3 to the registrant’s Registration Statement on Form SB-2, filed April 11, 2002.

3.3
Certificate of Amendment to Certificate of Incorporation of Hosting Site Network, Inc. (currently known as Single Touch Systems Inc.) Incorporated by reference to Exhibit 3.3 to the registrant’s Current Report on Form 8-K, filed July 31, 2008.

3.4
Amended and Restated Bylaws of Hosting Site Network, Inc. (currently known as Single Touch Systems Inc.) Incorporated by reference to Exhibit 3.3 to Post-Effective Amendment No. 2 to the registrant’s Registration Statement on Form SB-2, filed February 8, 2002.

5.1 *	Opinion of Stradling Yocca Carlson & Rauth.
10.1
Form of Single Touch Interactive, Inc. Warrant ($1.00 exercise price (post-adjustment), expires July 11, 2015).  A total of 5,000,000 Warrants (post-adjustment) on this form were issued to two persons in 2005. Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.2
Single Touch Interactive, Inc. Warrant, as amended and re-issued ($0.70 exercise price (post-adjustment), subject to Board resetting; expires July 11, 2015).  1,250,000 Warrants (post-adjustment) on this form were re-issued to Jordan Schur on June 12, 2007. Incorporated by reference to Exhibit 10.2.1 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.3
Services Agreement 20071210.103.C Between Single Touch Interactive, Inc. and AT&T Services, Inc. dated April 11, 2008. Incorporated by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K, filed January 14, 2010.

10.3.1
Amendment 20071210.103.A.001 to the Services Agreement 20071210.103.C Between Single Touch Interactive, Inc. and AT&T Services, Inc., dated March 20, 2009. Incorporated by reference to Exhibit 10.7 to the registrant’s Annual Report on Form 10-K, filed January 14, 2010.

10.3.2
Amendment 20071210.103.A.002 to Services Agreement 20071210.103.C Between Single Touch Interactive, Inc. and AT&T Services, Inc., dated October 25, 2010. Incorporated by reference to Exhibit 10.6.2 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.4+
2008 Stock Option Plan for Single Touch Systems Inc. (formerly Hosting Site Network, Inc.) Incorporated by reference to Exhibit 10.10 to the registrant’s Current Report on Form 8-K, filed July 31, 2008.

10.4.1+
Form of Notice of Stock Option Grant/Stock Option Agreement under 2008 Stock Option Plan. Incorporated by reference to Exhibit 10.7.1 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.5
Non-Exclusive Special Advisory Services Agreement between Peltz Capital Management, LLC and us, dated October 30, 2008. Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed November 5, 2008.

10.5.1
Form of Warrant issued by us in favor of Peltz Capital Management, LLC, dated October 30, 2008. Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed November 5, 2008. The form of Warrant is attached thereto as Exhibit A

Exhibit No.	Description

10.5.2
Form of Registration Rights Agreement between Peltz Capital Management, LLC and us, dated October 30, 2008. Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed November 5, 2008. The form of Registration Rights Agreement is attached thereto as Exhibit B.

10.5.3
Settlement and Release Agreement, among Peltz Capital Management, LLC, Anthony Macaluso and Single Touch Systems, Inc., effective September 29, 2010. Incorporated by reference to Exhibit 10.33 to the registrant’s Annual Report on Form 10-K, filed December 29, 2010.

10.6+	2009 Employee and Consultant Stock Plan. Incorporated by reference to Exhibit 4 to the registrant’s Registration Statement on Form S-8 (SEC File No. 333-163557), filed December 8, 2009.
10.6.1+
Form of stock grant acknowledgement letter under 2009 Employee and Consultant Stock Plan. Incorporated by reference to Exhibit 10.16.1 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.7
Form of Common Stock Purchase Agreement.  We entered into respective agreements on this form with 38 persons between January and May 2010 calling for the issuance of 9,735,132 shares of common stock. Incorporated by reference to Exhibit 10.22 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.7.1
Form of Warrant to Purchase Common Stock ($1.00 exercise price, expires 3 years from issuance).  A total of 100,273 Warrants were issued to our placement agent Gar Wood Securities, LLC and its affiliates on this form on May 10, 2010. Incorporated by reference to Exhibit 10.22.1 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.8
Form of Warrant to Purchase Common Stock ($1.00 exercise price, expires 3 years from issuance).  A total of 55,541 Warrants were issued to our placement agent Financial West Investment Group, Inc. and its affiliates on this form on May 28, 2010. Incorporated by reference to Exhibit 10.22.2 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.9
Convertible Promissory Note ($500,000) issued by us in favor of Mike Robert, dated March 12, 2010. Incorporated by reference to Exhibit 10.23 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.9.1
Warrant to purchase 1,000,000 shares ($0.75 exercise price, expires March 12, 2012), issued by us to Mike Robert, dated March 12, 2010. Incorporated by reference to Exhibit 10.24 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.10
Form of Common Stock Purchase Agreement.  We entered into respective agreements on this form with 29 persons in July 2010 calling for the issuance of units comprising a total of 8,225,339 shares of common stock and 2,056,334 Warrants. Incorporated by reference to Exhibit 10.29 to the registrant’s Registration Statement on Form S-1, filed November 12, 2010.

10.10.1
Form of Warrant to Purchase Common Stock ($1.00 exercise price, expires July 15, 2013).  A total of 2,056,334 Warrants on this form were issued to 27 persons on July 16, 2010.  Also, in connection therewith, the compensation we paid to our placement agent Gar Wood Securities, LLC included issuing to it and its affiliates 169,528 Warrants on this form. Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, filed July 21, 2010.

Exhibit No.	Description

10.11+	2010 Stock Option Plan. Incorporated by reference to Exhibit 10.32 to the registrant’s Annual Report on Form 10-K, filed December 29, 2010
10.11.1+	Certificate regarding amendment of 2010 Stock Plan. Incorporated by reference to Exhibit 10.32.1 to the registrant’s registration statement on Form S-1, filed June 24, 2011.
10.11.2+
Form of Notice of Stock Option Grant/Stock Option Agreement under 2010 Stock Plan. Incorporated by reference to Exhibit 10.32.2 to the registrant’s registration statement on Form S-1, filed June 24, 2011

10.12+	Employment letter agreement, between James Orsini and us, dated March 10, 2011. Incorporated by reference to Exhibit 10.1 to the registrant's Quarterly Report on Form 10-Q, filed May 16, 2011
10.12.1+
Amendment of employment letter agreement, between James Orsini and us, dated May 16, 2011. Incorporated by reference to Exhibit 10.33.1 to the registrant’s registration statement on Form S-1, filed June 24, 2011.

10.13+
Employment letter agreement, between Anthony Macaluso and us, dated June 3, 2011, as of June 1, 2011. Incorporated by reference to Exhibit 10.34 to the registrant’s registration statement on Form S-1, filed June 24, 2011.

10.14+
Board of Directors Service Letter Agreement between Richard S. Siber and us dated August 8, 2011. Incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q, filed February 13, 2012.

10.15+
Board of Directors Service Letter Agreement between Stuart R. Levine and us dated August 8, 2011. Incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q, filed February 13, 2012.

10.16+	Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q, filed February 13, 2012.
10.17+
Employment letter agreement and Restricted Stock Issuance Agreement, between John Quinn and us, dated September 26, 2011. Incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q, filed February 13, 2012.

10.18+
Board of Directors Service Letter Agreement between Stephen D. Baksa and us dated November 1, 2011. Incorporated by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 10-Q, filed February 13, 2012.

10.19
Form of Warrant replacing Stock Option in favor of Pharmacy Management Strategies LLC, dated June 28, 2011. Incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q, filed May 18, 2012.

10.20
Option Agreement between Anthony Macaluso and us dated June 30, 2011, together with amendments dated September 30, 2011 and December 28, 2011. Incorporated by reference to Exhibit 10.32 to the registrant’s Registration Statement on Form S-1, filed February 28, 2012.

10.20.1+
Settlement Agreement and Mutual Special Release between Anthony Macaluso and us dated November 27, 2012.  Incorporated by reference to Exhibit 10.24.1 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

10.21
Settlement, Mutual Release and Discharge between Mike Robert and us, dated September 30, 2011. Incorporated by reference to Exhibit 10.33 to the registrant’s Registration Statement on Form S-1, filed February 28, 2012.

10.22
Form of Convertible Promissory Note. We entered into respective agreements on this form of note with 8 persons in November 2011 through February 2012 for an aggregate principal amount of $2,000,000. In each case the maturity date is one year after the issuance date. Incorporated by reference to Exhibit 10.34 to the registrant’s Registration Statement on Form S-1, filed February 28, 2012.

10.22.1
Form of Amendment to Convertible Promissory Note. We entered into an amendment, on this form, with 6 of the 9 original note holders.  Incorporated by reference to Exhibit 10.26.1 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

Exhibit No.	Description

10.22.2
Form of Warrant to Purchase Common Stock ($0.25 exercise price). We issued a total of 4,000,000 Warrants on this form to 9 persons in November 2011 through February 2012. Incorporated by reference to Exhibit 10.34.1 to the registrant’s Registration Statement on Form S-1, filed February 28, 2012.

10.22.3
Form of Amendment to Warrant. We entered into an amendment, on this form, with 6 of the 9 original warrants holders.  Incorporated by reference to Exhibit 10.26.3 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

10.23
Settlement Agreement and Mutual General Release, among Soapbox Mobile, Inc. with, by and including all Common Shareholders collectively and individually and us, effective March 30, 2012. Incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q, filed May 18, 2012.

10.23.1
Perpetual Exclusive License Agreement among Soapbox Mobile, Inc. and us, effective March 30, 2012. Incorporated by reference to Exhibit 10.1.1 to the registrant’s Quarterly Report on Form 10-Q, filed May 18, 2012.

10.24
Form of Warrant  to Purchase Common Stock ($0.305 exercise price). We issued a total of 480,000 Warrants on this form to Taglich Brothers, Inc. for services as placement agent on a private offering.  Incorporated by reference to Exhibit 10.28 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

10.24.1
Form of Common Stock Purchase Agreement.  We entered into respective agreements on this form with a total of 64 investors in September and October 2012 calling for the issuance of units comprising a total of $3,000,000 in convertible notes and 6,000,000 Warrants.  Incorporated by reference to Exhibit 10.28.1 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

10.24.2
Form of Convertible Note issued for a total of $3,000,000 with a total of 64 investors in September and October 2012.  Incorporated by reference to Exhibit 10.28.2 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

10.24.3
Form of Warrant to Purchase Common Stock ($0.25 exercise price). We issued a total of 6,000,000 Warrants on this form with a total of 64 investors in September and October 2012.  Incorporated by reference to Exhibit 10.28.3 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

10.25+
Board of Directors Service Letter Agreement between Jonathan E. Sandelman and us dated December 10, 2012.  Incorporated by reference to Exhibit 10.29 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

10.26
Registration Rights Agreements with Peltz Capital Management LLC, dated October 15, 2012 and December 7, 2012.  Incorporated by reference to Exhibit 10.30 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.

21	List of Subsidiaries. Incorporated by reference to Exhibit 21 to the registrant's Annual Report on Form 10-K, filed January 2, 2013.
23.1*	Consent of Weaver, Martin & Samyn LLC, independent registered public accounting firm.
23.2*	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages hereof).
101.INS**	XBRL Instance Document.
101.SCH**	XBRL Taxonomy Extension Schema Document.
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.
____________

*	Filed herewith
**	Furnished herewith
+	Each of these Exhibits constitutes a management contract, compensatory plan, or arrangement.

(b)	Financial Statement Schedules.

The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,
(ii) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale before such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately before such date of first use.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No.  3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on February 28 , 2013.

SINGLE TOUCH SYSTEMS INC.

By:	/s/ James Orsini
Name:	James Orsini
Title:	Chief Executive Officer and President
(Principal Executive Officer)

/s/ John Quinn
Name:	John Quinn
Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors of Single Touch Systems Inc. (the “Registrant”), hereby severally constitute and appoint James Orsini, with full powers of substitution and resubstitution, our true and lawful attorney, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.  3 to Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Date: February 28 , 2013	/s/ Anthony Macaluso *
Anthony Macaluso, Chairman and Director

Date: February 28 , 2013	/s/ James Orsini
James Orsini, Director and Principal Executive Officer

Richard Siber, Director

Date: February 28 , 2013	/s/ Stuart R. Levine *
Stuart R. Levine, Director

Date: February 28 , 2013	/s/ Stephen D. Baksa *
Stephen D. Baksa, Director

Date: February 28 , 2013	/s/ Jonathan E. Sandelman *
Jonathan E. Sandelman, Director

*Signed by James Orsini as his attorney-in-fact.